Exhibit 1.1

Execution Version

FOURTH AMENDED AND RESTATED

REVOLVING LOAN AGREEMENT

dated as of January 14, 2016

among

AVALONBAY COMMUNITIES, INC.,

as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, an Issuing Bank and a Bank

JPMORGAN CHASE BANK, N.A., and WELLS FARGO BANK, N.A.

as an Issuing Bank, a Bank and Syndication Agent,

BARCLAYS BANK PLC, DEUTSCHE BANK AG NEW YORK BRANCH,
GOLDMAN SACHS BANK USA, MORGAN STANLEY SENIOR FUNDING, INC. and
UBS SECURITIES LLC,
as a Documentation Agent,

PNC BANK, NATIONAL ASSOCIATION, SUNTRUST BANK and
THE BANK OF NEW YORK MELLON,
as a Managing Agent,

BRANCH BANKING AND TRUST COMPANY,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and TD BANK, N.A.,
as a Co-Agent,

THE OTHER BANKS SIGNATORY HERETO,

each as a Bank,

and

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, and
WELLS FARGO SECURITIES, LLC,

as Joint Bookrunners and Joint Lead Arrangers,

i

TABLE OF CONTENTS

(continued)

v

EXHIBITS

EXHIBIT A	-	Authorization Letter
EXHIBIT B	-	Ratable Loan Note
EXHIBIT B-1	-	Bid Rate Loan Note
EXHIBIT C	-	Information Regarding Material Affiliates
EXHIBIT D	-	Solvency Certificate
EXHIBIT E	-	Assignment and Acceptance
EXHIBIT F	-	Designation Agreement
EXHIBIT G-1	-	Bid Rate Quote Request
EXHIBIT G-2	-	Invitation for Bid Rate Quotes
EXHIBIT G-3	-	Bid Rate Quote
EXHIBIT G-4	-	Borrower’s Acceptance of Bid Rate Quote
EXHIBIT H	-	Acceptance Letter
EXHIBIT I	-	Form of Guaranty
EXHIBIT J-1	-	Form of U.S. Tax Compliance Certificate
EXHIBIT J-2	-	Form of U.S. Tax Compliance Certificate
EXHIBIT J-3	-	Form of U.S. Tax Compliance Certificate
EXHIBIT J-4	-	Form of U.S. Tax Compliance Certificate

SCHEDULES

SCHEDULE 1	-	Loan Commitments
SCHEDULE 2.16		Existing Letters of Credit

FOURTH AMENDED AND RESTATED REVOLVING LOAN AGREEMENT dated as of January 14, 2016 (this “Agreement”) among AVALONBAY COMMUNITIES, INC., a corporation organized and existing under the laws of the State of Maryland (“Borrower”); JPMORGAN CHASE BANK, N.A. (“JPMC”), BANK OF AMERICA, N.A. or any successor thereto (in its individual capacity and not as Administrative Agent, “Bank of America”), WELLS FARGO BANK, N.A. (“WFB”), and the other lenders signatory hereto, as Banks; and BANK OF AMERICA, N.A., as administrative agent for the Banks (in such capacity, together with its successors in such capacity, “Administrative Agent”; JPMC, Bank of America, WFB, the other lenders signatory hereto, such other lenders who from time to time become Banks pursuant to Section 2.19, 3.07 or 12.05 and, if applicable, any of the foregoing lenders’ Designated Lender, each a “Bank” and collectively, the “Banks”).

Borrower, JPMC, WFB, Bank of America, certain of the Banks and the Administrative Agent entered into that certain Third Amended and Restated Revolving Loan Agreement, dated as of September 29, 2011, as amended by Amendment No. 1 dated as of December 30, 2012 and Amendment No. 2 dated as of February 20, 2013 (the “2011 Credit Agreement”) and now desire to amend and restate the 2011 Credit Agreement in its entirety in accordance with the terms and provisions contained herein.  Accordingly, in consideration of the premises and the mutual agreements, covenants and conditions hereinafter set forth, Borrower, Administrative Agent and each of the Banks agree as follows:

ARTICLE I

DEFINITIONS; ETC.

Section 1.01                            Definitions.  As used in this Agreement the following terms have the following meanings:

“Absolute Bid Rate” has the meaning specified in Section 2.02(c)(2).

“Absolute Bid Rate Loan” means a Bid Rate Loan bearing interest at the Absolute Bid Rate.

“Absolute Rate Auction” means a solicitation of Bid Rate Quotes setting forth Absolute Bid Rates pursuant to Section 2.02.

“Acceptance Letter” has the meaning specified in Section 2.19.

“Accordion Amount” means, at any time, $500,000,000.

“Acquisition” means the acquisition by Borrower, directly or indirectly, of an interest in multi-family real estate.

“Acquisition Asset” means any improved real property asset that has been owned by the Borrower, its Consolidated Businesses or any UJV for fewer than eighteen (18) months, unless the Borrower has made a one-time election (by written notice to the Administrative Agent) to no longer treat such asset as an Acquisition Asset for purposes of this Agreement.

“Additional Costs” has the meaning specified in Section 3.01.

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Agent’s Office” means Administrative Agent’s address located at Agency Management, Port Orchard BC, 1497 Olney Avenue SE, Port Orchard WA 98366-4035, or such other address in the United States as Administrative Agent may designate by written notice to Borrower and the Banks.

“Affiliate” means, with respect to any Person (the “first Person”), any other Person (1) which directly or indirectly controls, or is controlled by, or is under common control with the first Person; or (2) 10% or more of the beneficial interest in which is directly or indirectly owned or held by the first Person.  The term “control” means the possession, directly or indirectly, of the power, alone, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning specified in the preamble.

“Applicable Lending Office” means, for each Bank and for its LIBOR Loan, Bid Rate Loan(s) or Base Rate Loan, as applicable, the lending office of such Bank (or of an Affiliate of such Bank) designated as such on its signature page hereof or in the applicable Assignment and Acceptance, or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to Administrative Agent and Borrower as the office by which its LIBOR Loan, Bid Rate Loan(s) or Base Rate Loan, as applicable, is to be made and maintained.

“Applicable Margin” means, with respect to Base Rate Loans and LIBOR Loans (and for purposes of determining the Banks’ L/C Fee Rate under Section 2.16(f)), the respective rates per annum determined at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the following table (any change in Borrower’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin):

Range of Borrower’s Credit Rating (S&P/Moody’s or other agency equivalent)	Applicable Margin for Base Rate Loans (% per annum)	Applicable Margin for LIBOR Loans (% per annum)
A/A2 or higher	0.00	0.80
A-/A3	0.00	0.825
BBB+/Baa1	0.00	0.90
BBB/Baa2	0.00	1.00
BBB-/Baa3	0.20	1.20
Below BBB- or unrated/ Below Baa3 or unrated	0.55	1.55

“Assignee” has the meaning specified in Section 12.05.

“Assignment and Acceptance” means an Assignment and Acceptance, substantially in the form of EXHIBIT E, pursuant to which a Bank assigns and an Assignee assumes rights and obligations in accordance with Section 12.05.

“Authorization Letter” means a letter agreement executed by Borrower in the form of EXHIBIT A.

“Available Total Loan Commitment” has the meaning specified in Section 2.01(b).

“Bank” and “Banks” have the respective meanings specified in the preamble; provided, however, that the term “Bank” shall exclude each Designated Lender when used in reference to a Ratable Loan, the Loan Commitments or terms relating to the Ratable Loans and the Loan Commitments.

“Bank of America” has the meaning specified in the preamble.

“Bank Parties” means Administrative Agent, the Issuing Banks and the Banks.

“Banking Day” means (1) any day on which commercial banks are not authorized or required to close in New York City and (2) whenever such day relates to a LIBOR Loan, a LIBOR Bid Rate Loan, an Interest Period with respect to a LIBOR Loan or a LIBOR Bid Rate Loan, or notice with respect to a LIBOR Loan or a LIBOR Bid Rate Loan or a LIBOR Auction, a day on which dealings in Dollar deposits are also carried out in the London interbank market and banks are open for business in London.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (1) the Federal Funds Rate for such day plus .50%, (2) the Prime Rate for such day or (3) the LIBOR Base Rate for an Interest Period of one month for such day plus 1.0%.

“Base Rate Loan” means all or any portion (as the context requires) of a Bank’s Ratable Loan which shall accrue interest at a rate determined in relation to the Base Rate.

“Bid Borrowing Limit” means sixty-five percent (65%) of the Total Loan Commitment.

“Bid Rate Loan” has the meaning specified in Section 2.01(c).

“Bid Rate Loan Note” has the meaning specified in Section 2.08.

“Bid Rate Quote” means an offer by a Bank to make a Bid Rate Loan in accordance with Section 2.02.

“Bid Rate Quote Request” has the meaning specified in Section 2.02(a).

“Borrower” has the meaning specified in the preamble.

“Borrower’s Accountants” means Ernst & Young, or such other accounting firm(s) of nationally-recognized standing selected by Borrower and reasonably acceptable to the Administrative Agent.

“Borrower’s Credit Rating” means the rating assigned from time to time to Borrower’s unsecured and unsubordinated long-term indebtedness by, respectively, S&P, Moody’s and/or one or more other nationally-recognized rating agencies reasonably approved by Administrative Agent.  If such a rating is assigned by only one (1) such rating agency, it must be either S&P or Moody’s.  If such a rating is assigned by two (2) such rating agencies, at least one (1) must be S&P or Moody’s, and

“Borrower’s Credit Rating” shall be the higher of said ratings, except if the aforesaid ratings are greater than one (1) rating level apart, in which case “Borrower’s Credit Rating” shall be the average of said ratings.  If such a rating is obtained from more than two (2) such rating agencies, “Borrower’s Credit Rating” shall be the higher of the lowest two (2) ratings, if at least one (1) of such two (2) is either S&P or Moody’s; if neither of the two (2) lowest ratings is from S&P or Moody’s, then “Borrower’s Credit Rating” shall be the lower of the ratings from S&P and Moody’s.  Unless such indebtedness of Borrower is rated by either S&P or Moody’s, “Borrower’s Credit Rating” shall be considered unrated for purposes of this Agreement.

“Borrower’s Principals” means the officers and directors of Borrower at any applicable time.

“Borrower’s Share of UJV Combined Outstanding Indebtedness” means the sum of the indebtedness of each of the UJVs contributing to UJV Combined Outstanding Indebtedness multiplied by Borrower’s respective beneficial fractional interests in each such UJV.

“Capitalization Value” means, as of the end of any calendar quarter, the sum, without double-counting, of (1) Combined EBITDA attributable to Wholly-Owned Assets (other than Acquisition Assets and Construction-in-Process) (less all leasing commissions and management and development fees, net of any expenses applicable thereto, contributing to such Combined EBITDA) for such quarter annualized (i.e., multiplied by four (4)), capitalized at a rate of 6.00% per annum (i.e., divided by 6.00%), (2) Combined EBITDA attributable to Borrower’s beneficial interest in the UJV’s (other than with respect to Acquisition Assets or Construction-in-Process) (less all leasing commissions and management and development fees, net of any expenses applicable thereto, contributing to such Combined EBITDA) for such quarter annualized (i.e., multiplied by four (4)), capitalized at a rate of 6.00% per annum (i.e., divided by 6.00%), (3) such leasing commissions and management and development fees for such quarter as were subtracted from Combined EBITDA pursuant to clauses (1) and (2) above, annualized, (i.e., multiplied by four (4)), capitalized at a rate of 15% per annum (i.e., divided by 15%), (4) unrestricted Cash and Cash Equivalents of Borrower and its Consolidated Businesses, as of the end of such quarter, as reflected in Borrower’s Consolidated Financial Statements; provided that no such unrestricted Cash and Cash Equivalents will be added to Capitalization Value if such unrestricted Cash and Cash Equivalents have been deducted from Total Outstanding Indebtedness or Secured Indebtedness in the calculation of the financial covenants in Section 8.01 or Section 8.04, (5) the aggregate book value (on a cost basis) of land held for future development and Construction-in-Process of Borrower and its Consolidated Businesses plus Borrower’s beneficial interest in the book value (on a cost basis) of land held for future development and Construction-in-Process of the UJVs (after taking into account any impairments recognized in Borrower’s financial statements in the immediately preceding fiscal quarter), (6) the aggregate book value (on a cost basis) of Acquisition Assets of Borrower and its Consolidated Businesses plus Borrower’s beneficial interest in the book value (on a cost basis) of Acquisition Assets of the UJVs (after taking into account any impairments recognized in Borrower’s financial statements in the immediately preceding fiscal quarter), (7) the value (at the lower of cost or market in accordance with GAAP) of Performing Notes held by Borrower and its Consolidated Businesses, and (8) Eligible Cash 1031 Proceeds;

provided that the sum of items (2), (5) and (7) above shall not exceed 30% of Capitalization Value.

“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Cash and Cash Equivalents” means (1) cash, (2) direct obligations of the United States Government, including, without limitation, treasury bills, notes and bonds, (3) interest-bearing or discounted obligations of federal agencies and government-sponsored entities or pools of such instruments offered by Approved Banks and dealers, including, without limitation, Federal Home Loan  Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass through certificates, Federal National Mortgage Association bonds and notes, and Federal Farm Credit System securities, (4) time deposits, domestic and eurodollar certificates of deposit, bankers’ acceptances, commercial paper rated at least A-1 by S&P and P-1 by Moody’s and/or guaranteed by an Aa rating by Moody’s, an AA rating by S&P or better rated credit, floating rate notes, other money market instruments and letters of credit each issued by Approved Banks, (5) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures and loan participations, each of which is rated at least AA by S&P and/or Aa2 by Moody’s and/or guaranteed by an Aa rating by Moody’s, an AA rating by S&P or better rated credit, (6) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody’s and /or SP-1 by S&P and /or guaranteed by an irrevocable letter of credit of an Approved Bank, (7) repurchase agreements with major banks and primary government security dealers fully secured by the United States Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping and (8) real estate loan pool participations, guaranteed by an AA rating given by S&P or an Aa2 rating given by Moody’s or better rated credit. For purposes of this definition, “Approved Bank” means a financial institution which has (x) (A) a minimum net worth of $500,000,000 and/or (B) total assets of at least $10,000,000,000 and (y) a minimum long-term debt rating of A+ by S&P or A1 by Moody’s.

“Closing Date” means the date this Agreement has been executed by all parties.

“Cash Collateral” has the meaning specified in Section 2.16(h); and “Cash Collateralize” shall mean to pledge and deposit Cash Collateral with the Administrative Agent.

“Code” means the Internal Revenue Code of 1986, as amended, including the rules and regulations promulgated thereunder.

“Combined Debt Service” means, for any period of time, (1) Borrower’s share of total debt service (including principal) paid or payable by Borrower and its Consolidated Businesses during such period (other than debt service on construction loans until completion of the relevant construction and other capitalized interest) plus a deemed annual capital expense charge of $150 per apartment unit owned by Borrower or its Consolidated Businesses plus (2) Borrower’s beneficial interest in the sum of (a) total debt service (including principal) paid or payable by the UJVs during such period (other than debt service on construction loans until completion of the relevant construction and other capitalized interest) plus (b) a deemed annual capital expense charge of $150 per apartment unit owned by the UJVs plus (3) preferred dividends and distributions paid or payable by Borrower and its Consolidated Businesses during such period plus (4) non-cash interest expense with respect to convertible debt of the Borrower and its Consolidated Businesses during such period.

“Combined EBITDA” means, for any period of time, the sum, without duplication, of (1) Borrower’s share of revenues less operating expenses, general and administrative expenses and property taxes before Interest Expense, income taxes, gains or losses on the sale of real estate and/or marketable securities and depreciation and amortization for Borrower and its Consolidated Businesses, and adjusted to exclude gains and losses from extraordinary or non-recurring items, extinguishment or forgiveness of debt, write-ups or write-downs, acquisition costs for consummated acquisitions, non-cash revenue and non-cash expense attributable to straight lining of rents and (2) Borrower’s beneficial interest in revenues less operating expenses, general and administrative expenses and property taxes before Interest Expense, income taxes, gains or losses on the sale of real estate and/or marketable securities and depreciation and amortization (after eliminating appropriate intercompany amounts) applicable to each of the UJVs, and adjusted to exclude gains and losses from extraordinary or non-recurring items, extinguishment or forgiveness of debt, write-ups or write-downs, acquisition costs for consummated acquisitions, non-cash revenue and non-cash expense attributable to straight lining of rents, in all cases as reflected in Borrower’s Consolidated Financial Statements.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Business” means, individually, each Affiliate of Borrower who is or should be included in Borrower’s Consolidated Financial Statements in accordance with GAAP.

“Consolidated Financial Statements” means, with respect to any Person, the consolidated balance sheet and related consolidated statement of operations, accumulated deficiency in assets and cash flows, and footnotes thereto, of such Person, prepared in accordance with GAAP.

“Consolidated Outstanding Indebtedness” means, as of any time, Borrower’s share of all indebtedness and liability for borrowed money, secured or unsecured, of Borrower and its Consolidated Businesses, including mortgage and other notes payable but excluding any indebtedness which is margin indebtedness on cash and cash equivalent securities, all as reflected in Borrower’s Consolidated Financial Statements.

“Consolidated Tangible Net Worth” means, at any date, Borrower’s share of the consolidated stockholders’ equity of Borrower and its Consolidated Businesses less their consolidated Intangible Assets, all determined as of such date.  For purposes of this definition, “Intangible Assets” means with respect to any such intangible assets, the amount (to the extent reflected in determining such consolidated stockholders’ equity) of (1) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve (12) months after the acquisition of such business) subsequent to September 30, 1994 in the book value of any asset (other than real property assets) owned by Borrower or a Consolidated Business and (2) all debt discount and expense, deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets (in each case, not adjusted for depreciation).

“Construction-in-Process” means a property on which construction of improvements (excluding non-revenue generating capital expenditures and excluding costs incurred prior to construction, all as set forth in related quarterly financial statements or supplemental financial information attached thereto) has commenced and is proceeding to completion in the ordinary course but has not yet been completed (as such completion shall be evidenced by a temporary or permanent certificate of occupancy permitting use of such property by the general public).  Any such property shall be treated as Construction-in-Process until 12 months from the date of completion (as evidenced by a certificate of occupancy or its equivalent permitting use of such property by the general public), unless the Borrower has made a one-time election (by written notice to the Administrative Agent) to no longer treat such property as Construction-in-Process for purposes of this Agreement.

“Contingent Obligations” means, without duplication, Borrower’s share of (1) any contingent obligations of Borrower or its Consolidated Businesses required to be shown on the balance sheet of Borrower and its Consolidated Businesses in accordance with GAAP and (2) any obligation required to be disclosed in the footnotes to Borrower’s Consolidated Financial Statements, guaranteeing partially or in whole any non-Recourse Debt, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of Borrower or any of its Consolidated Businesses or of any other Person.  The amount of any Contingent Obligation described in clause (2) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the net present value (using the Base Rate as a discount rate) of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder) or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming Borrower and/or one or more of its Consolidated Businesses is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent Borrower’s Consolidated Financial Statements required to be delivered pursuant to this Agreement.  Notwithstanding anything contained herein to the contrary, guarantees of completion, of environmental indemnities and of fraud, misappropriation and other “bad act” indemnities shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty shall be deemed to be a Contingent Obligation in an amount equal to any such claim.  Subject to the preceding sentence, (1) in the case of a joint and several guaranty given by Borrower or one of its Consolidated Businesses and another Person (but only to the extent such guaranty is recourse, directly or indirectly to Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash and Cash Equivalents to secure all or any part of such Person’s guaranteed obligations and (2) in the case of joint and several guarantees given by a Person in which Borrower owns an interest (which guarantees are non-recourse to Borrower), to the extent the guarantees, in the aggregate, exceed 10% of Capitalization Value, the amount in excess of 10% shall be deemed to be a Contingent Obligation of Borrower.  Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall be deemed not to include guarantees of unadvanced funds under any indebtedness of Borrower or its Consolidated Businesses or of construction loans to the extent the same have not been drawn.  All matters constituting “Contingent Obligations” shall be calculated without duplication.

“Continue”, “Continuation” and “Continued” refer to the continuation pursuant to Section 2.12 of a LIBOR Loan as a LIBOR Loan from one Interest Period to the next Interest Period.

“Convert”, “Conversion” and “Converted” refer to a conversion pursuant to Section 2.12 of a Base Rate Loan into a LIBOR Loan or a LIBOR Loan into a Base Rate Loan, each of which may be accompanied by the transfer by a Bank (at its sole discretion) of all or a portion of its Ratable Loan from one Applicable Lending Office to another.

“Debt” means (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (2) obligations as lessee under Capital Leases; (3) current liabilities in respect of unfunded vested benefits under any Plan; (4) obligations in respect of letters of credit issued for the account of any Person; (5) all obligations arising under bankers’ or trade acceptance facilities; (6) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; (7) all obligations secured by any Lien on property owned by the Person whose Debt is being measured, whether or not the obligations have been assumed; and (8) all obligations under any agreement providing for contingent participation or other hedging mechanisms with respect to interest payable on any of the items described above in this definition.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

“Default Rate” means a rate per annum equal to: (1) with respect to Base Rate Loans, a variable rate 2% above the rate of interest then in effect thereon; and (2) with respect to LIBOR Loans and Bid Rate Loans, a fixed rate 2% above the rate(s) of interest in effect thereon (including the Applicable Margin or the LIBOR Bid Margin, as the case may be) at the time of Default until the end of the then current Interest Period therefor and, thereafter, a variable rate 2% above the rate of interest for a Base Rate Loan.

“Defaulting Lender” means, subject to Section 2.20(b), any Bank that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder,  including in respect of its Loans or participations in respect of Letters of Credit, within three Banking Days of the date required to be funded by it hereunder unless such Bank notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Bank’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Banking Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority.  Notwithstanding anything to the contrary in clauses (a) though (c) above, any determination by the Administrative Agent that a Bank is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Lender (subject to Section 2.20(b) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, and each Bank.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Lender” means a special purpose corporation that (i) shall have become a party to this Agreement pursuant to Section 12.16 and (ii) is not otherwise a Bank.

“Designating Lender” has the meaning specified in Section 12.16.

“Designation Agreement” means an agreement in substantially the form of EXHIBIT F, entered into by a Bank and a Designated Lender and accepted by Administrative Agent.

“Disposition” means a sale (whether by assignment, transfer or Capital Lease) of an asset.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Elect” and “Election” refer to election, if any, by Borrower pursuant to Section 2.12 to have all or a portion of an advance of the Ratable Loans be outstanding as LIBOR Loans.

“Eligible Cash 1031 Proceeds” means the cash proceeds held by a “qualified intermediary” from the sale of real property of Borrower and its Consolidated Businesses, which proceeds are intended to be used by such qualified intermediary to acquire one or more “replacement properties” that are of “like-kind” to such real property in an exchange that qualifies as a tax-free exchange under Section 1031 of the Code, and no portion of which proceeds Borrower or any Affiliate has the right to receive, pledge, borrow or otherwise obtain the benefits of until such time as provided under the applicable “exchange agreement” (as such terms in quotations are defined in Treasury Regulations Section 1.1031(k)-1(g)(4) (the “Regulations”)) or until such exchange is terminated.  Upon the cash proceeds no longer being held by such qualified intermediary pursuant to the Regulations or otherwise no longer qualifying under the Regulations for like-kind exchange treatment, such proceeds shall cease being Eligible Cash 1031 Proceeds.

“Environmental Discharge” means any discharge or release of any Hazardous Materials in violation of any applicable Environmental Law.

“Environmental Law” means any applicable Law relating to pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the work place, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Notice” means any written complaint, order, citation or notice from any Person (1) affecting or relating to Borrower’s compliance with any Environmental Law in connection with any activity or operations at any time conducted by Borrower, (2) relating to (a) the existence of any Hazardous Materials contamination or Environmental Discharges or threatened Hazardous Materials contamination or Environmental Discharges at any of Borrower’s locations or facilities or (b) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof; or (3) relating to any violation or alleged violation by Borrower of any relevant Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower, or any trade or business which is under common control (within the meaning of Section 414(c) of the Code) with Borrower, or any organization which is required to be treated as a single employer with Borrower under Section 414(m) or 414(o) of the Code.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient  or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Loan Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loan or Loan Commitment (other than pursuant to an assignment request by the Borrower under Section 3.07) or (ii) such Bank changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.10(a) or (c), amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such

Recipient’s failure to comply with Section 3.10(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extension Option” and “Notice to Extend” have the respective meanings specified in Section 2.18.

“Facility Fee Rate” means the rate per annum determined, at any time, based on Borrower’s Credit Rating in accordance with the following table (any change in Borrower’s Credit Rating causing it to move into a different range on the table shall effect an immediate change in the Facility Fee Rate):

Borrower’s Credit Rating (S&P/Moody’s)	Facility Fee Rate (% per annum)
A/A2 or higher	0.10
A-/A3	0.125
BBB+/Baa1	0.15
BBB/Baa2	0.20
BBB-/Baa3	0.25
Below BBB- or unrated/ Below Baa3 or unrated	0.30

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any successor provisions thereof that are substantially comparable and not materially more onerous to comply with) and any regulations (whether temporary or proposed) that are issued thereunder and official governmental interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Banking Day next succeeding such day; provided that (a) if such day is not a Banking Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Banking Day as so published on the next succeeding Banking Day, (b) if no such rate is so published on such next succeeding Banking Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent and (c) if such rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the letter agreement, dated as of October 30, 2015, among the Borrower, JPMC and J.P. Morgan Securities LLC.

“Fiscal Year” means each period from January 1 to December 31.

“Foreign Bank” means any Bank that is organized under the Laws of a jurisdiction other than the United States or any State thereof.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been funded by such Bank, has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 5.13 (except for changes concurred in by Borrower’s Accountants).

“Good Faith Contest” means the contest of an item if: (1) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted; (2) reserves that are adequate based on reasonably foreseeable likely outcomes are established with respect to the contested item; (3) during the period of such contest, the enforcement of any contested item is effectively stayed, delayed or postponed; and (4) the failure to pay or comply with the contested item during the period of the contest is not likely to result in a Material Adverse Change.

“Governmental Approvals” means any authorization, consent, approval, license, permit, certification, or exemption of, registration or filing with or report or notice to, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, authority, central bank, regulatory body, court or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes or substances, as any of those terms are defined from time to time in or for the purposes of any relevant Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a) above, Other Taxes.

“Initial Advance” means the first advance of proceeds of the Loans.

“Interest Expense” means, for any period of time, Borrower’s share of the consolidated interest expense (without deduction of consolidated interest income, and excluding (x) interest expense on construction loans and (y) other capitalized interest expense in respect of either construction activity or construction loans, in any such case under clauses (x) or (y), only until completion of the relevant construction) of Borrower and its Consolidated Businesses, including, without limitation or duplication (or, to the extent not so included, with the addition of), (1) the portion of any rental obligation in respect of any Capital Lease obligation allocable to interest expense in accordance with GAAP; (2) the amortization of Debt discounts; (3) any expense, payments or fees (other than up-front fees) with respect to interest rate swap or similar agreements; and (4) the interest expense and items listed in clauses (1) through (3) above applicable to each of the UJVs multiplied by Borrower’s respective beneficial interests in the UJVs, in all cases as reflected in Borrower’s Consolidated Financial Statements.

“Interest Period” means, (1) with respect to any LIBOR Loan (other than a LIBOR Daily Floating Rate Loan), the period commencing on the date the same is advanced, Converted from a Base Rate Loan or Continued, as the case may be, and ending, as Borrower may select pursuant to Section 2.05, on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, or, with the consent of all Banks, 7 days thereafter, provided that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month; (2) with respect to any LIBOR Bid Rate Loan, the period commencing on the date the same is advanced and ending, as Borrower may select pursuant to Section 2.02, on the numerically corresponding day in the first, second or third calendar month thereafter, provided that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month; (3) with respect to any Absolute Bid Rate Loan, the period commencing on the date the same is advanced and ending, as Borrower may select pursuant to Section 2.02, provided, however, that each such period shall not be less than fourteen (14) days nor more than ninety (90) days and (4) with respect to any LIBOR Daily Floating Rate Loan, one day (as set forth in the definition of “LIBOR Daily Floating Rate”).

“Invitation for Bid Rate Quotes” has the meaning specified in Section 2.02 (b).

“IRS” means the Internal Revenue Service.

“Issuing Bank” means (a) each of Bank of America, JPMC, and WFB in its capacity as issuing bank of the Letters of Credit under the Letter of Credit facility described in Section 2.16, and (b) any other Bank reasonably acceptable to the Borrower and the Administrative Agent that agrees to issue Letters of Credit pursuant to this Agreement, in its capacity as issuing bank of the Letters of Credit under the Letter of Credit facility described in Section 2.16, and, in each case, including their respective successors in such capacities.  Any reference in this Agreement to the Issuing Bank shall be deemed to be a reference to the applicable Issuing Bank that has issued or is issuing, amending or extending the Letter of Credit in question or to each or all of the Issuing Banks hereunder, as the context may require.

“Issuing Bank Commitment Amount” means, as to any Issuing Bank, (a) $41,666,667 or (b) if such Issuing Bank has entered into an Assignment and Acceptance with respect to its Issuing Bank Commitment Amount, the amount set forth for such Issuing Bank as its Issuing Bank Commitment Amount in the Register maintained by the Administrative Agent pursuant to Section 12.05.

“JPMC” has the meaning specified in the preamble.

“Law” means any federal, state or local statute, law, rule, regulation, ordinance, order, code, or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative order, consent decree or judgment.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all unreimbursed drawings with respect to Letters of Credit.

“Letter of Credit” has the meaning specified in Section 2.16(a).

“LIBOR Auction” means a solicitation of Bid Rate Quotes setting forth LIBOR Bid Margins pursuant to Section 2.02.

“LIBOR Base Rate” means,

(a) for any Interest Period with respect to a LIBOR Loan or LIBOR Bid Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), as published on the applicable Bloomberg screen page at approximately 11:00 a.m., London time, two Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Banking Days prior to such date for Dollar deposits with a term of one month commencing that day; and

(c) if the LIBOR Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

provided that (x) in the event that the above referenced rate does not appear on such page or service or such page or service shall cease to be available, the LIBOR Base Rate shall be the rate per annum (carried to the fifth decimal place) equal to the rate reasonably determined by the Administrative Agent to be the offered rate on such day on such other page or other service that displays an average London interbank offered rate for deposits in Dollars (for delivery on a date two Business Days later) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period and (y) to the extent any such comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice.

“LIBOR Bid Margin” has the meaning specified in Section 2.02(c)(2).

“LIBOR Bid Rate” means the rate per annum equal to the sum of (1) the LIBOR Interest Rate for the LIBOR Bid Rate Loan and Interest Period in question and (2) the LIBOR Bid Margin.

“LIBOR Bid Rate Loan” means a Bid Rate Loan bearing interest at the LIBOR Bid Rate.

“LIBOR Daily Floating Rate” shall mean a fluctuating rate of interest equal to the London Interbank Offered Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time), as determined for each Banking Day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on such Banking Day) with a one month term, as adjusted from time to time in Administrative Agent’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs; provided that if such rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided that (x) in the event that such rate does not appear on such page or service or such page or service shall cease to be available, then such rate shall be the rate per annum (carried to the fifth decimal place) equal to the rate reasonably determined by the Administrative Agent to be the offered rate on such day on such other page or other service that displays an average London interbank offered rate for deposits in Dollars (for delivery on a date two Business Days later) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period and (y) to the extent any such comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice.  A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.  Interest shall be computed for the actual number of days which have elapsed, on the basis on a 360-day year.

“LIBOR Daily Floating Rate Loan” means all or any portion of a Ratable Loan bearing interest at the LIBOR Daily Floating Rate.

“LIBOR Interest Rate” means, for any LIBOR Loan or LIBOR Bid Rate Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to (x) for LIBOR Loans (other than LIBOR Daily Floating Rate Loans) and LIBOR Bid Rate Loans, the quotient of (1) the LIBOR Base Rate for such LIBOR Loan or LIBOR Bid Rate Loan, as the case may be, for the Interest Period therefor divided by (2) one minus the LIBOR Reserve Requirement for such LIBOR Loan or LIBOR Bid Rate Loan, as the case may be, for such Interest Period and (y) for LIBOR Daily Floating Rate Loans, the LIBOR Daily Floating Rate.

“LIBOR Loan” means all or any portion (as the context requires) of any Bank’s Ratable Loan which shall accrue interest at rate(s) determined in relation to LIBOR Interest Rate(s) (including the LIBOR Daily Floating Rate).

“LIBOR Reserve Requirement” means, for any LIBOR Base Rate Loan or LIBOR Bid Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period for such LIBOR Loan or LIBOR Bid Rate Loan under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the LIBOR Reserve Requirement shall also reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (1) any category of liabilities which includes deposits by reference to which the LIBOR Base Rate is to be determined as provided in the definition of “LIBOR Base Rate” in this Section 1.01 or (2) any category of extensions of credit or other assets which include loans the interest rate on which is determined on the basis of rates referred to in said definition of “LIBOR Base Rate”.

“Lien” means any mortgage, deed of trust, pledge, negative pledge, security interest, hypothecation, assignment for collateral purposes, deposit arrangement, lien (statutory or other), or other security agreement or charge of any kind or nature whatsoever of any third party (excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction to evidence any of the foregoing and carriers, warehousemen, mechanics and other similar inchoate liens that have not been insured against in a manner reasonably satisfactory to Administrative Agent).

“Loan” means, with respect to each Bank, collectively, its Ratable Loan and Bid Rate Loan(s).

“Loan Commitment” means, with respect to each Bank, the obligation to make a Ratable Loan, and to acquire participations in Letters of Credit, in the principal amount set forth in Schedule 1 (subject to change in accordance with the terms of this Agreement).

“Loan Documents” means this Agreement, the Notes, the Authorization Letter, the Solvency Certificate and any guaranty executed and delivered pursuant to clause (y) of the definition of “Unencumbered Assets” in Section 1.01.

“Material Adverse Change” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature, which does or could reasonably be expected to, on more than an interim basis, either (1) materially and adversely impair the ability of Borrower and its Consolidated Businesses, taken as a whole, to fulfill its material obligations under the Loan Documents or (2) cause a Default or an Event of Default.

“Material Affiliates” means the Affiliates of Borrower described on EXHIBIT C, together with (or excluding) any Affiliates of Borrower which are hereafter from time to time reasonably determined by Administrative Agent to be material (or no longer material), upon written notice to Borrower, based on the most recent Borrower’s Consolidated Financial Statements.

“Maturity Date” means April 30, 2020, subject to extension in accordance with Section 2.18.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan defined as such in Section 3(37) of ERISA to which contributions have been made by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“New Bank” and “New Note” have the respective meanings specified in Section 2.19.

“Note” and “Notes” have the respective meanings specified in Section 2.08.

“Obligations” means each and every obligation, covenant and agreement of Borrower, now or hereafter existing, contained in this Agreement, and any of the other Loan Documents, whether for principal, reimbursement obligations, interest, fees, expenses, indemnities or otherwise, and any amendments or supplements thereto, extensions or renewals thereof or replacements therefor, including but not limited to all indebtedness, obligations and liabilities of Borrower to Administrative Agent and any Bank now existing or hereafter incurred under or arising out of or in connection with the Notes, this Agreement, the other Loan Documents, and any documents or instruments executed in connection therewith; in each case whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, and including all indebtedness of Borrower, under any instrument now or hereafter evidencing or securing any of the foregoing.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” and “Participation” have the respective meanings specified in Section 12.05.

“Participant Register” has the meaning specified in Section 12.05.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Performing Notes” means mortgage notes and notes receivable which are not more than 30 days past due or otherwise in default; provided, that, in the case of mortgage notes and notes receivable that generate cash and non-cash payments, such mortgage notes and notes receivable shall be treated as Performing Notes whose value is determined solely by reference to the cash payments and references to the income generated by the Performing Notes shall include only the cash payments which have current payments payable in cash.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.

“presence”, when used in connection with any Environmental Discharge or Hazardous Materials, means and includes presence, generation, manufacture, installation, treatment, use, storage, handling, repair, encapsulation, disposal, transportation, spill, discharge and release.

“Prime Rate” means the variable per annum rate of interest designated from time to time by the Person serving as the Administrative Agent at its principal office as its “prime rate” (it being understood that the “prime rate” is a reference rate for pricing some loans based on various factors and does not necessarily represent the lowest or best rate being charged to any customer).  Any change in such prime rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Rata Share” means, for purposes of this Agreement and with respect to each Bank, a fraction, the numerator of which is the amount of such Bank’s Loan Commitment and the denominator of which is the Total Loan Commitment.

“Prohibited Transaction” means any transaction proscribed by Section 406 of ERISA or Section 4975 of the Code and to which no statutory or administrative exemption applies.

“Ratable Loan” has the meaning specified in Section 2.01(b).

“Ratable Loan Note” has the meaning specified in Section 2.08.

“Ratable Loan Notice” means a notice of (a) a borrowing of Ratable Loans, (b) a Conversion of Ratable Loans, or (c) a Continuation of LIBOR Loans, pursuant to Section 2.04 or Section 2.14, which shall be substantially in the form of Exhibit K or such other form as may be approved by the Administrative Agent  (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Recipient” means the Administrative Agent, any Bank or the Issuing Bank.

“Recourse Debt” means Debt, recourse for the satisfaction of which is not limited to specified collateral.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System.

“Regulatory Change” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.  Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street

Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. §2615.

“Requested Increase” has the meaning specified in Section 2.19.

“Required Banks” means at any time the Banks having Pro Rata Shares aggregating at least 51%; provided, however, if the Loan Commitments have been terminated, the “Required Banks” shall be the Banks holding at least 51% of the then aggregate unpaid principal amount of the Loans; provided that the Loan Commitment of, and the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Banks.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Revolving Credit Exposure” means, as to any Bank at any time, the aggregate principal amount at such time of its outstanding Ratable Loans and such Bank’s participation in L/C Obligations at such time.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Secured Indebtedness” means that portion of Total Outstanding Indebtedness that is secured by a Lien.

“Solvency Certificate” means a certificate in the form of EXHIBIT D, to be delivered by Borrower pursuant to the terms of this Agreement.

“Solvent” means, when used with respect to any Person, that the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person.

“S&P” means Standard and Poor’s Financial Services LLC, a division of McGraw-Hill Financial, Inc.

“Supplemental Fee Letter” means, collectively, the letter agreement, dated as of October 30, 2015, among Borrower, Bank of America and Merrill Lynch, Pierce, Fenner & Smith Incorporated and the letter agreement, dated as of October 30, 2015, among Borrower, WFB, and Wells Fargo Securities, LLC.

“Supplemental Note” has the meaning specified in Section 2.19.

“Syndication Agents” means JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A.

“Syndication Expiration Date” has the meaning specified in Section 2.19.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of taxes imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Loan Commitment” means an amount equal to the aggregate amount of all Loan Commitments (i.e., $1,500,000,000 as of the Closing Date, as the same may increase pursuant to Section 2.19 or decrease pursuant to Section 2.10.

“Total Outstanding Indebtedness” means, at any time, the sum, without duplication, of (1) Consolidated Outstanding Indebtedness; (2) Borrower’s Share of UJV Combined Outstanding Indebtedness; and (3) Contingent Obligations.

“UJV Combined Outstanding Indebtedness” means, as of any time, all indebtedness and liability for borrowed money, secured or unsecured, of the UJV’s, on a combined basis, including mortgage and other notes payable but excluding any indebtedness which is margin indebtedness on cash and cash equivalent securities, all as reflected in the balance sheets of each of the UJVs, prepared in accordance with GAAP.

“UJVs” means the unconsolidated joint ventures (including general and limited partnerships) in which Borrower owns a beneficial interest and which are accounted for under the equity method in Borrower’s Consolidated Financial Statements.

“Unencumbered” means, with respect to any asset, that such asset is not, and the direct or indirect interests of Borrower therein are not, subject to any negative pledge or Lien to secure all or any portion of Secured Indebtedness.

“Unencumbered Asset Value” means, as of the end of any calendar quarter, without duplication, (1) Unencumbered Wholly-Owned Combined EBITDA for such quarter, annualized (i.e., multiplied by four (4)), capitalized at a rate of 6.00% per annum (i.e., divided by 6.00%), plus (2)

Unencumbered Non-Wholly-Owned Combined EBITDA for such quarter, annualized (i.e., multiplied by four (4)), capitalized at a rate of 6.00% per annum (i.e., divided by 6.00%), plus (3) the aggregate book value (on a cost basis) of Unencumbered Land and Construction-in-Process (after taking into account any impairments recognized in Borrower’s financial statements in the immediately preceding fiscal quarter), plus (4) the aggregate book value (on a cost basis) of Unencumbered Assets of Borrower and its Consolidated Business which are Acquisition Assets plus Borrower’s beneficial interest in the book value (on a cost basis) of Unencumbered Assets of the UJVs that are Acquisition Assets (and for which Borrower substantially controls the financing and sale) (after taking into account any impairments recognized in Borrower’s financial statements in the immediately preceding fiscal quarter), plus (5) unrestricted Cash and Cash Equivalents of Borrower and its Consolidated Businesses, as of the end of such quarter, as reflected in Borrower’s Consolidated Financial Statements, to the extent the same are Unencumbered; provided that no such unrestricted Cash and Cash Equivalents will be added to Unencumbered Asset Value if such unrestricted Cash and Cash Equivalents have been deducted from Unsecured Indebtedness in the calculation of the financial covenant in Section 8.03, plus (6) the value of all Eligible Cash 1031 Proceeds resulting from the sale of Unencumbered Assets, to the extent the same are Unencumbered, plus (7) the value (at the lower of cost or market in accordance with GAAP) of Performing Notes held by Borrower and its Consolidated Businesses, to the extent the same are Unencumbered;

provided that the sum of clauses (2), (3) and (7) above shall not exceed 30% of Unencumbered Asset Value.

“Unencumbered Assets” are income-producing assets, reflected on Borrower’s Consolidated Financing Statements, owned (in whole or in part), directly or indirectly by Borrower which (1) are Unencumbered and (2) have been improved by buildings or other improvements that have been issued a certificate of occupancy (or its equivalent) and are fully operational.  Notwithstanding the foregoing, if an asset that would otherwise qualify as an Unencumbered Asset is owned by a Consolidated Business that has any Recourse Debt, such asset shall not constitute, and may not be treated as, an Unencumbered Asset unless and until the earlier to occur of (x) such Recourse Debt has been repaid in full in cash and all loan documents evidencing such Recourse Debt have been terminated and (y) such Consolidated Business executes and delivers to the Administrative Agent, for the benefit of the Administrative Agent and the Banks, a guaranty of the Obligations in substantially the form of Exhibit I attached hereto.

“Unencumbered Land and Construction-in-Process” means all land held for future development and Construction-in-Process reflected on Borrower’s Consolidated Financial Statements, which are wholly-owned, directly or indirectly, by Borrower and are Unencumbered.

“Unencumbered Non-Wholly-Owned Combined EBITDA” means that portion of Combined EBITDA attributable to Unencumbered Assets that are not Unencumbered Wholly-Owned Assets but for which the Borrower substantially controls the sale or financing of such Unencumbered Asset (assuming general and administrative expense is allocated proportionately to Unencumbered Assets).

“Unencumbered Wholly-Owned Assets” means Unencumbered Assets which are Wholly-Owned Assets.

“Unencumbered Wholly-Owned Combined EBITDA” means that portion of Combined EBITDA attributable to Unencumbered Wholly-Owned Assets (assuming general and administrative expense is allocated proportionately to Unencumbered Wholly-Owned Assets).

“Unsecured Indebtedness” means that portion of Total Outstanding Indebtedness that is not secured by a Lien.

“Unsecured Interest Expense” means that portion of Interest Expense relating to Unsecured Indebtedness.

“WFB” has the meaning specified in the preamble.

“Wholly-Owned Assets” means income-producing assets, which are reflected on Borrower’s Consolidated Financial Statements, and are wholly-owned, directly or indirectly, by Borrower.

Section 1.02         Accounting Terms.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision shall have been amended in accordance herewith.

Section 1.03         Computation of Time Periods.  Except as otherwise provided herein, in this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and words “to” and “until” each means “to but excluding”.

Section 1.04         Rules of Construction.  Except as provided otherwise, when used in this Agreement (1) “or” is not exclusive; (2) a reference to a Law includes any amendment, modification or supplement to, or replacement of, such Law; (3) a reference to a Person includes its permitted successors and permitted assigns; (4) all terms used in the singular shall have a correlative meaning when used in the plural and vice versa; (5) a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents; (6) all references to Articles, Sections or Exhibits shall be to Articles, Sections and Exhibits of this Agreement unless otherwise indicated; (7) “hereunder”, “herein”, “hereof” and the like refer to this Agreement as a whole; and (8) all Exhibits to this Agreement shall be incorporated into this Agreement.

ARTICLE II

THE LOANS

Section 2.01         Ratable Loans; Bid Rate Loans; Purpose.

(a)           Subject to the terms and conditions of this Agreement, the Banks agree to make loans to Borrower as provided in this Article II.

(b)           Each of the Banks severally agrees to make loans to Borrower (each such loan by a Bank, a “Ratable Loan”) in an amount up to its Loan Commitment, pursuant to which the Bank shall from time to time advance and re-advance to Borrower an amount equal to its Pro Rata Share of the excess (the “Available Total Loan Commitment”) of the Total Loan Commitment over the sum of (1) all previous advances (including Bid Rate Loans) made by the Banks which remain unpaid and (2) the outstanding amount of all Letters of Credit and unreimbursed drawings on all Letters of Credit; provided that after giving effect to such Ratable Loan, the Revolving Credit Exposure of any Bank shall not exceed its Loan Commitment.  Within the limits set forth herein, Borrower may borrow from time to time under this paragraph (b) and prepay from time to time pursuant to Section 2.09 (subject, however, to the restrictions on prepayment set forth in said Section), and thereafter re-borrow pursuant to this paragraph (b).  The Ratable Loans may be outstanding as (1) Base Rate Loans; (2) LIBOR Loans; or (3) a combination of the foregoing, as Borrower shall elect and notify Administrative Agent in accordance with Section 2.14.  Each LIBOR Loan, Bid Rate Loan and Base Rate Loan of each Bank shall be maintained at such Bank’s Applicable Lending Office.

(c)           In addition to Ratable Loans pursuant to paragraph (b) above, so long as Borrower’s Credit Rating is BBB- or higher by S&P or Baa3 or higher by Moody’s or an equivalent rating by another nationally-recognized rating agency, as reasonably approved by Administrative Agent, one or more Banks may, at Borrower’s request and in their sole discretion, make non-ratable loans which shall bear interest at the LIBOR Bid Rate or the Absolute Bid Rate in accordance with Section 2.02 (such loans being referred to in this Agreement as “Bid Rate Loans”).  Borrower may borrow Bid Rate Loans from time to time pursuant to this paragraph (c) in an amount up to the Available Total Loan Commitment at the time of the borrowing (taking into account any repayments of the Loans made simultaneously therewith) and shall repay such Bid Rate Loans as required by Section 2.08, and it may thereafter re-borrow pursuant to this paragraph (c); provided, however, that the aggregate outstanding principal amount of Bid Rate Loans at any particular time shall not exceed the Bid Borrowing Limit.

(d)           The obligations of the Banks under this Agreement are several, and no Bank shall be responsible for the failure of any other Bank to make any advance of a Loan to be made by such other Bank.  However, the failure of any Bank to make any advance of the Loan to be made by it hereunder on the date specified therefor shall not relieve any other Bank of its obligation to make any advance of its Loan specified hereby to be made on such date.

(e)           Borrower shall use the proceeds of the Loans for general capital and working capital requirements of Borrower and its Consolidated Businesses and UJVs (which shall include, but not be limited to, Acquisitions and/or costs incurred in connection with the development, construction or reconstruction of multi-family real estate properties).  In no event shall proceeds of the Loans or Letters of Credit be used, directly or indirectly, for purchasing or carrying margin stock (within the meaning of Regulation U) or in a manner that would violate Regulation T, Regulation U, or Regulation X, or in connection with a hostile acquisition.

Section 2.02         Bid Rate Loans.

(a)           When Borrower wishes to request offers from the Banks to make Bid Rate Loans, it shall transmit to Administrative Agent by facsimile a request signed by a Responsible Officer of the Borrower (a “Bid Rate Quote Request”) substantially in the form of EXHIBIT G-1 so as to be received not later than 12:00 noon (New York time) on (x) the fifth Banking Day prior to the date for funding of the LIBOR Bid Rate Loan(s) proposed therein in the case of a LIBOR Auction or (y) the second Banking Day prior to the date for funding of the Absolute Bid Rate Loan(s) proposed therein in the case of an Absolute Rate Auction, specifying:

(1)           the proposed date of funding of the Bid Rate Loan(s), which shall be a Banking Day;

(2)           the aggregate amount of the Bid Rate Loans requested, which shall be $5,000,000 or a larger integral multiple of  $500,000;

(3)           the duration of the Interest Period(s) applicable thereto, subject to the provisions of the definition of “Interest Period” in Section 1.01 and the provisions of Section 2.05; and

(4)           whether the Bid Rate Quotes requested are to set forth a LIBOR Bid Margin (to be used to compute the LIBOR Bid Rate) or an Absolute Bid Rate.

Borrower may request offers to make Bid Rate Loans for more than one (1) Interest Period in a single Bid Rate Quote Request.  No more than two (2) Bid Rate Quote Requests may be submitted by Borrower during any calendar month and no more than twenty-four (24) Bid Rate Quote Requests per year may be submitted by Borrower.

(b)           Promptly (the same day, if possible) upon receipt of a Bid Rate Quote Request, Administrative Agent shall send to the Banks by facsimile an invitation (an “Invitation for Bid Rate Quotes”) substantially in the form of EXHIBIT G-2, which shall constitute an invitation by Borrower to the Banks to submit Bid Rate Quotes offering to make Bid Rate Loans to which such Bid Rate Quote Request relates in accordance with this Section.

(c)           (1)           Each Bank may, but is not obligated to, submit a Bid Rate Quote containing an offer or offers to make Bid Rate Loans in response to any Invitation for Bid Rate Quotes.  Each Bid Rate Quote must comply with the requirements of this paragraph (c)

and must be submitted to Administrative Agent by facsimile not later than (x) 2:00 p.m. (New York time) on the fourth Banking Day prior to the proposed date of the LIBOR Bid Rate Loan(s) in the case of a LIBOR Auction or (y) 9:30 a.m. (New York time) on the Banking Day immediately preceding the proposed date of the Absolute Bid Rate Loan(s) in the case of an Absolute Rate Auction; provided that Bid Rate Quotes submitted by Administrative Agent (or any Affiliate of Administrative Agent) in its capacity as a Bank may be submitted, and may only be submitted, if Administrative Agent or such Affiliate notifies Borrower of the terms of the offer or offers contained therein not later than thirty (30) minutes prior to the deadline for the other Banks.  Any Bid Rate Quote so made shall (subject to Borrower’s satisfaction of the conditions precedent set forth in this Agreement to its entitlement to an advance) be irrevocable except with the written consent of Administrative Agent given on the instructions of Borrower.  Bid Rate Loans to be funded pursuant to a Bid Rate Quote may, as provided in Section 12.16, be funded by a Bank’s Designated Lender.  A Bank making a Bid Rate Quote shall, if then known, specify in its Bid Rate Quote whether the related Bid Rate Loans are intended to be funded by such Bank’s Designated Lender, as provided in Section 12.16, provided, however, that whether or not the same is specified in a Bank’s Bid Rate Quote, such Bank’s Bid Rate Loan(s) may be funded by its Designated Lender at the time of funding thereof.

(2)           Each Bid Rate Quote shall be in substantially the form of EXHIBIT G-3 and shall in any case specify:

(i)            the proposed date of funding of the Bid Rate Loan(s);

(ii)           the principal amount of the Bid Rate Loan(s) for which each such offer is being made, which principal amount (w) may be greater than or less than the Loan Commitment of the quoting Bank, (x) must be in the aggregate $5,000,000 or a larger integral multiple of $500,000, (y) may not exceed the principal amount of Bid Rate Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Bid Rate Loans for which offers being made by such quoting Bank may be accepted;

(iii)          in the case of a LIBOR Auction, the margin above or below the applicable LIBOR Interest Rate (the “LIBOR Bid Margin”) offered for each such LIBOR Bid Rate Loan, expressed as a percentage per annum (specified to the nearest 1/1,000th of 1%) to be added to (or subtracted from) the applicable LIBOR Interest Rate;

(iv)          in the case of an Absolute Rate Auction, the rate of interest, expressed as a percentage per annum (specified to the nearest 1/1,000th of 1%) (the “Absolute Bid Rate”), offered for each such Absolute Bid Rate Loan;

(v)           the applicable Interest Period; and

(vi)          the identity of the quoting Bank.

A Bid Rate Quote may set forth up to three (3) separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Bid Rate Quotes.

(3)           Any Bid Rate Quote shall be disregarded if it:

(i)            is not substantially in conformity with EXHIBIT G-3 or does not specify all of the information required by sub-paragraph (c)(2) above;

(ii)           contains qualifying, conditional or similar language (except for an aggregate limitation as provided in sub-paragraph  (c)(2)(ii) above);

(iii)          proposes terms other than or in addition to those set forth in the applicable Invitation for Bid Rate Quotes; or

(iv)          arrives after the time set forth in sub-paragraph (c)(1) above.

(d)           Administrative Agent shall (x) not later than 3:00 p.m. (New York time) on the fourth Banking Day prior to the proposed date of funding of the LIBOR Bid Rate Loan(s) in the case of a LIBOR Auction or (y) not later than 10:30 a.m. (New York time) on the Banking Day immediately preceding the proposed date of funding of the Absolute Bid Rate Loan(s) in the case of an Absolute Rate Auction, notify Borrower in writing of the terms of any Bid Rate Quote submitted by a Bank that is in accordance with paragraph (c).  In addition, Administrative Agent shall, on the Banking Day of its receipt thereof, notify Borrower in writing of any Bid Rate Quote that amends, modifies or is otherwise inconsistent with a previous Bid Rate Quote submitted by such Bank with respect to the same Bid Rate Quote Request.  Any such subsequent Bid Rate Quote shall be disregarded by Administrative Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote. Administrative Agent’s notice to Borrower shall specify (A) the aggregate principal amount of Bid Rate Loans for which offers have been received for each Interest Period specified in the related Bid Rate Quote Request, (B) the respective principal amounts, LIBOR Bid Margins and Absolute Bid Rates so offered and (C) if applicable, limitations on the aggregate principal amount of Bid Rate Loans for which offers in any single Bid Rate Quote may be accepted.

(e)           Not later than (x) 9:30 a.m. (New York time) on the third Banking Day prior to the proposed date of funding of the LIBOR Bid Rate Loan in the case of a LIBOR Auction or (y) 1:00 p.m. (New York time) on the Banking Day immediately preceding the proposed date of funding of the Absolute Bid Rate Loan in the case of an Absolute Rate Auction, Borrower shall notify Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to paragraph (d).  If Borrower fails to notify Administrative Agent of its acceptance of such offers, it shall be deemed to have rejected such offers.  A notice of acceptance shall be substantially in the form of EXHIBIT G-4 and shall specify the aggregate principal amount of offers for each Interest Period that are accepted.  Borrower may accept any Bid Rate Quote in whole or in part; provided that:

(i)            the principal amount of each Bid Rate Loan may not exceed the applicable amount set forth in the related Bid Rate Quote Request or be less than $500,000 per Bank and shall be an integral multiple of $100,000;

(ii)           acceptance of offers with respect to a particular Interest Period may only be made on the basis of ascending LIBOR Bid Margins or Absolute Bid Rates, as the case may be, offered for such Interest Period from the lowest effective cost; and

(iii)          Borrower may not accept any offer that is described in sub-paragraph (c)(3) or that otherwise fails to comply with the requirements of this Agreement.

(f)            If offers are made by two (2) or more Banks with the same LIBOR Bid Margins or Absolute Bid Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such offers are accepted shall be allocated by Administrative Agent among such Banks as nearly as possible (in multiples of $100,000, as Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Administrative Agent shall promptly (and in any event within one (1) Banking Day after such offers are accepted) notify Borrower and each such Bank in writing of any such allocation of Bid Rate Loans.  Determinations by Administrative Agent of the allocation of Bid Rate Loans shall be conclusive in the absence of manifest error.

(g)           In the event that Borrower accepts the offer(s) contained in one (1) or more Bid Rate Quotes in accordance with paragraph (e), the Bank(s) making such offer(s) shall make a Bid Rate Loan in the accepted amount (as allocated, if necessary, pursuant to paragraph (f)) on the date specified therefor, in accordance with the procedures specified in Section 2.04, and such Bid Rate Loan shall bear interest at the accepted LIBOR Bid Rate or Absolute Bid Rate, as the case may be, for the applicable Interest Period.

(h)           Notwithstanding anything to the contrary contained herein, each Bank shall be required to fund its Pro Rata Share of the Available Total Loan Commitment in accordance with Section 2.01(b) despite the fact that any Bank’s Loan Commitment may have been or may be exceeded as a result of such Bank’s making Bid Rate Loans.

(i)            A Bank who is notified that it has been selected to make a Bid Rate Loan as provided above may designate its Designated Lender (if any) to fund such Bid Rate Loan on its behalf, as described in Section 12.16.  Any Designated Lender which funds a Bid Rate Loan shall on and after the time of such funding become the obligee under such Bid Rate Loan and be entitled to receive payment thereof when due.  No Bank shall be relieved of its obligation to fund a Bid Rate Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded.

(j)            Administrative Agent shall promptly notify each Bank which submitted a Bid Rate Quote of Borrower’s acceptance or non-acceptance thereof.  At the request of any Bank which submitted a Bid Rate Quote, Administrative Agent will promptly notify all Banks which submitted Bid Rate Quotes of (a) the aggregate principal amount of, and (b) the range of Absolute Bid Rates or LIBOR Bid Margins of, the accepted Bid Rate Loans for each requested Interest Period.

Section 2.03         Advances, Generally.  The Initial Advance shall be in the minimum amount of $500,000 and in integral multiples of $100,000 above such amount and shall be made upon satisfaction of the conditions set forth in Section 4.01.  Subsequent advances shall be made no more frequently than twice weekly thereafter, upon satisfaction of the conditions set forth in Section 4.02.  The amount of each advance subsequent to the Initial Advance shall be in the minimum amount of $500,000 (unless less than $500,000 is available for disbursement pursuant to the terms hereof at the time of any subsequent advance, in which case the amount of such subsequent advance shall be equal to such remaining availability) and in integral multiples of $100,000 above such amount.  Additional restrictions on the amounts and timing of, and conditions to the making of, advances of Bid Rate Loans are set forth in Section 2.02.

Section 2.04         Procedures for Advances.  Advances of Ratable Loans hereunder may be requested by (A) telephone, or (B) a Ratable Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Ratable Loan Notice.  Each Ratable Loan Notice shall state the amount requested and certifying the purpose, in general terms, for which such advance is to be used, no later than 11:00 a.m. (New York time) on the date, (x) in the case of advances of Base Rate Loans and LIBOR Daily Floating Rate Loans, which is the same Banking Day as the advance is to be made, and (y), in the case of advances of LIBOR Loans (other than LIBOR Daily Floating Rate Loans), which is three (3) Banking Days, prior to the date the advance is to be made; provided, however, that if the Borrower wishes to request LIBOR Loans having an Interest Period other than one day or one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such borrowing, Conversion or Continuation, whereupon the Administrative Agent shall give prompt notice to the Banks of such request and determine whether the requested Interest Period is acceptable to all of them.  If Borrower so requests an Interest Period other than one day or one, two, three or six months in duration, not later than 11:00 a.m., three Business Days before the requested date of such borrowing, Conversion or Continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Banks.  In the case of advances of Bid Rate Loans hereunder, Borrower shall submit a Bid Rate Quote Request at the time specified in Section 2.02, accompanied by a certification of the purpose, in general terms, for which the advance is to be used.  Administrative Agent, on the Banking Day of its receipt and approval of the request for advance, will so notify the Banks either by telephone or by facsimile.  Not later than 11:00 a.m. (New York time) (or 2:00 p.m. (New York time) in the case of Base Rate Loans and LIBOR Daily Floating Rate Loans) on the date of each advance, each Bank (in the case of Ratable Loans) or the applicable Bank(s) (in the case of Bid Rate Loans) shall, through its Applicable Lending Office and subject to the conditions of this Agreement, make the amount to be advanced by it on such day available to Administrative Agent, at Administrative Agent’s Office and in immediately available funds for the account of Borrower.  The amount of the advance requested by the Borrower (or, if less, the portion of such requested amount that shall have been paid to the Administrative Agent by the Banks in accordance with the terms hereof) shall, subject to the conditions of this Agreement, be made available to Borrower, in immediately available funds, by Administrative Agent’s crediting an account of Borrower designated by Borrower and maintained with Administrative Agent at Administrative Agent’s Office.

Section 2.05         Interest Periods; Renewals.  In the case of the LIBOR Loans and Bid Rate Loans, Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.01, subject to the following limitations: (1) no Interest Period may extend beyond the Maturity Date; and (2) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day, unless such Banking Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Banking Day.  Only twenty (20) discrete segments of a Bank’s Ratable Loan bearing interest at a LIBOR Interest Rate, for a designated Interest Period, pursuant to a particular Election, Conversion or Continuation, may be outstanding at any one time (each such segment of each Bank’s Ratable Loan corresponding to a proportionate segment of each of the other Banks’ Ratable Loans).  Upon notice to Administrative Agent as provided in Section 2.14, Borrower may Continue any LIBOR Loan on the last day of the Interest Period of the same or different duration in accordance with the limitations provided above.  If Borrower shall fail to give notice to Administrative Agent of such a Continuation, such LIBOR Loan (other than a LIBOR Daily Floating Rate Loan) shall automatically become a LIBOR Loan with an Interest Period of one (1) month on the last day of the current Interest Period.  Administrative Agent shall notify each of the Banks, either by telephone or by facsimile, at least two (2) Banking Days prior to the termination of the Interest Period in question in the event of such failure by Borrower to give such notice of Continuation.  Any LIBOR Daily Floating Rate Loans shall automatically Continue as such on each successive day until the Borrower gives notice to Administrative Agent of the Conversion of such Loan to a LIBOR Loan with a different Interest Period or to a Base Rate Loan.

Section 2.06         Interest.  Borrower shall pay interest to Administrative Agent for the account of the applicable Bank on the outstanding and unpaid principal amount of the Loans, at a rate per annum as follows: (1) for Base Rate Loans at a rate equal to the Base Rate plus the Applicable Margin; (2) for LIBOR Loans at a rate equal to the applicable LIBOR Interest Rate plus the Applicable Margin; (3) for LIBOR Bid Rate Loans at a rate equal to the applicable LIBOR Bid Rate; and (4) for Absolute Bid Rate Loans at a rate equal to the applicable Absolute Bid Rate.  Any principal amount not paid when due (when scheduled, at acceleration or otherwise) shall bear interest thereafter, payable on demand, at the Default Rate.

The interest rate on Base Rate Loans shall change when the Base Rate changes.  Interest on Base Rate Loans, LIBOR Loans and Bid Rate Loans shall not exceed the maximum amount permitted under applicable Law.  Interest shall be calculated for the actual number of days elapsed on the basis of, in the case of Base Rate Loans, LIBOR Loans and Bid Rate Loans, three hundred sixty (360) days.

Accrued interest shall be due and payable in arrears upon and with respect to any payment or prepayment of principal and, (x) in the case of Base Rate Loans and LIBOR Daily Floating Rate Loans, on the first Banking Day of each calendar month, (y) in the case of LIBOR Loans (other than LIBOR Daily Floating Rate Loans) at the expiration of the Interest Period applicable thereto, and if the Interest Period for such LIBOR Loan exceeds three months, each other date that falls every three months after the beginning of such Interest Period and (z) in the case of Bid Rate Loans, at the expiration of the Interest Period applicable thereto; provided, however, that interest accruing at the Default Rate shall be due and payable on demand.

Section 2.07         Fees.

(a)           Borrower agrees to pay to and for the accounts of the parties specified therein, the fees provided for in the Fee Letter and the Supplemental Fee Letter.

(b)           Borrower shall pay to Administrative Agent for the account of each Bank a facility fee computed on the daily Loan Commitment of such Bank (irrespective of usage) at a rate per annum equal to the daily Facility Fee Rate, calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.  The facility fee shall accrue for each calendar quarter (or portion thereof) and shall be due and payable quarterly in arrears on the tenth (10th) day of  October, January, April and July of each year, commencing on the first such date after the Closing Date, and upon the Maturity Date (as stated or by acceleration or otherwise) or earlier termination of the Loan Commitments.

Section 2.08         Notes.  At the request of such Bank, the Ratable Loan made by each Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory note of Borrower in the form of EXHIBIT B duly completed and executed by Borrower, in the principal amount equal to such Bank’s Loan Commitment, payable to such Bank for the account of its Applicable Lending Office (each such note, as the same may hereafter be amended, modified, extended, severed, assigned, renewed or restated from time to time, including any new or substitute notes pursuant to Section 2.19, 3.07 or 12.05, a “Ratable Loan Note”). The Bid Rate Loans of the Banks shall be evidenced by a single global promissory note of Borrower, in the form of EXHIBIT B-1, duly completed and executed by Borrower, in the principal amount of the Bid Borrowing Limit, payable to Administrative Agent for the account of the respective Banks making Bid Rate Loans (such note, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time, the “Bid Rate Loan Note”).  A particular Bank’s Ratable Loan Note, together with its interest, if any, in the Bid Rate Loan Note, are referred to collectively in this Agreement as such Bank’s “Note”; all such Ratable Loan Notes and the Bid Rate Loan Note are referred to collectively in this Agreement as the “Notes”.  The Ratable Loan Notes shall mature, and all outstanding principal and accrued interest and other sums thereunder shall be paid in full, on the Maturity Date, as the same may be accelerated.  The outstanding principal amount of each Bid Rate Loan evidenced by the Bid Rate Loan Note, and all accrued interest and other sums with respect thereto, shall become due and payable to the Bank making such Bid Rate Loan at the earlier of the expiration of the Interest Period applicable thereto or the Maturity Date, as the same may be accelerated.

Each Bank is hereby authorized by Borrower to endorse on the schedule attached to the Ratable Loan Note held by it, the amount of each advance and each payment of principal received by such Bank for the account of its Applicable Lending Office(s) on account of its Ratable Loan, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Ratable Loan made by such Bank.  Administrative Agent is hereby authorized by Borrower to endorse on the schedule attached to the Bid Rate Loan Note the amount of each LIBOR Bid Rate Loan and/or Absolute Bid Rate Loan, the name of the Bank making the same, the date of the advance thereof, the interest rate applicable thereto and the expiration of the Interest Period applicable thereto (i.e., the maturity date thereof).  The failure by Administrative Agent or any Bank to make such notations with respect to the Loans or each advance or payment shall not limit or otherwise affect the obligations of Borrower under this Agreement or the Notes.  In case of any loss, theft, destruction or mutilation of any Bank’s Note, Borrower shall, upon its receipt of an affidavit of an officer of such Bank as to such loss, theft, destruction or mutilation and an appropriate indemnification, execute and deliver a replacement Note to such Bank in the same principal amount and otherwise of like tenor as the lost, stolen, destroyed or mutilated Note.

Section 2.09         Prepayments.  Without prepayment premium or penalty but subject to Section 3.05, Borrower may, upon at least one (1) Banking Days’ notice to Administrative Agent in the case of the Base Rate Loans and LIBOR Daily Floating Rate Loans, and at least three (3) Banking Days’ notice to Administrative Agent (who shall provide such notice, promptly upon receipt, to each of the Banks) in the case of LIBOR Loans (other than LIBOR Daily Floating Rate Loans), prepay the Ratable Loans, provided that (1) any partial prepayment under this Section shall be in integral multiples of $500,000; (2) a LIBOR Loan may be prepaid at any time, subject, however, to the provisions of Section 3.05; and (3) each prepayment under this Section shall include all interest accrued on the amount of principal prepaid through the date of prepayment.  Prepayment of Bid Rate Loans shall not be permitted.

Section 2.10         Cancellation of Commitments.

(a)           At any time, Borrower shall have the right, without premium or penalty, to terminate any unused Loan Commitments (i.e., to terminate Loan Commitments to the extent of the Available Total Loan Commitment), in whole or in part, from time to time, provided that: (1) Borrower shall give notice of each such termination to Administrative Agent (who shall provide such notice, promptly upon receipt, to each of the Banks) no later than 10:00 a.m. (New York time) on the date which is fifteen (15) Banking Days prior to the effectiveness of such termination; (2) the Loan Commitments of each of the Banks must be terminated ratably and simultaneously with those of the other Banks; (3) each partial termination of the Loan Commitments, as a whole (and corresponding reduction of the Total Loan Commitment) shall be in an integral multiple of $1,000,000 and (4) no partial cancellation of the Loan Commitments shall reduce the Total Loan Commitment to an amount below $200,000,000.

(b)           The Loan Commitments, to the extent terminated, may not be reinstated.

Section 2.11         Method of Payment.  Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (New York time) on the date when due in Dollars to Administrative Agent at Administrative Agent’s Office in immediately available funds.  Administrative Agent will thereafter, on the day of its receipt of each such payment, cause to be distributed to each Bank (1) such Bank’s appropriate share determined pursuant to Section 10.15 of the payments of principal and interest in like funds for the account of such Bank’s Applicable Lending Office; and (2) fees payable to such Bank in accordance with the terms of this Agreement.  In the event Administrative Agent fails to pay funds received from Borrower to the Banks on the date on which Borrower is credited with payment, Administrative Agent shall pay interest on such amounts at the Federal Funds Rate until such payment to the Banks is made.  Borrower hereby authorizes Administrative Agent and the Banks, if and to the extent payment by Borrower is not made when due under this Agreement or under the Notes, to charge from time to time against any account Borrower maintains with Administrative Agent or any Bank any amount so due to Administrative Agent and/or the Banks.  Except to the extent provided in this Agreement, whenever any payment to be made under this Agreement or under the Notes is due on any day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of the payment of interest and other fees, as the case may be.

Section 2.12         Elections, Conversions or Continuation of Loans.  Subject to the provisions of Article III and Sections 2.05 and 2.13, Borrower shall have the right to Elect to have all or a portion of any advance of the Ratable Loans be LIBOR Loans, to Convert Base Rate Loans into LIBOR Loans, to Convert LIBOR Loans into Base Rate Loans, or to Continue LIBOR Loans as LIBOR Loans, at any time or from time to time, provided that (1) Borrower shall give Administrative Agent notice of each such Election, Conversion or Continuation as provided in Section 2.14; and (2) a LIBOR Loan may be Converted or Continued only on the last day of the applicable Interest Period for such LIBOR Loan.  Except as otherwise provided in this Agreement, each Election, Continuation and Conversion shall be applicable to each Bank’s Ratable Loan in accordance with its Pro Rata Share.

Section 2.13         Minimum Amounts.  With respect to the Ratable Loans as a whole, each Election and each Conversion shall be in an amount at least equal to $1,000,000 and in integral multiples of $500,000.

Section 2.14         Certain Notices Regarding Elections, Conversions and Continuations of Loans.  Notices by Borrower to Administrative Agent of Elections, Conversions and Continuations of LIBOR Loans shall be irrevocable, may be given by (A) telephone, or (B) a Ratable Loan Notice (provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Ratable Loan Notice) and shall be effective only if received by Administrative Agent not later than 10:30 a.m. (New York time) on the number of Banking Days prior to the date of the relevant Election, Conversion or Continuation specified below:

Number of Banking Days Prior Notice

Conversions into Base Rate Loans or LIBOR Daily Floating Rate Loans	one (1)

Elections of, Conversions into or Continuations as, LIBOR Loans	three (3)

; provided, however, that (x) notwithstanding the foregoing, advances of Ratable Loans shall be governed by Section 2.04 and (y) if the Borrower wishes to request LIBOR Loans having an Interest Period other than one day or one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such borrowing, Conversion or Continuation, whereupon the Administrative Agent shall give prompt notice to the Banks of such request and determine whether the requested Interest Period is acceptable to all of them.  If Borrower so requests an Interest Period other than one day or one, two, three or six months in duration, not later than 11:00 a.m., three Business Days before the requested date of such borrowing, Conversion or Continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Banks.  Promptly following its receipt of any such notice, and no later than the close of business on the Banking Day of such receipt, Administrative Agent shall so advise the Banks either by telephone or by facsimile.  Each such notice of Election shall specify the portion of the amount of the advance that is to be LIBOR Loans (subject to Section 2.13) and the duration of the Interest Period applicable thereto (subject to Section 2.05); each such notice of Conversion shall specify the LIBOR Loans or Base Rate Loans to be Converted; and each such notice of Conversion or Continuation shall specify the date of Conversion or Continuation (which shall be a Banking Day), the amount thereof (subject to Section 2.13) and the duration of the Interest Period applicable thereto (subject to Section 2.05).  In the event that Borrower fails to Elect to have any portion of an advance of the Ratable Loans be LIBOR Loans, the entire amount of such advance shall constitute Base Rate Loans.  In the event that Borrower fails to Continue LIBOR Loans within the time period and as otherwise provided in this Section, such LIBOR Loans will automatically become LIBOR Loans with an Interest Period of one (1) month on the last day of the then current applicable Interest Period for such LIBOR Loans.  Administrative Agent shall notify each of the Banks, either by telephone or by facsimile, at least two (2) Banking Days prior to the termination of the Interest Period in question in the event of such failure by Borrower.

Section 2.15         Late Payment Premium.  Borrower shall, at Administrative Agent’s option or if directed by the Required Banks and upon notice to Borrower, pay to Administrative Agent for the account of the Banks a late payment premium in the amount of 4% of any payments of interest under the Loans made more than ten (10) days after the due date thereof, which shall be due with any such late payment.

Section 2.16         Letters of Credit.

(a)           Borrower, by notice to Administrative Agent and the Issuing Bank, may request, in lieu of advances of proceeds of the Ratable Loans, that the Issuing Bank issue unconditional, irrevocable standby letters of credit or direct-pay letters of credit (each, a “Letter of Credit”) for the account of Borrower or its Consolidated Businesses, payable by sight drafts, for such beneficiaries and with such other terms as Borrower shall specify.  Promptly upon receipt of notice from the Issuing Bank of the issuance, amendment or extension of a Letter of Credit, Administrative Agent shall notify each of the Banks.  The letters of credit listed on Schedule 2.16 attached hereto that were issued or deemed issued under the 2011 Credit Agreement (the “Existing Letters of Credit”), shall be deemed to be Letters of Credit issued under this Agreement for all purposes, and each of the Borrower and the Banks confirms and agrees that its respective obligations with respect to the Existing Letters of Credit shall be governed by this Agreement.  The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Consolidated Business as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of drawings under such Letters of Credit, the payment of interest thereon and the payment of fees due under Section 2.07 to the same extent as if it were the sole account party in respect of such Letter of Credit.

(b)           The amount of any Letter of Credit shall be limited to the lesser of (x) $125,000,000 less the aggregate amount of all Letters of Credit theretofore issued and outstanding or (y) the Available Total Loan Commitment, it being understood that the amount of each Letter of Credit issued and outstanding shall effect a reduction, by an equal amount, of the Available Total Loan Commitment (such reduction to be allocated to each Bank’s Loan Commitment ratably in accordance with the Banks’ respective Pro Rata Shares); provided that no Issuing Bank shall be obligated to issue, amend or extend any Letter of Credit that will cause (x) the aggregate amount of all Letters of Credit issued by such Issuing Bank plus the aggregate amount of all unreimbursed drawings owing to such Issuing Bank to exceed its Issuing Bank Commitment Amount or (y) the Revolving Credit Exposure of any Bank to exceed its Loan Commitment.

(c)           The amount of each Letter of Credit shall be in minimum amounts of $10,000.  Each Letter of Credit shall be issued or amended, as the case may be, upon the written request of the Borrower signed by a Responsible Officer of the Borrower and delivered to the Issuing Bank (with a copy to the Administrative Agent).  Such request must be received by the Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least two Banking Days (or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such request shall specify in form and detail satisfactory to the Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Banking Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) the identity of the proposed Issuing Bank, it being agreed by the Borrower, the Administrative Agent and the Issuing Banks that the Letters of Credit will be issued by the Issuing Banks on a proportionate basis to the extent practicable and (I) such other matters as the Issuing Bank may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such request shall specify in form and detail satisfactory to the Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Banking Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Bank may require.  Unless the Issuing Bank has received written notice from any Bank, the Administrative Agent or the Borrower, at least one Banking Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue the requested Letter of Credit or the requested amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Bank’s Pro Rata Share times the amount of such Letter of Credit.

(d)           Each Letter of Credit shall expire no later than fifteen (15) days prior to the Maturity Date, but may have an automatic extension clause (an “Auto-Extension Letter of Credit”) allowing for the extension of the expiration date thereof if a notice of non-extension is not given from the Issuing Bank to the Letter of Credit beneficiary by a specified date within a twelve-month period.  Notwithstanding any other provision of this

Agreement, if requested by the Borrower, the Issuing Bank shall issue a Letter of Credit with and/or not give notice of non-extension of an Auto-Extension Letter of Credit to Letter of Credit beneficiaries which would result in, an expiration date that is up to one (1) year after the Maturity Date, provided that no later than forty-five (45) days prior to the Maturity Date, the Borrower provides a cash deposit in the full amount available to be drawn under all Letters of Credit with expiration dates after the Maturity Date and all Auto-Extension Letters of Credit for which the Issuing Bank has not given a notice of non-extension to the Letter of Credit beneficiary.  Any such additional Cash Collateral shall be held by the Administrative Agent, for the benefit of the Banks, in accordance with the terms of Section 2.16(h).

(e)           In connection with, and as a further condition to the issuance of, each Letter of Credit, Borrower shall execute and deliver to Administrative Agent and the Issuing Bank an application for the Letter of Credit on the Issuing Bank’s standard form therefor, together with such other documents, opinions and assurances as Administrative Agent and the Issuing Bank shall reasonably require.

(f)            In connection with each Letter of Credit, Borrower hereby covenants to pay to Administrative Agent the following fees:  (1) a fee, payable quarterly in arrears (on the first Banking Day of each calendar quarter following the issuance of the Letter of Credit), for the account of the Banks, computed daily on the amount of the Letter of Credit issued and outstanding at a rate per annum equal to the “Banks’ L/C Fee Rate” (as hereinafter defined) (provided, however, any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to this Section 2.16 shall be payable, to the maximum extent permitted by applicable Law, to the other Banks in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.20(a)(iv), with the balance of such fee, if any, payable to the Issuing Bank for its own account), and (2) a fronting fee, payable quarterly in arrears (on the first Banking Day of each calendar quarter following the issuance of the Letter of Credit), for the Issuing Bank’s account, computed daily on the amount of the Letter of Credit issued and outstanding, at a rate per annum equal to 0.125%.  In addition to the fees described in the preceding sentence, the Borrower shall pay to the Issuing Bank such other customary letter of credit charges when incurred.  For purposes of this Agreement, the “Banks’ L/C Fee Rate” shall mean, at any time, a rate per annum equal to the Applicable Margin for LIBOR Loans less 0.075% per annum.  It is understood and agreed that the last installment of the fees provided for in this paragraph (f) with respect to any particular Letter of Credit shall be due and payable on the first day of the calendar quarter following the return, undrawn, or cancellation of such Letter of Credit to the Issuing Bank, who shall promptly provide notice to Administrative Agent of such return or cancellation, and Borrower’s receipt of notice from Administrative Agent.

(g)           Upon any drawing under a Letter of Credit, the Issuing Bank shall immediately provide notice to the Borrower and Administrative Agent of such drawing.  The Borrower shall reimburse the Issuing Bank on the date of any drawing under a Letter of Credit.  Such reimbursement shall be made with the proceeds of an advance of Loans as set forth below unless such advance cannot for any reason be made.  The parties hereto acknowledge and agree that, immediately upon notice from Administrative Agent of any drawing under a Letter of Credit, each Bank shall, notwithstanding the existence of a Default or Event of Default or the non-satisfaction of any conditions precedent to the making of an advance of the Loans, advance proceeds of its Ratable Loan, in an amount equal to its Pro Rata Share of such drawing, which advance shall be made to Administrative Agent for the account of the Issuing Bank to reimburse the Issuing Bank for such drawing.  Each of the Banks further acknowledges that its obligation to fund its Pro Rata Share of drawings under Letters of Credit as aforesaid shall survive the Banks’ termination of this Agreement or enforcement of remedies hereunder or under the other Loan Documents.  In the event that any Ratable Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under any applicable bankruptcy or insolvency Law with respect to Borrower), then (x) such unreimbursed drawing shall bear interest at the Default Rate and shall be due and payable on demand (together with interest) and (y) each Bank shall purchase (on or as of the date such Ratable Loan would otherwise have been made) from the Issuing Bank a participation interest in any unreimbursed drawing in an amount equal to its Pro Rata Share of such unreimbursed drawing.  Until each Bank funds its Pro Rata Share to the Administrative Agent to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Bank’s Pro Rata Share of such amount shall be solely for the account of the Issuing Bank.  Each Bank’s obligation to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this paragraph, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No purchase by a Bank of a participation interest in an unreimbursed drawing shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.  If any Bank fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of this paragraph, then, without limiting the other provisions of this Agreement, the Issuing Bank shall be entitled to recover from such Bank (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing.  If such Bank pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Bank’s participation in such unreimbursed drawing.  A certificate of the Issuing Bank submitted to any Bank (through the Administrative Agent) with respect to any amounts owing under this paragraph shall be conclusive absent manifest error.  At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Bank such Bank’s Pro Rata Share in respect of such payment in accordance with this paragraph, if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related unreimbursed drawing or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Bank its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(h)           Borrower agrees, (x) upon the occurrence of an Event of Default and at the written request of Administrative Agent or (y) if required by Section 2.16(d), (1) to deposit with Administrative Agent for the benefit of the Issuing Bank and the Banks cash collateral in the amount of all the outstanding Letters of Credit as applicable to (x) or (y) above (“Cash Collateral”), which Cash Collateral shall be held by Administrative Agent for the benefit of the Issuing Bank and the Banks as security for Borrower’s obligations in connection with the Letters of Credit and (2) to execute and deliver to Administrative Agent and the Issuing Bank such documents as Administrative Agent or the Issuing Bank reasonably requests to confirm and perfect the assignment of such Cash Collateral to Administrative Agent for the benefit of the Issuing Bank and the Banks.  In addition, at any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the Issuing Bank, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.20(a)(iv) and any Cash Collateral provided by such Defaulting Lender).  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at Administrative Agent.  The Borrower, and to the extent provided by any Bank, such Bank, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Banks, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied as set forth below.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided hereunder in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations for which the Cash Collateral was so provided.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Bank) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that such Cash Collateral furnished by the Borrower to reduce Fronting Exposure shall not be released if the Borrower is required to deposit Cash Collateral in accordance with the first sentence of this Section 2.16(h).

(i)            The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(1)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the

Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

(2)           the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;

(3)           such Letter of Credit is to be denominated in a currency other than Dollars; or

(4)           any Bank is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Bank to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iv)) with respect to the Defaulting Bank arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(j)            The obligation of the Borrower to reimburse the Issuing Bank for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Consolidated Business may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Consolidated Business.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Bank.  The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

(k)           Each Bank and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties or any correspondent, participant or assignee of the Issuing Bank shall be liable to any Bank for (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks or the Required Banks, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Bank, the Administrative Agent, any Bank, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.16(j); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves in a final and non-appealable judgment by a court of competent jurisdiction were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit (other than any willful failure that is the result of any order of any court or other Governmental Authority) after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(l)            Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Administrative Agent a letter of credit report, as set forth below:

(i)            reasonably prior to the time that such Issuing Bank issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii)           on each Business Day on which such Issuing Bank makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii)          on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such payment;

(iv)          on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank; and

(v)           for so long as any Letter of Credit issued by an Issuing Bank is outstanding, such Issuing Bank shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a letter of credit report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) a Letter of Credit is issued, extended or increased, or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a letter of credit report appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Bank.

Section 2.17         [Reserved].

Section 2.18         Extension Of Maturity.  Borrower shall have one (1) option (the “Extension Option”) to extend the then applicable Maturity Date for a period of nine (9) months.

Subject to the conditions set forth below, Borrower may exercise the Extension Option by delivering a written notice to Administrative Agent (who shall provide such notice, promptly upon receipt, to each of the Banks) not more than ninety (90) days and not less than thirty (30) days prior to the then applicable Maturity Date (the “Notice to Extend”), stating that Borrower has elected to extend the Maturity Date for nine (9) months.  Borrower’s delivery of the Notice to Extend shall be irrevocable and Borrower’s right to exercise the Extension Option shall be subject to the following terms and conditions:  (i) there shall exist no Event of Default on both the date Borrower delivers the Notice to Extend to Administrative Agent and on the then applicable scheduled Maturity Date, (ii) Borrower shall have paid to Administrative Agent for the account of each Bank for the extension an extension fee equal to 0.10% of such Bank’s Loan Commitment simultaneously with delivery of the Notice to Extend, (iii) Borrower shall be in compliance with the covenants contained in Articles VII and VIII, as evidenced by a certificate from Borrower of the sort required by paragraph (3) of Section 6.09 (based on financial results for the most recent calendar quarter for which Borrower is required to report financial results) on both the date Borrower delivers the Notice to Extend to Administrative Agent and on the then applicable scheduled Maturity Date, and (iv) the Administrative Agent shall receive a certificate of the Borrower, signed by a duly authorized officer of the Borrower certifying, before and after giving effect to such extension, the representations and warranties set forth in Article V of this Agreement or the other Loan Documents are true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

Section 2.19                            Additional Loan Commitments.

(a)                                 Borrower may, from time to time request the Banks to increase their Loan Commitments, so as to increase the Total Loan Commitment to an amount no greater than the sum of (1) the Accordion Amount plus (2) $1,500,000,000 less (3) the amount of any reduction of the Total Loan Commitment pursuant to Section 2.10.  The increase in the Total Loan Commitment pursuant to any such particular request shall be at least an amount (the “Minimum Request”) equal to the lesser of (x) $50,000,000 or (y) the Accordion Amount less all previous increases in the Total Loan Commitment pursuant to this Section.  Borrower shall make each such request by giving notice to Administrative Agent and Syndication Agents no later than forty-five (45) days prior to the date (the “Syndication Expiration Date”) that is thirty-nine (39) months after the Closing Date, which notice shall set forth the amount (which shall be no less than the Minimum Request) of the requested increase in the Total Loan Commitment (the “Requested Increase”) and such other details with respect to such increase as Administrative Agent and Syndication Agents shall reasonably request.  Upon receipt of such notice, Administrative Agent shall promptly send a copy of such notice to each Bank.  Administrative Agent, Syndication Agents and/or their Affiliates will use commercially reasonable efforts, with the assistance of Borrower, to arrange a syndicate of Banks with Loan Commitments (including the then-existing Loan Commitments) aggregating the then existing Total Loan Commitment plus the Requested Increase.  Any Bank that is a party to this Agreement prior to such Requested Increase, at its sole discretion, may elect to increase its Loan Commitment but shall not have any obligation to so increase its Loan Commitment.  In the event that each Bank does not elect to increase its Loan Commitment, Administrative Agent, Syndication Agents and/or their Affiliates shall use commercially reasonable efforts to locate additional lenders willing to hold commitments for the Requested Increase, subject to the approval of any such proposed lender by the Borrower, and the Borrower may also identify additional lenders willing to hold commitments for the Requested Increase, provided that the Administrative Agent shall have the right to approve any such additional lender, which approval will not be unreasonably withheld or delayed.  From and after the Syndication Expiration Date, Administrative Agent, Syndication Agents and their Affiliates shall have no further obligation to syndicate the Facility or to obtain or accept any additional Loan Commitments.

(b)                                 In connection with increases to the Loan Commitments of some or all of the Banks as provided in paragraph (a) above, Borrower shall, at the request of the applicable Bank, execute supplemental Ratable Loan Notes (the “Supplemental Notes”) evidencing such increases, as well as such other confirmatory modifications to this Agreement as Administrative Agent shall reasonably request.  In connection with the addition of lenders as a result of solicitations by Administrative Agent and Syndication Agents pursuant to paragraph (a) above (“New Banks”), Borrower, Administrative Agent and each New Bank shall execute an Acceptance Letter in the form of EXHIBIT H, Borrower shall execute a Ratable Loan Note to each New Bank in the amount of the New Bank’s Loan Commitment (a “New Note”) and Borrower and Administrative Agent (with the consent of only the New Banks and those Banks increasing their Loan Commitments) shall execute such confirmatory modifications to this Agreement as Administrative Agent shall reasonably request, whereupon the New Bank shall become, and have the rights and obligations of, a “Bank”, with a Loan Commitment in the amount set forth in such Acceptance Letter.  The Banks shall have no right of approval with respect to a New Bank’s becoming a Bank or the amount of its Loan Commitment, provided, however, that Administrative Agent and Syndication Agents shall have such right of approval, not to be unreasonably withheld.  Each Supplemental Note and New Note shall constitute “Ratable Loan Notes” for all purposes of this Agreement.

(c)                                  If at the time a New Bank becomes a Bank (or a Bank increases its Loan Commitment) pursuant to this Section there is any principal outstanding under the Ratable Loan Notes of the previously admitted Banks (the “Existing Banks”), such New Bank (or Bank increasing its Loan Commitment) shall remit to Administrative Agent an amount equal to the Outstanding Percentage (as defined below) multiplied by the Loan Commitment of the New Bank (or the amount of the increase in the Loan Commitment of a Bank increasing its Loan Commitment), which amount shall be deemed advanced under the Ratable Loan of the New Bank (or the Bank increasing its Loan Commitment).  Administrative Agent shall pay such amount to the Existing Banks in accordance with the Existing Banks’ respective Pro Rata Shares (as calculated immediately prior to the admission of the New Bank (or the increase in a Bank’s Loan Commitment)), and such payment shall effect an automatic reduction of the outstanding principal balance under the respective Ratable Loan Notes of the Existing Banks.  For purposes of this Section, the term “Outstanding Percentage” means the ratio of (i) the aggregate outstanding principal amount under the Ratable Notes of the Existing Banks, immediately prior to the admission of the New Bank (or the increase in the Loan Commitment of a Bank), to (ii) the aggregate of the Loan Commitments of the Existing Banks (as increased pursuant to this Section, if applicable) and the New Bank.

(d)                                 The fees payable by the Borrower upon any increase of the Loan Commitments shall be agreed upon by the Borrower, the Administrative Agent, the Syndication Agents, the New Banks and those Banks increasing their Loan Commitments. Nothing in this Section 2.19 shall constitute or be deemed to constitute an agreement or commitment by any Bank to increase its Loan Commitment hereunder.

Section 2.20                            Defaulting Lenders.  (a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Lender, then, until such time as that Bank is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.02.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 12.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, as the Borrower may request, to the release of Cash Collateral to the Borrower to the extent permitted by the last sentence of Section 2.16(h); sixth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; seventh, to the payment of any amounts owing to the Banks or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Bank or the Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; eighth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and ninth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or participations in Letters of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or participations in Letters of Credit were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and participations in Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or participations in Letters of Credit owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Bank irrevocably consents thereto.

(iii)                               Certain Fees.  That Defaulting Lender (x) shall be entitled to receive any facility fee pursuant to Section 2.07(b) for any period during which that Bank is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Loans funded by it and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16 or Section 2.20(a)(ii), as applicable (and the Borrower shall (A) be required to pay to each of the Issuing Bank, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.16(f).

(iv)                              Reallocation of Pro Rata Shares to Reduce Fronting Exposure.

(A)                               During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Sections 2.16, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Loan Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Bank becomes a Defaulting Lender, the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time); and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Loan Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding principal amount of the Loans of that Bank.

(B)                               If such reallocation cannot, or can only partially, be effected, the Borrower shall within five (5) Banking Days following notice by the Administrative Agent, Cash Collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to the Fronting Exposure of the Issuing Bank with respect to Letters of Credit (after giving effect to any partial reallocation described above) in accordance with the procedures set forth in Section 2.16(h) for so long as such Fronting Exposure is outstanding.

(C)                               So long as such Bank is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related Fronting Exposure will be 100% covered by the Loan Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.16(h) and/or Section 2.20(a)(iv), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with the above provisions (and such Defaulting Lender shall not participate therein).

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as the Administrative Agent may determine to be necessary to cause the Ratable Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Banks in accordance with their Pro Rata Shares (without giving effect to Section 2.20(a)(iv)), whereupon that Bank will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Bank was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Lender.

ARTICLE III

YIELD PROTECTION; ILLEGALITY, ETC.

Section 3.01                            Additional Costs.  Borrower shall pay directly to each Bank and Issuing Bank from time to time on demand such amounts as may be necessary to compensate it for any increased costs incurred by it which are attributable to its making or maintaining a LIBOR Loan or a LIBOR Bid Rate Loan, or its obligation to make or maintain a LIBOR Loan or a LIBOR Bid Rate Loan, or its obligation to issue, maintain or participate in any Letter of Credit, or its obligation to Convert a Base Rate Loan to a LIBOR Loan hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of its LIBOR Loan or LIBOR Bid Rate Loan(s) or such obligations (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(1)                                 subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(2)                                 (other than to the extent the LIBOR Reserve Requirement is taken into account in determining the LIBOR Rate at the commencement of the applicable Interest Period) imposes or modifies any reserve, special deposit, compulsory loan, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any LIBOR Loan or LIBOR Bid Rate Loan or any deposits referred to in the definition of “LIBOR Interest Rate” in

Section 1.01), or any commitment of such Bank (including such Bank’s Loan Commitment hereunder); or

(3)                                 imposes any other condition affecting this Agreement, the Loans or the Notes (or any of such extensions of credit or liabilities or the London interbank market).

Without limiting the effect of the provisions of the first paragraph of this Section, in the event that, by reason of any Regulatory Change, any Bank either (1) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits of other liabilities of such Bank which includes deposits by reference to which the LIBOR Interest Rate is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes loans based on the LIBOR Interest Rate or (2) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to Borrower (with a copy to Administrative Agent), the obligation of such Bank to permit Elections of, to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such Regulatory Change ceases to be in effect.

Determinations and allocations by a Bank for purposes of this Section of the effect of any Regulatory Change pursuant to the first or second paragraph of this Section, on its costs or rate of return of making or maintaining its Loan or portions thereof or on amounts receivable by it in respect of its Loan or portions thereof, and the amounts required to compensate such Bank under this Section, shall be included in a calculation of such amounts given to Borrower and shall be conclusive absent manifest error.

Section 3.02                            Limitation on Types of Loans.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of the LIBOR Interest Rate for any Interest Period:

(1)                                 Administrative Agent reasonably determines (which determination shall be conclusive), and provides Borrower, in writing, with reasonable detail supporting such determination, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Interest Rate” in Section 1.01 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for the LIBOR Loans or LIBOR Bid Rate Loans (or the LIBOR Base Rate used in the calculation of the Base Rate) as provided in this Agreement; or

(2)                                 a Bank reasonably determines (which determination shall be conclusive), and provides Borrower, in writing, with reasonable detail supporting such determination, and promptly notifies Administrative Agent that the relevant rates of interest referred to in the definition of “LIBOR Interest Rate” in Section 1.01 upon the basis of which the rate of interest for LIBOR Loans or LIBOR Bid Rate Loans for such Interest Period is to be determined do not adequately cover the cost to such Bank of making or maintaining such LIBOR Loan or LIBOR Bid Rate Loan for such Interest Period;

then Administrative Agent shall give Borrower prompt notice thereof, and so long as such condition remains in effect, the Banks (or, in the case of the circumstances described in clause (2) above, the affected Bank) shall be under no obligation to permit Elections of LIBOR Loans, to Convert Base Rate Loans into LIBOR Loans or to Continue LIBOR Loans and Borrower shall, on the last day(s) of the then current Interest Period(s) for the affected outstanding LIBOR Loans or LIBOR Bid Rate Loans, either (x) prepay the affected LIBOR Loans or LIBOR Bid Rate Loans or (y) Convert the affected LIBOR Loans into Base Rate Loans in accordance with Section 2.12 or convert the rate of interest under the affected LIBOR Bid Rate Loans to the rate applicable to Base Rate Loans by following the same procedures as are applicable for Conversions into Base Rate Loans set forth in Section 2.12.  In addition, in the event of a determination described in the preceding sentence with respect to the LIBOR Base Rate component of the Base Rate, the utilization of the LIBOR Base Rate in determining Base Rate shall be suspended.

Section 3.03                            Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain a LIBOR Loan or LIBOR Bid Rate Loan hereunder, to allow Elections or Continuations of a LIBOR Loan or to Convert a Base Rate Loan into a LIBOR Loan or to charge interest based on the LIBOR Base Rate, then such Bank shall promptly notify Administrative Agent and Borrower thereof and such Bank’s obligation to make or maintain a LIBOR Loan or LIBOR Bid Rate Loan, or to permit Elections of, to Continue, or to Convert its Base Rate Loan into, a LIBOR Loan shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such time as such Bank may again make and maintain a LIBOR Loan or a LIBOR Bid Rate Loan.  In addition, if such notice from a Bank asserts the illegality of such Bank making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Base Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Base Rate component of the Base Rate, in each case until such Bank notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

Section 3.04                            Treatment of Affected Loans.  If the obligations of any Bank to make or maintain a LIBOR Loan or a LIBOR Bid Rate Loan, or to permit an Election of a LIBOR Loan, to Continue its LIBOR Loan, or to Convert its Base Rate Loan into a LIBOR Loan, are suspended pursuant to Sections 3.01 or 3.03 (each LIBOR Loan or LIBOR Bid Rate Loan so affected being herein called an “Affected Loan”), such Bank’s Affected Loan shall be automatically Converted into a Base Rate Loan (or, in the case of an Affected Loan that is a LIBOR Bid Rate Loan, the interest rate thereon shall be converted to the rate applicable to Base Rate Loans) on the last day of the then current Interest Period for the Affected Loan (or, in the case of a Conversion (or conversion) required by Sections 3.01 or 3.03, on such earlier date as such Bank may specify to Borrower).

To the extent that such Bank’s Affected Loan has been so Converted (or the interest rate thereon so converted), all payments and prepayments of principal which would otherwise be applied to such Bank’s Affected Loan shall be applied instead to its Base Rate Loan (or to its LIBOR Bid Rate Loan bearing interest at the converted rate) and such Bank shall have no obligation to Convert its Base Rate Loan into a LIBOR Loan.

Section 3.05                            Certain Compensation.  Other than in connection with a Conversion of an Affected Loan, Borrower shall pay to Administrative Agent for the account of the applicable Bank, upon the request of such Bank through Administrative Agent which request includes a calculation of the amount(s) due, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any non-administrative, actual loss, cost or expense which such Bank reasonably determines is attributable to:

(1)                                 any payment or prepayment of a LIBOR Loan or Bid Rate Loan made by such Bank, or any Conversion or Continuation of a LIBOR Loan (or conversion of the rate of interest on a LIBOR Bid Rate Loan) made by such Bank, in any such case on a date other than the last day of an applicable Interest Period, whether by reason of acceleration or otherwise; or

(2)                                 any failure by Borrower for any reason to Convert a Base Rate Loan or a LIBOR Loan or Continue a LIBOR Loan to be Converted or Continued by such Bank on the date specified therefor in the relevant notice under Section 2.14; or

(3)                                 any failure by Borrower to borrow (or to qualify for a borrowing of) a LIBOR Loan or Bid Rate Loan which would otherwise be made hereunder on the date specified in the relevant Election notice under Section 2.14 or Bid Rate Quote acceptance under Section 2.02(e) given or submitted by Borrower.

Without limiting the foregoing, such compensation shall include any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after the date of such payment, prepayment, Conversion or Continuation (or failure to Convert, Continue or borrow).  A determination of any Bank as to the amounts payable pursuant to this Section shall be conclusive absent manifest error.  No Bank shall make any request pursuant to this Section 3.05 unless such amounts due to, and costs incurred by, such Bank are equal to or greater than $100.

Section 3.06                            Capital or Liquidity Adequacy.  If any Bank shall have determined that, after the date hereof, any Regulatory Change regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to Administrative Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.  A certificate of any Bank claiming compensation under this Section, setting forth in reasonable detail the basis therefor, shall be conclusive absent manifest error.

Section 3.07                            Substitution of Banks.  If any Bank (an “Affected Bank”) (1) makes demand upon Borrower for (or if Borrower is otherwise required to pay) Additional Costs pursuant to Section 3.01 or additional amounts under Section 3.06 or (2) is unable to make or maintain a LIBOR Loan or LIBOR Bid Rate Loan as a result of a condition described in Section 3.03 or clause (2) of Section 3.02, or (3) if Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank, any Issuing Bank or any Governmental Authority for the account of any Bank or Issuing Bank pursuant to Section 3.10, or (4) becomes a Defaulting Lender, Borrower may, within ninety (90) days of receipt of such demand or notice (or the occurrence of such other event causing Borrower to be required to pay Additional Costs or causing said Section 3.03 or clause (2) of Section 3.02 to be applicable) or such Bank becoming a Defaulting Lender, as the case may be, give written notice (a “Replacement Notice”) to Administrative Agent and to each Bank of Borrower’s intention either (x) to prepay in full the Affected Bank’s Note and to terminate the Affected Bank’s entire Loan Commitment or (y) to replace the Affected Bank with another financial institution (the “Replacement Bank”) designated in such Replacement Notice.  In the event Borrower opts to give the notice provided for in clause (x) above, and if the Affected Bank shall not agree within thirty (30) days of its receipt thereof to waive the payment of the Additional Costs in question or the effect of the circumstances described in Section 3.03 or clause (2) of Section 3.02, if applicable, then, so long as no Default or Event of Default shall exist, Borrower may (notwithstanding the provisions of clause (2) of Section 2.10(a)) terminate the Affected Bank’s entire Loan Commitment, provided that in connection therewith it pays to the Affected Bank all outstanding principal and accrued and unpaid interest under the Affected Bank’s Note, together with all other amounts, if any, due from Borrower to the Affected Bank, including all amounts properly demanded and unreimbursed under Sections 3.01 and 3.05.

In the event Borrower opts to give the notice provided for in clause (y) above, and if (i) Administrative Agent shall, within thirty (30) days of its receipt of the Replacement Notice, notify Borrower and each Bank in writing that the Replacement Bank is reasonably satisfactory to Administrative Agent and (ii) the Affected Bank shall not, prior to the end of such thirty (30)-day period, agree to waive the payment of the Additional Costs in question or the effect of the circumstances described in Section 3.03 or clause (2) of Section 3.02, if applicable, then the Affected Bank shall, so long as no Default or Event of Default shall exist, assign its Note and all of its rights and obligations under this Agreement to the Replacement Bank, and the Replacement Bank shall assume all of the Affected Bank’s rights and obligations, pursuant to an agreement, substantially in the form of an Assignment and Acceptance, executed by the Affected Bank and the Replacement Bank.  In connection with such assignment and assumption, the Replacement Bank shall pay to the Affected Bank an amount equal to the outstanding principal amount under the Affected Bank’s Note plus all interest accrued thereon, plus all other amounts, if any (other than the Additional Costs in question), then due and payable to the Affected Bank; provided, however, that prior to or simultaneously with any such assignment and assumption, Borrower shall have paid to such Affected Bank all amounts properly demanded and unreimbursed under Sections 3.01 and 3.05.  Upon the effective date of such assignment and assumption, the Replacement Bank shall become a Bank party to this Agreement and shall have all the rights and obligations of a Bank as set forth in such Assignment and Acceptance, and the Affected Bank shall be released from its obligations hereunder, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this Section, a substitute Ratable Loan Note shall be issued to the Replacement Bank by Borrower, in exchange for the return of the Affected Bank’s Ratable Loan Note.  The obligations evidenced by such substitute note shall constitute “Obligations” for all purposes of this Agreement and the other Loan Documents.  In connection with Borrower’s execution of substitute notes as aforesaid, Borrower shall deliver to Administrative Agent evidence, satisfactory to Administrative Agent, of all requisite corporate action to authorize Borrower’s execution and delivery of the substitute notes and any related documents.  Each Replacement Bank shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent certification as to a reduction in or exemption from deduction or withholding of any United States federal income or withholding taxes in accordance with Section 3.10.  Each Replacement Bank shall be deemed to have made the representations contained in, and shall be bound by the provisions of, Section 3.10.

Borrower, Administrative Agent and the Banks shall execute such modifications to the Loan Documents as shall be reasonably required in connection with and to effectuate the foregoing.

Section 3.08                            Applicability.  The provisions of this Article III shall be applied to Borrower so as not to discriminate against Borrower vis-a-vis similarly situated customers of the Banks.

Section 3.09                            Time for Notices.  No Bank shall be entitled to compensation under Section 3.01 or Section 3.06 for any costs incurred or reduction suffered with respect to any date unless such Bank shall have notified the Borrower that it will demand compensation for such costs or reduction (such notice to provide a computation of such costs or reductions) not more than one hundred and twenty (120) days after such Bank has obtained actual knowledge of an event entitling it to such compensation, except that if such event giving rise to compensation is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect.

Section 3.10                            Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made without deduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, the Borrower or the Administrative Agent shall be entitled to make such deduction or withholding in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If the Borrower or the Administrative Agent shall be required by the applicable Laws to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Borrower or the Administrative Agent shall be entitled to withhold or make such deductions as are determined by the Administrative Agent or the Borrower, as the case may be, to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Bank or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting or duplicating the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)                                  Tax Indemnifications.

(i)                                     Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Bank and the Issuing Bank, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Bank or the Issuing Bank, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(ii)                                  Without limiting the provisions of subsection (a) or (b) above, each Bank and the Issuing Bank shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Bank or the Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Bank or the Issuing Bank, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e) (but, in the case of a Bank or an Issuing Bank, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so).  Each Bank and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank or the Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Bank or the Issuing Bank, the termination of the Total Loan Commitment and the repayment, satisfaction or discharge of all other Obligations.

(d)                                 Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.10, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Banks; Tax Documentation.  (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, or as required by applicable law, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.10(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person, as defined in Section 7701(a)(30) of the Code,

(A)                               any Bank that is a U.S. Person, as defined in Section 7701(a)(30) of the Code, shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of EXHIBIT J-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable); or

(4)                                 to the extent a Foreign Bank is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of EXHIBIT J-2 or EXHIBIT J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of EXHIBIT J-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Bank or the Issuing Bank, or have any obligation to pay to any Bank or the Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Bank or the Issuing Bank, as the case may be.  If the Administrative Agent, any Bank or the Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.10 (including by the payment of additional amounts pursuant to this Section 3.10), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Bank or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Bank or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Bank or the Issuing Bank in the event the Administrative Agent, such Bank or the Issuing Bank is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the amount of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require the Administrative Agent, any Bank or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to, or to file for or pursue any refund of Taxes on behalf of, the Borrower or any other Person.

(g)                                  FATCA Acknowledgment.  For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Banks hereby authorize the Administrative Agent to treat) the Loans and this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 3.11                            Designation of a Different Lending Office.  Each Bank may make any Loan to the Borrower through any Applicable Lending Office, provided that the exercise of such option shall not affect the Borrower’s obligation to repay such Loan in accordance with the terms of this Agreement.  If any Bank requests compensation under Section 3.01 or 3.06, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Bank, any Issuing Bank or any Governmental Authority for the account of any Bank or any Issuing Bank pursuant to Section 3.10, then such Bank or Issuing Bank shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01, 3.06 or 3.10, as the case may be, in the future, and (ii) would not subject such Bank or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank or Issuing Bank.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank or any Issuing Bank in connection with any such designation or assignment.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01                            Conditions Precedent to the Initial Advance.  The obligations of the Banks hereunder and the obligation of each Bank to make the Initial Advance are subject to the condition precedent that Administrative Agent shall have received and approved on or before the Closing Date (other than with respect to paragraph (10) below which shall be required prior to the Initial Advance) each of the following documents, and each of the following requirements shall have been fulfilled:

(1)                                 Fees and Expenses.  The payment of (a) all fees and expenses incurred by Syndication Agents and Administrative Agent (including, without limitation, the reasonable fees and expenses of legal counsel) and (b) those fees specified in the Fee Letter and the Supplemental Fee Letter to be paid by Borrower on or before the Closing Date;

(2)                                 Loan Agreement and Notes.  This Agreement, the Ratable Loan Notes for each of the Banks signatory hereto which has requested such Note and the Bid Rate Loan Note for Administrative Agent, each duly executed by Borrower;

(3)                                 Financial Statements.  (a) Audited Borrower’s Consolidated Financial Statements as of and for the year ended December 31, 2014 and (b) unaudited Borrower’s Consolidated Financial Statements, certified by the chief financial officer thereof, as of and for the quarter ended September 30, 2015;

(4)                                 Evidence of Formation of Borrower.  Certified (as of the Closing Date) copies of Borrower’s certificate of incorporation and by-laws, with all amendments thereto, and a certificate of the Secretary of State of the jurisdiction of formation as to its good standing therein;

(5)                                 Evidence of All Corporate Action.  Certified (as of the Closing Date) copies of all documents evidencing the corporate action taken by Borrower authorizing the execution, delivery and performance of the Loan Documents and each other document to be delivered by or on behalf of Borrower pursuant to this Agreement;

(6)                                 Incumbency and Signature Certificate of Borrower.  A certificate (dated as of the Closing Date) of the secretary of Borrower certifying the names and true signatures of each person authorized to sign on behalf of Borrower;

(7)                                 Solvency Certificate.  A duly executed Solvency Certificate;

(8)                                 Opinion of Counsel for Borrower.  A favorable opinion, dated the Closing Date, of Goodwin Procter LLP, counsel for Borrower, as to such matters as Administrative Agent may reasonably request;

(9)                                 Authorization Letter.  The Authorization Letter, duly executed by Borrower;

(10)                          Request for Advance.  A request for an advance in accordance with Section 2.04;

(11)                          Certificate.  The following statements shall be true and Administrative Agent shall have received a certificate dated the Closing Date signed by a duly authorized signatory of Borrower stating, to the best of the certifying party’s knowledge, the following:

(a)                                 All representations and warranties contained in this Agreement and in each of the other Loan Documents are true and correct on and as of the Closing Date as though made on and as of such date, and

(b)                                 No Default or Event of Default has occurred and is continuing, or could result from the transactions contemplated by this Agreement and the other Loan Documents; and

(c)                                  No Material Adverse Change exists on and as of the Closing Date;

(12)                          Fee Letters.  The Fee Letter and Supplemental Fee Letter, duly executed by Borrower;

(13)                          Covenant Compliance.  A covenant compliance certificate of the sort required by paragraph (3) of Section 6.09 for the most recent calendar quarter for which Borrower is required to report financial results; and

(14)                          Additional Materials.  Such other approvals, documents, instruments or opinions as Administrative Agent may reasonably request.

Section 4.02                            Conditions Precedent to Each Advance.  The obligation of each Bank to make each advance of the Loans, and the obligation of the Issuing Bank to issue or extend any Letter of Credit, shall be subject to satisfaction of the following conditions precedent:

(1)                                 All conditions of Section 4.01 shall have been and remain satisfied as of the date of such advance or issuance or extension;

(2)                                 No Default or Event of Default shall have occurred and be continuing as of the date of the advance or issuance or would result from the making of such advance, issuance or extension;

(3)                                 Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the advance or issuance; and

(4)                                 Administrative Agent shall have received a request for an advance in accordance with Section 2.04 or Administrative Agent and the Issuing Bank shall have received a request for such Letter of Credit in accordance with Section 2.16.

Section 4.03                            Deemed Representations.  Each request by Borrower for, and acceptance by Borrower of, an advance of proceeds of the Loans, and each request by Borrower for, and each issuance or extension by the Issuing Bank of, a Letter of Credit, shall constitute a representation and warranty by Borrower that, as of both the date of such request and the date of such advance or issuance (1) no Default or Event of Default has occurred and is continuing or would result from the making of such advance, issuance or extension and (2) each representation or warranty contained in this Agreement or the other Loan Documents is true and correct in all material respects.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and each Bank as follows:

Section 5.01                            Due Organization.  Borrower is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has the power and authority to own its assets and to transact the business in which it is now engaged, and, if applicable, is duly qualified for the conduct of business and in good standing under the Laws of each other jurisdiction in which such qualification is required and where the failure to be so qualified would cause a Material Adverse Change.

Section 5.02                            Power and Authority; No Conflicts; Compliance With Laws.  The execution, delivery and performance of the obligations required to be performed by Borrower of the Loan Documents are within the Borrower’s corporate powers, have been authorized by all necessary corporate action, and do not and will not (a) require the consent or approval of its shareholders or such consent or approval has been obtained, (b) contravene either its certificate of incorporation or by-laws, (c) to the best of Borrower’s knowledge, violate any provision of, or require any filing, registration, consent or approval under, any Law (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it, (d) result in a breach of or constitute a default under or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it may be a party or by which it or its properties may be bound or affected except for consents which have been obtained, (e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of its properties now owned or hereafter acquired or (f) to the best of Borrower’s knowledge, cause it to be in default under any such Law, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument; to the best of its knowledge, Borrower is in material compliance with all Laws applicable to it and its properties.

Section 5.03                            Legally Enforceable Agreements.  Each Loan Document has been duly executed and delivered by the Borrower and is a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally.

Section 5.04                            Litigation.  There are no actions, suits or proceedings pending or, to its knowledge, threatened against Borrower or any of its Affiliates before any court or arbitrator or any Governmental Authority which are reasonably likely to result in a Material Adverse Change or challenge the validity or enforceability of any of the Loan Documents.

Section 5.05                            Good Title to Properties.  Borrower and each of its Material Affiliates have good, marketable and legal title to all of the properties and assets each of them purports to own (including, without limitation, those reflected in the Consolidated Financial Statements referred to in Section 5.13), only with exceptions which do not materially detract from the value of such property or assets or the use thereof in Borrower’s and such Material Affiliate’s business, and except to the extent that any such properties and assets have been encumbered or disposed of since the date of such financial statements without violating any of the covenants contained in Article VII or elsewhere in this Agreement.  Borrower and its Material Affiliates enjoy peaceful and undisturbed possession of all leased property necessary in any material respect in the conduct of their respective businesses.  All such leases are valid and subsisting and are in full force and effect.

Section 5.06                            Taxes.  Borrower has filed all tax returns (federal, state and local) required to be filed by it and has paid all taxes, assessments and governmental charges and levies due and payable without the imposition of a penalty, including interest and penalties, except to the extent they are the subject of a Good Faith Contest. Borrower qualifies as a real estate investment trust under the Code.

Section 5.07                            ERISA.  Borrower is in compliance in all material respects with all applicable provisions of ERISA.  Neither a Reportable Event nor a Prohibited Transaction has occurred with respect to any Plan which could result in liability of Borrower; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated within the past five (5) years; no circumstance exists which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; Borrower and the ERISA Affiliates have not completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; Borrower and the ERISA Affiliates have met the minimum funding requirements of Section 412 of the Code and Section 302 of ERISA of each with respect to the Plans of each and there is no material “Unfunded Current Liability” (as such quoted term is defined in ERISA) with respect to any Plan established or maintained by each; and Borrower and the ERISA Affiliates have not incurred any liability to the PBGC under ERISA (other than for the payment of premiums under Section 4007 of ERISA).  No part of the funds to be used by Borrower in satisfaction of its obligations under this Agreement constitute “plan assets” of any “employee benefit plan” within the meaning of ERISA or of any “plan” within the meaning of Section 4975(e)(1) of the Code, as interpreted by the IRS and the U.S. Department of Labor in rules, regulations, releases, bulletins or as interpreted under applicable case law.

Section 5.08                            No Default on Outstanding Judgments or Orders, Etc.  Borrower and each of its Material Affiliates have satisfied all judgments which are not being appealed or which are not fully covered by insurance, and are not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

Section 5.09                            No Defaults on Other Agreements.  Except as disclosed to Administrative Agent in writing (who shall provide such information, promptly upon receipt, to each of the Banks), Borrower is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any partnership, trust or other restriction which is likely to result in a Material Adverse Change.  Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument which is likely to result in a Material Adverse Change. Borrower and each of its Material Affiliates are in compliance in all material respects with all Laws applicable to it, except where no Material Adverse Change could reasonably be expected to occur as a result of such non-compliance.

Section 5.10                            Government Regulation.  Borrower is not subject to regulation under the Investment Company Act of 1940 or any statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.

Section 5.11                            Environmental Protection.  To the best of Borrower’s knowledge, none of Borrower’s or its Material Affiliates’ properties contains any Hazardous Materials that, under any Environmental Law currently in effect, (1) would impose liability on Borrower that is likely to result in a Material Adverse Change or (2) is likely to result in the imposition of a Lien on any assets of Borrower or its Material Affiliates, in each case if not properly handled in accordance with applicable Law or not covered by insurance or a bond, in either case reasonably satisfactory to Administrative Agent.  To the best of Borrower’s knowledge, neither it nor any of its Material Affiliates is in material violation of, or subject to any existing, pending or threatened material investigation or proceeding by any Governmental Authority under any Environmental Law.

Section 5.12                            Solvency.  Borrower is, and upon consummation of the transactions contemplated by this Agreement, the other Loan Documents and any other documents, instruments or agreements relating thereto, will be, Solvent.

Section 5.13                            Financial Statements.  The Borrower’s Consolidated Financial Statements most recently delivered to the Banks pursuant to the terms of this Agreement are in all material respects complete and correct and fairly present the financial condition of the subject thereof as of the dates of and for the periods covered by such statements, all in accordance with GAAP.  There has been no Material Adverse Change since the date of such most recently delivered Borrower’s Consolidated Financial Statements.

Section 5.14                            Valid Existence of Affiliates.  At the Closing Date, the only Material Affiliates of Borrower are listed on EXHIBIT C.  Each Material Affiliate is a corporation, partnership or limited liability company duly organized and existing in good standing under the Laws of the jurisdiction of its formation.  As to each Material Affiliate, its correct name, the jurisdiction of its formation, Borrower’s percentage of beneficial interest therein, and the type of business in which it is primarily engaged, are set forth on said EXHIBIT C.  Borrower and each of its Material Affiliates have the power to own their respective properties and to carry on their respective businesses now being conducted.  Each Material Affiliate is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the respective businesses conducted by it or its respective properties, owned or held under lease, make such qualification necessary and where the failure to be so qualified would cause a Material Adverse Change.

Section 5.15                            Insurance.  Borrower and each of its Material Affiliates have in force paid insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same type of business and similarly situated.

Section 5.16                            Accuracy of Information; Full Disclosure.  Neither this Agreement nor any documents, financial statements, reports, notices, schedules, certificates, statements or other writings furnished by or on behalf of Borrower to Administrative Agent or any Bank in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, or required herein to be furnished by or on behalf of Borrower (other than projections which are made by Borrower in good faith), contains any untrue or misleading statement of a material fact or omits a material fact necessary to make the statements herein or therein not misleading.  To the best of Borrower’s knowledge, there is no fact which Borrower has not disclosed to Administrative Agent and the Banks in writing which materially affects adversely nor, so far as Borrower can now foresee, will materially affect adversely the business affairs or financial condition of Borrower or the ability of Borrower to perform this Agreement and the other Loan Documents.

Section 5.17                            OFAC.  None of the Borrower, any of its Consolidated Businesses, or any of its Material Affiliates, or, to the knowledge of the Borrower, any director, officer, employee or affiliate thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions , (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

Section 5.18                            Anti-Corruption Laws.  The Borrower, its Consolidated Businesses and its Material Affiliates have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, and, to the extent the same are applicable to the Borrower and/or its Consolidated Businesses or to the extent that a Bank notifies Borrower that the same are applicable to the Loans, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and, to the extent applicable, have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any of the Loans shall remain unpaid or the Loan Commitments or any Letter of Credit (other than a Letter of Credit that has been Cash Collateralized in accordance with Section 2.16(d) and remains in effect after the Loan Commitments and the Obligations have been paid, except that the Borrower shall continue to comply with its covenants in Sections 6.09(1) and (2) in such event) shall remain in effect, or any other amount is owing by Borrower to any Bank Party hereunder or under any other Loan Document, Borrower shall, and, in the case of Sections 6.01 through 6.07, inclusive, and Section 6.11, shall cause each of its Material Affiliates to:

Section 6.01                            Maintenance of Existence.  Preserve and maintain its legal existence and good standing in the jurisdiction of its organization, and qualify and remain qualified as a foreign entity in each other jurisdiction in which such qualification is required except to the extent that failure to be so qualified in such other jurisdictions is not likely to result in a Material Adverse Change.

Section 6.02                            Maintenance of Records.  Keep adequate records and books of account, in which complete entries will be made reflecting all of its financial transactions, in accordance with GAAP.

Section 6.03                            Maintenance of Insurance.  At all times, maintain and keep in force insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same type of business and similarly situated, which insurance shall be acceptable to Administrative Agent and may provide for reasonable deductibility from coverage thereof.  In connection with the foregoing, it is understood that Borrower’s earthquake insurance coverage in place as of the Closing Date is acceptable to Administrative Agent.

Section 6.04                            Compliance with Laws; Payment of Taxes.  Comply in all material respects with all Laws applicable to it or to any of its properties or any part thereof, such compliance to include, without limitation, paying before the same become delinquent all material taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent they are the subject of a Good Faith Contest.

Section 6.05                            Right of Inspection.  At any reasonable time and from time to time upon reasonable notice, permit Administrative Agent or any Bank or any agent or representative thereof to examine and make copies and abstracts from its records and books of account and visit its properties and to discuss its affairs, finances and accounts with the independent accountants of Borrower.

Section 6.06                            Compliance With Environmental Laws.  Comply in all material respects with all applicable Environmental Laws and timely pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent there is a Good Faith Contest.

Section 6.07                            Maintenance of Properties.  Do all things reasonably necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition except where the cost thereof is not in Borrower’s best interests and the failure to do so would not result in a Material Adverse Change.

Section 6.08                            Payment of Costs.  Pay all costs and expenses required for the satisfaction of the conditions of this Agreement.

Section 6.09                            Reporting and Miscellaneous Document Requirements.  Furnish directly to Administrative Agent (who shall provide, promptly upon receipt, to each of the Banks):

(1)                                 Annual Financial Statements.  As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, Borrower’s Consolidated Financial Statements as of the end of and for such Fiscal Year, in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year and audited by Borrower’s Accountants (without a “going concern” or other extraordinary qualification or exception);

(2)                                 Quarterly Financial Statements.  As soon as available and in any event within forty-five (45) days after the end of each calendar quarter (other than the last quarter of the Fiscal Year), the unaudited Borrower’s Consolidated Financial Statements as of the end of and for such calendar quarter, in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year;

(3)                                 Certificate of No Default and Financial Compliance.  Within ninety (90) days after the end of each Fiscal Year and within forty-five (45) days after the end of each of the first, second, and third calendar quarters, a certificate of Borrower’s chief financial officer or treasurer (a) stating that, to the best of his or her knowledge, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, specifying the nature thereof and the action which is proposed to be taken with respect thereto; (b) stating that the covenants contained in Sections 7.02, 7.03 and 7.04 and in Article VIII have been complied with (or specifying those that have not been complied with) and including computations demonstrating such compliance (or non-compliance); and (c) setting forth the details of all items comprising Capitalization Value, Unencumbered Asset Value, Total Outstanding Indebtedness, Secured Indebtedness, Interest Expense and Unsecured Indebtedness (including amount, maturity, interest rate and amortization requirements with respect to all Indebtedness);

(4)                                 Certificate of Borrower’s Accountants.  Simultaneously with the delivery of the annual financial statements required by paragraph (1) of this Section, (a) a statement of Borrower’s Accountants who audited such financial statements comparing the computations set forth in the financial compliance certificate required by paragraph (3) of this Section to the audited financial statements required by paragraph (1) of this Section and (b) when the audited financial statements required by paragraph (1) of this Section have a qualified auditor’s opinion, a statement of Borrower’s Accountants who audited such financial statements of whether any Default or Event of Default has occurred and is continuing;

(5)                                 Notice of Litigation.  Promptly after the commencement and knowledge thereof, notice of all actions, suits, and proceedings before any court or arbitrator, affecting Borrower which, if determined adversely to Borrower is likely to result in a Material Adverse Change;

(6)                                 Notices of Defaults and Events of Default.  As soon as possible and in any event within ten (10) days after Borrower becomes aware of the occurrence of a material Default or any Event of Default, a written notice (which notice shall state that it is a “Notice of Default”) setting forth the details of such Default or Event of Default and the action which is proposed to be taken with respect thereto;

(7)                                 Material Adverse Change.  As soon as is practicable and in any event within five (5) days after knowledge of the occurrence of any event or circumstance which is likely to result in or has resulted in a Material Adverse Change, written notice thereof;

(8)                                 Offices.  Thirty (30) days’ prior written notice of any change in the chief executive office or principal place of business of Borrower;

(9)                                 Environmental and Other Notices.  As soon as possible and in any event within ten (10) days after receipt, copies of all Environmental Notices received by Borrower which are not received in the ordinary course of business and which relate to a situation which is likely to result in a Material Adverse Change;

(10)                          Insurance Coverage.  Promptly, such information concerning Borrower’s insurance coverage as Administrative Agent may reasonably request;

(11)                          Proxy Statements, Etc..  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Borrower or its Material Affiliates sends to its shareholders, and copies of all regular, periodic and special reports, and all registration statements which Borrower or its Material Affiliates files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or with any national securities exchange;

(12)                          Operating Statements.  As soon as available and in any event within forty-five (45) days after the end of each calendar quarter, an operating statement for each property directly or indirectly owned in whole or in part by Borrower; and

(13)                          General Information.  Promptly, such other information respecting the condition or operations, financial or otherwise, of Borrower or any properties of Borrower as Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 6.09(1), (2) or (11) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 12.07; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Bank that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Bank and (ii) the Borrower shall notify the Administrative Agent and each Bank (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Syndication Agents will make available to the Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Syndication Agents, and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws or any confidentiality agreement entered into by any Bank; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Syndication Agents shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 6.10                            Principal Prepayments as a Result of Reduction in Total Loan Commitment.  If the outstanding principal amount under the Notes at any time exceeds the Total Loan Commitment, Borrower shall, within ten (10) days of Administrative Agent’s written demand, make a payment in the amount of such excess in reduction of such outstanding principal balance.

Section 6.11                            Anti-Corruption Laws.  Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, and to the extent the same are applicable to the Borrower and/or its Consolidated Businesses or to the extent a Bank notifies Borrower that the same are applicable to the Loans, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and, to the extent applicable, maintain policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VII

NEGATIVE COVENANTS

So long as any of the Loans shall remain unpaid, or the Loan Commitments or any Letter of Credit (other than a Letter of Credit that has been Cash Collateralized in accordance with Section 2.16(d) and remains in effect after the Loan Commitments and the Obligations have been paid) shall remain in effect, or any other amount is owing by Borrower to any Bank Party hereunder or under any other Loan Document, Borrower shall not do any or all of the following:

Section 7.01                            Mergers Etc.  Merge or consolidate with (except where Borrower is the surviving entity), or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired).

Section 7.02                            Investments.  Directly or indirectly, make any loan or advance to any Person or purchase or otherwise acquire any capital stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any Person (any such transaction, an “Investment”) if such Investment constitutes the acquisition of a minority interest in a Person (a “Minority Interest”) and the amount of such Investment, together with the value of all other Minority Interests, would exceed 20% of Capitalization Value, determined as of the end of the most recent calendar quarter for which Borrower is required to have reported financial results pursuant to Section 6.09.  A 50% beneficial interest in a Person, in connection with which the holder thereof exercises joint control over such Person with the holder(s) of the other 50% beneficial interest, shall not constitute a “Minority Interest” for purposes of this Section.

Section 7.03                            Sale of Assets.  Effect (i) a Disposition of any of its now owned or hereafter acquired assets (including equity interests therein), including assets in which Borrower owns a beneficial interest through its ownership of interests in joint ventures, (a) in one or more transactions after the Closing Date aggregating more than 25% of Capitalization Value or (b) if after giving effect to such Disposition, a Default or Event of Default would exist, or (ii) the granting of a Lien on any Unencumbered Wholly-Owned Assets or Unencumbered Land and Construction-In-Process, if after granting such Lien, a Default or Event of Default would exist.

Section 7.04                            Distributions.  During the existence of any Event of Default, make, declare or pay, directly or indirectly, any dividend or distribution to any of its equity holders in an amount greater than the minimum dividend or distribution required under the Code to maintain the real estate investment trust status of Borrower under the Code and to avoid the payment of federal income and excise taxes, as evidenced by a detailed certificate of Borrower’s chief financial officer or treasurer reasonably satisfactory in form and substance to Administrative Agent.

Section 7.05                            Sanctions.  Knowingly directly or indirectly use the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Consolidated Business, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Bank, Joint Lead Arranger, Administrative Agent or otherwise) of Sanctions.

Section 7.06                            Anti-Corruption Laws.  Directly or indirectly use the proceeds of any Loan or Letter of Credit for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, or, to the extent the same are applicable to the Borrower and/or its Consolidated Businesses or to the extent a Bank notifies Borrower that the same are applicable to the Loans, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

ARTICLE VIII

FINANCIAL COVENANTS

So long as any of the Loans shall remain unpaid, or the Loan Commitments or any Letter of Credit (other than a Letter of Credit that has been Cash Collateralized in accordance with Section 2.16(d) and remains in effect after the Loan Commitments and the Obligations have been paid) shall remain in effect, or any other amount is owing by Borrower to any Bank Party under this Agreement or under any other Loan Document, Borrower shall not permit or suffer any or all of the following:

Section 8.01                            Relationship of Total Outstanding Indebtedness to Capitalization Value.  As of the last day of any fiscal quarter, the ratio of Total Outstanding Indebtedness (net of, as of such date of determination, the amount of unrestricted Cash and Cash Equivalents in excess of $20,000,000 to the extent that there is an equivalent amount of Total Outstanding Indebtedness that matures within twenty-four (24) months of such date of determination) to Capitalization Value to exceed 60%; provided that such ratio may exceed 60% from time to time following an acquisition by Borrower and its Affiliates of real property assets so long as (a) such ratio does not exceed 65%, (b) such ratio ceases to exceed 60% within 180 days after each date such ratio first exceeded 60%, and (c) the Borrower provides a certificate of its chief financial officer or treasurer to the Administrative Agent when such ratio first exceeds 60% and when such ratio ceases to exceed 60%.

Section 8.02                            Relationship of Combined EBITDA to Combined Debt Service.  As of the last day of any fiscal quarter, the ratio of (1) Combined EBITDA to (2) Combined Debt Service (each for the twelve (12)-month period ending on such last day of such quarter), to be less than 1.50 to 1.00.

Section 8.03                            Ratio of Unsecured Indebtedness to Unencumbered Asset Value.  As of the last day of any fiscal quarter, the ratio of (1) Unsecured Indebtedness (net of, as of such date of determination, the amount of unrestricted Cash and Cash Equivalents in excess of $20,000,000 to the extent that there is an equivalent amount of Unsecured Indebtedness that matures within twenty-four (24) months of such date of determination) to (2) Unencumbered Asset Value to exceed 65%.

Section 8.04                            Relationship of Secured Indebtedness to Capitalization Value.  As of the last day of any fiscal quarter, Secured Indebtedness (net of, as of such date of determination, the amount of unrestricted Cash and Cash Equivalents in excess of $20,000,000 to the extent that there is an equivalent amount of Secured Indebtedness that matures within twenty-four (24) months of such date of determination) to exceed 40% of Capitalization Value.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01                            Events of Default.  Any of the following events shall be an “Event of Default”:

(1)                                 If Borrower shall fail to pay the principal of any Loans or any reimbursement obligations with respect to a Letter of Credit as and when due, and such failure to pay shall continue unremedied for five (5) days after the due date of such amount; or fail to pay interest accruing on any Loans or reimbursement obligations as and when due, and such failure to pay shall continue unremedied for five (5) days after written notice by Administrative Agent of such failure to pay; or fail to make any payment required under Section 6.10 as and when due; or fail to pay any fee or any other amount due under this Agreement, any other Loan Document or the Fee Letter or the Supplemental Fee Letter as and when due and such failure to pay shall continue unremedied for two (2) Banking Days after written notice by Administrative Agent of such failure to pay; or

(2)                                 If any representation or warranty made by Borrower in this Agreement or in any other Loan Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with a Loan Document shall prove to have been incorrect in any material respect on or as of the date made; or

(3)                                 If Borrower shall fail (a) to perform or observe any term, covenant or agreement contained in Section 2.01(e), Article VII or Article VIII; or (b) to perform or observe any term, covenant or agreement contained in this Agreement (other than obligations specifically referred to elsewhere in this Section 9.01) or any Loan Document, or any other document executed by Borrower and delivered to Administrative Agent or the Banks in connection with the transactions contemplated hereby and such failure under this clause (b) shall remain unremedied for thirty (30) consecutive calendar days after notice thereof (or such shorter cure period as may be expressly prescribed in the applicable document); provided, however, that if any such default under clause (b) above cannot by its nature be cured within such thirty (30) day, or shorter, as the case may be, grace period and so long as Borrower shall have commenced cure within such thirty (30) day, or shorter, as the case may be, grace period and shall, at all times thereafter, diligently prosecute the same to completion, Borrower shall have an additional period, not to exceed sixty (60) days, to cure such default; in no event, however, is the foregoing intended to effect an extension of the Maturity Date; or

(4)                                 If Borrower or any Consolidated Business shall fail (a) to pay any Recourse Debt of the Borrower or such Consolidated Business (other than the payment obligations described in paragraph (1) of this Section in an amount equal to or greater than $150,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) after the expiration of any applicable grace period, or (b) to perform or observe any material term, covenant, or condition under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or the lapse of time, or both (other than in cases where, in the judgment of the Required Banks, meaningful discussions likely to result in (i) a waiver or cure of the failure to perform or observe, or (ii) otherwise averting such acceleration are in progress between Borrower and the obligee of such Debt), the maturity of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled or otherwise required prepayment), prior to the stated maturity thereof; or

(5)                                 If Borrower, or any Affiliate of Borrower to which $75,000,000 or more of Capitalization Value is attributable, shall (a) generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (b) make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (c) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation Law of any jurisdiction, whether now or hereafter in effect; or (d) have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed or unstayed for a period of sixty (60) days or more; or (e) be the subject of any proceeding under which all or a substantial part of its assets may be subject to seizure, forfeiture or divestiture; or (f) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (g) suffer any such custodianship, receivership or trusteeship for all or any substantial part of its property, to continue undischarged for a period of sixty (60) days or more; or

(6)                                 If one or more judgments, decrees or orders for the payment of money in an amount in excess of 5% of Consolidated Tangible Net Worth (excluding any such judgments, decrees or orders which are fully covered by insurance) in the aggregate shall be rendered against Borrower or any of its Material Affiliates, and any such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal; or

(7)                                 If any of the following events shall occur or exist with respect to Borrower or any ERISA Affiliate: (a) any Prohibited Transaction involving any Plan; (b) any Reportable Event with respect to any Plan; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any

Plan; (d) any event or circumstance which would constitute grounds for the termination of, or for the appointment of a trustee to administer, any Plan under Section 4042 of ERISA, or the institution by the PBGC of proceedings for any such termination or appointment under Section 4042 of ERISA; or (e) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, if such event or conditions, if any, could in the reasonable opinion of any Bank subject Borrower to any tax, penalty, or other liability to a Plan, Multiemployer Plan, the PBGC or otherwise (or any combination thereof) which in the aggregate exceeds or is likely to exceed $50,000; or

(8)                                 If at any time Borrower is not a qualified real estate investment trust under Sections 856 through 860 of the Code or is not a publicly traded company listed on the New York Stock Exchange; or

(9)                                 If at any time any portion of Borrower’s assets constitute plan assets for ERISA purposes (within the meaning of C.F.R. §2510.3-101); or

(10)                          If, in the reasonable judgment of all of the Banks (and the basis for such determination is provided to Borrower in writing in reasonable detail), there shall occur a Material Adverse Change; or

(11)                          If, during any period of up to twelve (12) consecutive months commencing on or after the Closing Date, individuals who were directors of Borrower at the beginning of such period (the “Continuing Directors”), plus any new directors whose election or appointment was approved by a majority of the Continuing Directors then in office, shall cease for any reason to constitute a majority of the Board of Directors of Borrower; or

(12)                          If, through any transaction or series of related transactions, any Person (including Affiliates of such Person) shall acquire beneficial ownership, directly or indirectly, of securities of Borrower (or of securities convertible into securities of Borrower) representing 25% or more of the combined voting power of all securities of Borrower entitled to vote in the election of directors; or

(13)                          Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than in accordance with the terms hereof or thereof, or satisfaction in full of all the Obligations, is revoked, terminated, cancelled or rescinded, without the prior written approval of Administrative Agent and such number or percentage of Banks as shall be required hereunder; or the Borrower commences any legal proceeding at law or in equity to contest, or make unenforceable, cancel, revoke or rescind any of the Loan Documents, or any court or any other governmental or regulatory agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable as to any material terms thereof.

Section 9.02                            Remedies.  If an Event of Default has occurred and is continuing (other than an Event of Default with respect to the Borrower described in Section 9.01(5)), the Administrative Agent, at the request of the Required Banks, shall by notice to the Borrower take any or all of the following actions, at the same or different times:  (i) terminate the Loan Commitments, and thereupon the Loan Commitments shall terminate immediately, (ii) declare the Loans and other Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and such other Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) require the deposit of Cash Collateral for the Letters of Credit pursuant to Section 2.16(h) and (iv) exercise any remedies provided in any of the Loan Documents or by law; and in case of any Event of Default with respect to the Borrower described in Section 9.01(5), the Loan Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, and the obligations to deliver Cash Collateral for the Letters of Credit pursuant to Section 2.16(h) shall automatically become effective, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Notwithstanding the foregoing, if an Event of Default under Section 9.01(10) shall occur and be continuing, Administrative Agent shall not be entitled to exercise the foregoing remedies until (1) it has received a written notice from all of the Banks (the “Unanimous Bank Notices”) (i) requesting Administrative Agent exercise such remedies and (ii) indicating each Bank’s conclusion in its reasonable judgment that a Material Adverse Change has occurred and (2) Administrative Agent has provided notice to Borrower, together with copies of all of the Unanimous Bank Notices.

ARTICLE X

ADMINISTRATIVE AGENT; RELATIONS AMONG BANKS

Section 10.01                     Appointment, Powers and Immunities of Administrative Agent.

(a)                                 Each Bank hereby irrevocably appoints and authorizes Administrative Agent to act as its agent hereunder and under any other Loan Document with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Banks and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b)                                 The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.02 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 10.02                     Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any certification, notice or other communication (including any thereof by telephone, telex, telegram, cable, electronic message, or internet or intranet website posting) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  Administrative Agent may deem and treat each Bank as the holder of the Loan made by it for all purposes hereof and shall not be required to deal with any Person who has acquired a Participation in any Loan or Participation from a Bank.  As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks or all Banks, as required by this Agreement, and such instructions of the Required Banks or all Banks, as the case may be, and any action taken or failure to act pursuant thereto, shall be binding on all of the Banks and any other holder of all or any portion of any Loan or Participation.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.03                     Defaults.  Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default unless Administrative Agent has received notice from a Bank or Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default.”  In the event that Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, Administrative Agent shall give prompt notice thereof to the Banks.  Administrative Agent, following consultation with the Banks, shall (subject to Section 10.07 and Section 12.02) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks; provided that, unless and until Administrative Agent shall have received such directions, Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that Administrative Agent shall not send a notice of default or acceleration to Borrower without the approval of the Required Banks.  In no event shall Administrative Agent be required to take any such action which it determines to be contrary to Law or to the Loan Documents.  Each of the Banks acknowledges and agrees that no individual Bank may separately enforce or exercise any of the provisions of any of the Loan Documents, including, without limitation, the Notes, other than through Administrative Agent.

Section 10.04                     Rights of Administrative Agent as a Bank.  With respect to its Loan Commitment and the Loan provided by it, Administrative Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as Administrative Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include Administrative Agent in its capacity as a Bank.  Administrative Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with Borrower (and any Affiliates of Borrower) as if it were not acting as Administrative Agent and without any duty to account therefor to the Banks.

Section 10.05                     Indemnification of Administrative Agent.  Each Bank agrees to indemnify Administrative Agent (to the extent not reimbursed under Section 12.04 or under the applicable provisions of any other Loan Document, but without limiting the obligations of Borrower under Section 12.04 or such provisions), for its Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Borrower is obligated to pay under Section 12.04) or under the applicable provisions of any other Loan Document or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for (1) any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified as determined by a court of competent jurisdiction in a final and non-appealable judgment, (2) any loss of principal or interest with respect to Administrative Agent’s Loan or (3) any loss suffered by Administrative Agent in connection with a swap or other interest rate hedging arrangement entered into with Borrower.

Section 10.06                     Non-Reliance on Administrative Agent and Other Banks.  Each Bank agrees that it has, independently and without reliance on Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and the decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Loan Document.  Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower.  Except for notices, reports and other documents and information expressly required to be furnished to the Banks by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of Borrower (or any Affiliate of Borrower) which may come into the possession of Administrative Agent or any of its Affiliates.  Administrative Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Loan Document or any document or instrument referred to herein or therein, to anyone.

Section 10.07                     Failure of Administrative Agent to Act.  Except for action expressly required of Administrative Agent hereunder, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include Cash Collateral) of the indemnification obligations of the Banks under Section 10.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  If any indemnity furnished by the Banks to Administrative Agent for any purpose shall, in the reasonable opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.

Section 10.08                     Resignation or Removal of Administrative Agent.  Administrative Agent hereby agrees not to unilaterally resign except in the event it becomes an Affected Bank and is removed or replaced as a Bank pursuant to Section 3.07, in which event it shall have the right to resign.  Bank of America agrees that it may be replaced as Administrative Agent by the Required Banks if its Loan Commitment is reduced to $25,000,000 or less through assignments to Assignees.  If (x) the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof or (y) the Person serving as Administrative Agent engages in gross negligence or willful misconduct in its performance of its duties as Administrative Agent as determined by a court of competent jurisdiction by final and nonappealable judgment, then the Required Banks may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent.  In the case of any removal of Administrative Agent, Borrower and the Banks shall be promptly notified thereof.  Upon any such resignation or removal of Administrative Agent, the Required Banks shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent, so long as it is reasonably acceptable to the Required Banks, shall be that Bank then having the greatest Loan Commitment; if two (2) or more Banks have an equal greatest Loan Commitment, the Required Banks shall select between or among them.  If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the Required Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be one of the Banks.  The Required Banks or the retiring Administrative Agent, as the case may be, shall upon the appointment of a successor Administrative Agent promptly so notify Borrower and the other Banks.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s removal hereunder as Administrative Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Section 10.09                     Amendments Concerning Agency Function.  Notwithstanding anything to the contrary contained herein, Administrative Agent shall not be bound by any waiver, amendment, supplement or modification hereof or of any other Loan Document which affects its duties, rights, and/or function hereunder or thereunder unless it shall have given its prior written consent thereto.

Section 10.10                     Liability of Administrative Agent.  Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.

Section 10.11                     Transfer of Agency Function.  Without the consent of Borrower or any Bank, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States, provided that Administrative Agent shall promptly notify Borrower and the Banks thereof.

Section 10.12                     Non-Receipt of Funds by Administrative Agent.  (a) Unless Administrative Agent shall have received notice from a Bank or Borrower (either one as appropriate being the “Payor”) prior to the date on which such Bank is to make payment hereunder to Administrative Agent of the proceeds of a Loan or participation in a Letter of Credit or Borrower is to make payment to Administrative Agent, as the case may be (either such payment being a “Required Payment”), which notice shall be effective upon receipt, that the Payor will not make the Required Payment in full to Administrative Agent, Administrative Agent may assume that the Required Payment has been made in full to Administrative Agent on such date, and Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make the amount thereof available to the intended recipient on such date.  If and to the extent the Payor shall not have in fact so made the Required Payment in full to Administrative Agent, the recipient of such payment shall repay to Administrative Agent forthwith on demand such amount made available to it together with interest thereon, for each day from the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount, at the customary rate set by Administrative Agent for the correction of errors among Banks for three (3) Banking Days and thereafter at the Base Rate.

(b)                                 If, after Administrative Agent has paid each Bank’s share of any payment received or applied by Administrative Agent in respect of the Loan or participation in a Letter of Credit, that payment is rescinded or must otherwise be returned or paid over by Administrative Agent, whether pursuant to any bankruptcy or insolvency Law, sharing of payments clause of any loan agreement or otherwise, such Bank shall, at Administrative Agent’s request, promptly return its share of such payment or application to Administrative Agent, together with such Bank’s proportionate share of any interest or other amount required to be paid by Administrative Agent with respect to such payment or application.  In addition, if a court of competent jurisdiction shall adjudge that any amount received and distributed by Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Administrative Agent its share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such Persons as shall be determined by such court.  The provisions of this Section 10.12(b) shall survive payment in full of the Obligations and termination of this Agreement.

Section 10.13                     [Reserved].

Section 10.14                     [Reserved].

Section 10.15                     Pro Rata Treatment.  Except to the extent otherwise provided, (1) each advance of proceeds of the Ratable Loans and participation in a Letter of Credit shall be made by the Banks; (2) each reduction of the amount of the Total Loan Commitment under Section 2.10 shall be applied to the Loan Commitments of the Banks; and (3) each payment of the fee accruing under paragraph (b) of Section 2.07 and clause (1) of Section 2.16(f) shall be made for the account of the Banks, ratably according to the amounts of their respective Loan Commitments.  Except as otherwise expressly provided in this Agreement, each payment in respect of principal or interest under the Loans shall be applied to such obligations owing to the Banks pro rata according to the respective amounts then due and owing to the Banks.

Section 10.16                     Sharing of Payments Among Banks.  If a Bank shall obtain payment of any principal of or interest on any Loan or other Obligation made by it through the exercise of any right of setoff, banker’s lien, counterclaim, or by any other means (including direct payment), and such payment results in such Bank receiving a greater payment than it would have been entitled to had such payment been paid directly to Administrative Agent for disbursement to the Banks, then such Bank shall promptly purchase for cash from the other Banks Participations in the Loans made by or other Obligations owed to the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share ratably the benefit of such payment.  To such end the Banks shall make appropriate adjustments among themselves (by the resale of Participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  Borrower agrees that any Bank so purchasing a Participation in the Loans made by or other Obligations owed to other Banks may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such Participation.  Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of Borrower.

Section 10.17                     Possession of Documents.  Each Bank shall keep possession of its own Ratable Loan Note.  Administrative Agent shall hold all the other Loan Documents and related documents in its possession and maintain separate records and accounts with respect thereto, and shall permit the Banks and their representatives access at all reasonable times to inspect such Loan Documents, related documents, records and accounts.

Section 10.18                     No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents, Documentation Agents, Co-Documentation Agents, Managing Agents or Co-Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Bank or the Issuing Bank hereunder.

Section 10.19                     Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, reimbursement obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks, the Issuing Bank and the Administrative Agent under this Agreement) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 12.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Bank or the Issuing Bank in any such proceeding.

ARTICLE XI

NATURE OF OBLIGATIONS

Section 11.01                     Absolute and Unconditional Obligations.  Borrower acknowledges and agrees that its obligations and liabilities under this Agreement and under the other Loan Documents shall be absolute and unconditional irrespective of (1) any lack of validity or enforceability of any of the Obligations, any Loan Documents, or any agreement or instrument relating thereto; (2) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from any Loan Documents or any other documents or instruments executed in connection with or related to the Obligations; (3) any exchange or release of any collateral, if any, or of any other Person from all or any of the Obligations; or (4) any other circumstances which might otherwise constitute a defense available to, or a discharge of, Borrower or any other Person in respect of the Obligations.

The obligations and liabilities of Borrower under this Agreement and other Loan Documents shall not be conditioned or contingent upon the pursuit by any Bank or any other Person at any time of any right or remedy against Borrower or any other Person which may be or become liable in respect of all or any part of the Obligations or against any collateral or security or guarantee therefor or right of setoff with respect thereto.

Section 11.02                     Non-Recourse to Borrower’s Principals.  Notwithstanding anything to the contrary contained herein, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with the Loans (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Relevant Documents”), no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of Borrower’s Principals and each Bank expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of Borrower’s Principals or out of any assets of Borrower’s Principals, provided, however, that nothing in this Section shall be deemed to (1) release Borrower from any personal liability pursuant to, or from any of its respective obligations under, the Relevant Documents, or from personal liability for its fraudulent actions or fraudulent omissions; (2) release any of Borrower’s Principals from personal liability for its or his own fraudulent actions or fraudulent omissions; (3) constitute a waiver of any obligation evidenced or secured by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents; or (4) limit the right of Administrative Agent and/or the Banks to proceed against or realize upon any collateral hereafter given for the Loans or other Obligations or any and all of the assets of Borrower (notwithstanding the fact that any or all of Borrower’s Principals have an ownership interest in Borrower and, thereby, an interest in the assets of Borrower) or to name Borrower (or, to the extent that the same are required by applicable Law or are determined by a court to be necessary parties in connection with an action or suit against Borrower or any collateral hereafter given for the Loans or other Obligations, any of Borrower’s Principals) as a party defendant in, and to enforce against any collateral hereafter given for the Loans or other Obligations and/or assets of Borrower any judgment obtained by Administrative Agent and/or the Banks with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable Law or determined by a court to be necessary to preserve Administrative Agent’s and/or Banks’ rights against any collateral hereafter given for the Loans or other Obligations or Borrower, but not otherwise) or shall be enforced against Borrower’s Principals or their assets.

ARTICLE XII

MISCELLANEOUS

Section 12.01                     Binding Effect of Request for Advance.  Borrower agrees that, by its acceptance of any advance of proceeds of the Loans under this Agreement, it shall be bound in all respects by the request for advance submitted on its behalf in connection therewith with the same force and effect as if Borrower had itself executed and submitted the request for advance and whether or not the request for advance is executed and/or submitted by an authorized person.

Section 12.02                     Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by Borrower (or, in the case of any guaranty executed and delivered pursuant to clause (y) of the definition of “Unencumbered Assets” in Section 1.01, the Subsidiary Guarantor referred to therein) therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks and, solely for purposes of its acknowledgment thereof, Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (1) increase or extend the Loan Commitment of any Bank without the written consent of such Bank; (2)  reduce the principal of, or interest on, the Loans or reimbursement obligations or any fees due hereunder or any other amount due hereunder or under any Loan Document, without the written consent of each Bank affected thereby; (3) except as provided in Section 2.18, postpone any date fixed for any payment of principal of, or interest on, the Loans or reimbursement obligations or any fees due hereunder or under any Loan Document without the written consent of each Bank affected thereby; (4) change the definition of “Required Banks”, without the written consent of each Bank; (5) amend Section 10.15, this Section or any other provision requiring the consent of all the Banks, without the written consent of each Bank; (6) waive any default under paragraph (5) of Section 9.01, without the written consent of each Bank, (7) release all or substantially all of the guaranties executed and delivered pursuant to clause (y) of the definition of “Unencumbered Assets” in Section 1.01, without the written consent of each Bank, or (8) extend the expiration date of any

Letter of Credit to a date more than one year after the Maturity Date, without the written consent of each Bank; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Lenders), except that (x) the Loan Commitment of any Defaulting Lender may not be increased or extended without the consent of such Bank and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Lender more adversely than other affected Banks shall require the consent of such Defaulting Lender.  Any advance of proceeds of the Loans made, or any Letter of Credit issued, prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to Administrative Agent and the Banks, shall not constitute a waiver of any Default or Event of Default or a waiver of the requirement that all conditions, including the non-performed conditions, shall be required with respect to all future advances and issuances of Letters of Credit.  Neither any failure or delay on the part of Administrative Agent or any Bank to exercise any right hereunder nor any single or partial exercise of any right or power hereunder or any abandonment or discontinuance of steps to enforce such right or power shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent or disapproval is requested and (iii) shall include Administrative Agent’s recommended course of action or determination in respect thereof.  Each Bank shall reply promptly, but in any event within ten (10) Banking Days (or five (5) Banking Days with respect to any decision to accelerate or stop acceleration of the Loans and other Obligations) after receipt of the request therefor by Administrative Agent (the “Bank Reply Period”).  Unless a Bank shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Bank Reply Period, such Bank shall be deemed to have approved or consented to such recommendation or determination.

Section 12.03                     Usury.  Anything herein to the contrary notwithstanding, the obligations of Borrower under this Agreement and the Loans shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of Law applicable to a Bank limiting rates of interest which may be charged or collected by such Bank.

Section 12.04                     Expenses; Indemnification.  Borrower agrees (i) to reimburse Administrative Agent and Syndication Agents on demand for all reasonable costs, expenses, and charges (including, without limitation, all reasonable fees and charges of engineers, appraisers and legal counsel) incurred by it in connection with the Loans and Letters of Credit and the preparation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto, (ii) to reimburse each of the Issuing Banks for all reasonable out-of-pocket expenses incurred by such Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) to reimburse each of the Banks for reasonable legal costs, expenses and charges incurred by each of the Banks in connection with the performance or enforcement of this Agreement, the Notes, or any other Loan Documents (including such costs, expenses and charges incurred during any work-out or restructuring of the Loans); provided, however, that Borrower is not responsible for costs, expenses and charges incurred by the Bank Parties in connection with the administration or syndication of the Loans (other than the fees required by the Fee Letter and the Supplemental Fee Letter).  Borrower agrees to indemnify Administrative Agent and each Bank and their respective Affiliates, directors, officers, employees, advisors and agents (each such Person, an “Indemnitee”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses, except for Taxes (the indemnification for which is addressed in Section 3.10), incurred by any of them arising out of or by reason of (x) any claims by brokers due to acts or omissions by Borrower, (y) this Agreement and the other Loan Documents or the transactions contemplated hereby and thereby or (z) any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by Borrower of the proceeds of the Loans or the Letters of Credit, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct and actual damages resulting from such Indemnitee’s breach of Section 12.20.  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any transaction, agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.

The obligations of Borrower under this Section and under Article III shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loans and Letters of Credit, provided, however, that in the case of Article III, such obligations shall survive only for a period of ninety (90) days after such repayment and termination.

Section 12.05                     Assignment; Participation.  This Agreement shall be binding upon, and shall inure to the benefit of, Borrower, Administrative Agent, the Banks and their respective successors and permitted assigns.  Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer without such consent shall be null and void).

Any Bank may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, at any time grant to one or more banks or other institutions (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Consolidated Businesses) (each a “Participant”) participating interests in its Loan (each a “Participation”).  In the event of any such grant by a Bank of a Participation to a Participant, whether or not Borrower or Administrative Agent was given notice, such Bank shall remain responsible for the performance of its obligations hereunder, and Borrower and Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations hereunder.  Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder and under any other Loan Document including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in the first proviso to Section 12.02 without the consent of the Participant.  Any Participant hereunder shall have the same benefits as any Bank with respect to the yield protection and increased cost provisions of Article III, but a Participant shall not be entitled to receive any greater payment than the Bank granting such Participation would have been entitled to receive.  Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Subject to the conditions set forth below, any Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(i)                                     the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Bank, an Affiliate of a Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Banking Days after having received written notice thereof requesting the Borrower’s approval and containing a legend that states “REQUEST FOR APPROVAL - FAILURE TO OBJECT

TO THIS REQUEST WITHIN FIVE (5) BANKING DAYS SHALL BE DEEMED APPROVAL”;

(ii)                                  the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Loan Commitment to an assignee that is a Bank with a Loan Commitment immediately prior to giving effect to such assignment; and

(iii)                               the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of any Loan Commitment to an assignee that is a Bank with a Loan Commitment immediately prior to giving effect to such assignment.

Such assignments shall be subject to the following additional conditions:

(1)                                 except in the case of an assignment to a Bank or an Affiliate of a Bank or an assignment of the entire remaining amount of the assigning Bank’s Loan Commitment or Loans, the amount of the Loan Commitment or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(2)                                 each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement;

(3)                                 the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500;

(4)                                 the assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(5)                                 no such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Consolidated Businesses, or (B) to any Defaulting Lender or any of its Consolidated Businesses, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

For the purposes of this Section 12.05, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

Upon (i) execution and delivery of such Assignment and Acceptance, (ii) payment by such Assignee to the Bank of an amount equal to the purchase price agreed between the Bank and such Assignee and (iii) payment of the fee described in paragraph (3) above, such Assignee shall be a Bank Party to this Agreement and shall have all the rights and obligations of a Bank as set forth in such Assignment and Acceptance, and the assigning Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this paragraph, substitute Ratable Loan Notes shall be issued to the assigning Bank and Assignee by Borrower, in exchange for the return of the original Ratable Loan Note.  The obligations evidenced by such substitute notes shall constitute “Obligations” for all purposes of this Agreement and the other Loan Documents. In connection with Borrower’s execution of substitute notes as aforesaid, Borrower shall deliver to Administrative Agent evidence, satisfactory to Administrative Agent, of all requisite corporate action to authorize Borrower’s execution and delivery of the substitute notes and any related documents.  The Assignee shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent certification as to exemption from deduction or withholding of any Taxes in accordance with Section 3.10.  Each Assignee shall be deemed to have made the representations contained in, and shall be bound by the provisions of, Section 3.10.

Notwithstanding the foregoing, any Designated Lender may assign at any time to its Designating Lender, without the consents required by or other limitations set forth in the first sentence of this paragraph, any or all of the Loans it may have funded hereunder and pursuant to its Designation Agreement.

Any Bank may at any time pledge or assign or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment or grant to secure obligations to a Federal Reserve Bank, and this Section 12.05 shall not apply to any such pledge or assignment or grant of a security interest; provided that no such pledge or assignment or grant of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Bank as a party hereto.

Borrower recognizes that in connection with a Bank’s selling of Participations or making of assignments, any or all documentation, financial statements, appraisals and other data, or copies thereof, relevant to Borrower or the Loans may be exhibited to and retained by any such Participant or assignee or prospective Participant or assignee.  In connection with a Bank’s delivery of any financial statements and appraisals to any such Participant or assignee or prospective Participant or assignee, such Bank shall also indicate that the same are delivered on a confidential basis.  Borrower agrees to provide all assistance reasonably requested by a Bank to enable such Bank to sell Participations or make assignments of its Loan as permitted by this Section.  Each Bank agrees to provide Borrower with notice of all Participations sold by such Bank to other than its Affiliates.

Any Bank or Participant may pledge its Loans or Participations as collateral in accordance with applicable law.

The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Loan Commitments of, and principal amounts of the Loans and L/C Obligations and any accrued and unpaid interest and any other amounts thereon, owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary and no transfer of an interest in the Loans or L/C Obligations shall be effective unless and until recorded in the Register.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Bank as a Defaulting Bank.  The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.  This paragraph shall be construed so that the Loans are at all times maintained in “registered form” for purposes of the Code and any applicable regulations (and any other relevant or successor provisions of the Code or such regulations).

Section 12.06                     Documentation Satisfactory.  All documentation required from or to be submitted on behalf of Borrower in connection with this Agreement and the documents relating hereto shall be subject to the prior approval of, and be satisfactory in form and substance to, Administrative Agent, its counsel and, where specifically provided herein, the Banks.  In addition, the persons or parties responsible for the execution and delivery of, and signatories to, all of such documentation, shall be acceptable to, and subject to the approval of, Administrative Agent and its counsel and the Banks.

Section 12.07                     Notices.

(a)                                 Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be given to Administrative Agent by telephone, confirmed by writing, and to the Banks and to Borrower by ordinary mail or overnight courier, receipt confirmed, addressed to such party at its address on the signature page of this Agreement.  Notices shall be effective (1) if by telephone, at the time of such telephone conversation, (2) if given by mail, three (3) days after mailing; and (3) if given by overnight courier, upon receipt.  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Section 2 if such Bank, has notified the Administrative Agent that it is incapable of receiving notices under such section by electronic communication.  The Administrative

Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM (AS DEFINED IN SECTION 6.09) IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS (AS DEFINED IN SECTION 6.09) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent, the Syndication Agents or any of their Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or the Administrative Agent’s or the Syndication Agents’ transmission of Borrower Materials through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 12.08                     Setoff.  Borrower agrees that, in addition to (and without limitation of) any right of setoff, bankers’ lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Borrower at any of such Bank’s offices, in Dollars or in any other currency, against any amount payable by Borrower to such Bank under this Agreement or such Bank’s Note, or any other Loan Document which is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and

Administrative Agent thereof; provided that such Bank’s failure to give such notice shall not affect the validity thereof, and provided further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Banks, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Payments by Borrower hereunder or under the other Loan Documents shall be made without setoff or counterclaim.

Section 12.09                     Table of Contents; Headings.  Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

Section 12.10                     Severability.  The provisions of this Agreement are intended to be severable.  If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.  Without limiting the foregoing provisions of this Section 12.10, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 12.11                     Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.12                     Integration.  The Loan Documents, the Fee Letter and Supplemental Fee Letter set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

Section 12.13                     Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York (without giving effect to New York’s principles of conflicts of Laws).

Section 12.14                     Waivers.  In connection with the obligations and liabilities as aforesaid, Borrower hereby waives (1) promptness and diligence; (2) notice of any actions taken by any Bank Party under this Agreement, any other Loan Document or any other agreement or instrument relating thereto except to the extent otherwise provided herein; (3) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, the omission of or delay in which, but for the provisions of this Section, might constitute grounds for relieving Borrower of its obligations hereunder; (4) any requirement that any Bank Party protect, secure, perfect or insure any Lien on any collateral or exhaust any right or take any action against Borrower or any other Person or any collateral; (5) any right or claim of right to cause a marshalling of the assets of Borrower; and (6) all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code) or otherwise by reason of payment by Borrower, either jointly or severally, pursuant to this Agreement or other Loan Documents.

Section 12.15                     Jurisdiction; Immunities.  Borrower, Administrative Agent and each Bank hereby irrevocably submit to the exclusive jurisdiction of any New York State or United States Federal court sitting in New York County over any action or proceeding arising out of or relating to this Agreement, the Notes or any other Loan Document.  Borrower, Administrative Agent, and each Bank irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or United States Federal court.  Borrower, Administrative Agent, and each Bank irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower, Administrative Agent or each Bank, as the case may be, at the addresses specified herein.  Borrower, Administrative Agent and each Bank agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Borrower, Administrative Agent and each Bank further waive any objection to venue in the State of New York and any objection to an action or proceeding in the State of New York on the basis of forum non conveniens.  Borrower, Administrative Agent and each Bank agree that any action or proceeding brought against Borrower, Administrative Agent or any Bank, as the case may be, shall be brought only in a New York State court sitting in New York County or a United States Federal court sitting in New York County, to the extent permitted or not expressly prohibited by applicable Law.

Nothing in this Section shall affect the right of Borrower, Administrative Agent or any Bank to serve legal process in any other manner permitted by Law.

To the extent that Borrower, Administrative Agent or any Bank have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower, Administrative Agent and each Bank hereby irrevocably waive such immunity in respect of its obligations under this Agreement, the Notes and any other Loan Document.

BORROWER, ADMINISTRATIVE AGENT AND EACH BANK WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT WITH RESPECT TO THIS AGREEMENT, THE NOTES, THE OTHER LOAN DOCUMENTS, THE LOANS, THE LETTERS OF CREDIT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING

WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.16                     Designated Lender.  Any Bank (other than a Bank who is such solely because it is a Designated Lender) (each, a “Designating Lender”) may at any time designate one (1) Designated Lender to fund Bid Rate Loans on behalf of such Designating Lender subject to the terms of this Section and the provisions in Section 12.05 shall not apply to such designation.  No Bank may designate more than one (1) Designated Lender.  The parties to each such designation shall execute and deliver to Administrative Agent for its acceptance a Designation Agreement.  Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, Administrative Agent will accept such Designation Agreement and give prompt notice thereto to Borrower, whereupon, (i) from and after the “Effective Date” specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Bid Rate Loans on behalf of its Designating Lender pursuant to Section 2.02 after Borrower has accepted the Bid Rate Quote of the Designating Lender and (ii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to Borrower, Administrative Agent and the Banks for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 10.05.  Each Designating Lender shall serve as the administrative agent of its Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender:  (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers and consents under or relating to this Agreement and the other Loan Documents.  Any such notice, communication, vote, approval, waiver or consent shall be signed by the Designating Lender as administrative agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf, but shall be binding on the Designated Lender to the same extent as if actually signed by the Designated Lender.  Borrower, Administrative Agent and the Banks may rely thereon without any requirement that the Designated Lender sign or acknowledge the same.  No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender.

Section 12.17                     No Bankruptcy Proceedings.  Each of Borrower, the Banks and Administrative Agent hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar Law, for one (1) year and one (1) day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender.

Section 12.18                     USA Patriot Act.  Each Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L.107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Bank to identify Borrower in accordance with the Act.

Section 12.19                     Transitional Arrangements.

(a)                                 2011 Credit Agreement Superseded.  This Agreement shall supersede the 2011 Credit Agreement in its entirety, except as provided in this Section 12.19.  On the Closing Date, the rights and obligations of the parties under the 2011 Credit Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Agreement and the Notes and continue as “Obligations” hereunder (except to the extent repaid on the Closing Date).  The Banks’ interests in such Obligations, including participations in Existing Letters of Credit, shall be reallocated on the Closing Date in accordance with each Bank’s applicable Pro Rata Share.  On the Closing Date, (A) the loan commitment of each Bank that is a party to the 2011 Credit Agreement but is not a party to this Agreement (an “Exiting Bank”) shall be terminated, all outstanding obligations owing to such Exiting Banks under the 2011 Credit Agreement on the Closing Date shall be paid in full, and each Exiting Bank shall cease to be a Bank under this Agreement; provided, however, that, notwithstanding anything else provided herein or otherwise, any rights of an Exiting Bank under the Loan Documents that are intended by their express terms to survive termination of the Loan Commitments and/or the repayment, satisfaction or discharge of obligations under any Loan Document shall survive for such Exiting Bank hereunder, and (B) each Person listed on Schedule 1 attached to this Agreement shall be a Bank under this Agreement with the Loan Commitment set forth opposite its name on such Schedule 1.

(b)                                 Return and Cancellation of Notes.  Upon its receipt of the Notes to be delivered hereunder on the Closing Date, each Bank will promptly return to Borrower, marked “Cancelled” or “Replaced”, the notes of Borrower held by such Bank pursuant to the 2011 Credit Agreement.

(c)                                  Interest and Fees Under 2011 Credit Agreement.  All interest and all commitment, facility and other fees and expenses owing or accruing under or in respect of the 2011 Credit Agreement shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid on the Closing Date in accordance with the methods specified in the 2011 Credit Agreement as if such agreement was still in effect.

Section 12.20                     Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Banks and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives in connection with the transactions contemplated by this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Bank, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

In addition, the Administrative Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Banks in connection with the administration of this Agreement, the other Loan Documents, and the Loan Commitments.

For purposes of this Section, “Information” means all information received from the Borrower or any Consolidated Business relating to the Borrower or any Consolidated Business or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Bank or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any Consolidated Business, provided that, in the case of information received from the Borrower or any Consolidated Business after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Banks and the Issuing Bank acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Consolidated Business, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 12.21                     Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Bank, regardless of any investigation made by the Administrative Agent or any Bank or on their behalf and notwithstanding that the Administrative Agent or any Bank may have had notice or knowledge of any Default at the time of any credit extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.  Notwithstanding the foregoing, any representation or warranty made hereunder and specified to be made as of a certain date shall continue to be interpreted as having been made only as of such date.

Section 12.22                     No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Banks are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Banks, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Bank has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Arranger, nor any Bank has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.23                     Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other modifications, Ratable Loan Notices, requests for advances, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AVALONBAY COMMUNITIES, INC.

By:	/s/ Joanne M. Lockridge
Name: Joanne M. Lockridge
Title: Senior Vice President

Address for Notices:

1499 Post Road, 2nd Floor
Fairfield, CT 06824

Attention:

Telephone:	(203) 926-2326
Telecopy:	(203) 926-2304

Address of principal place of business, if different than above:

Taxpayer Identification Number:

BANK OF AMERICA, N.A. (as Administrative Agent)

By:	/s/ Brenda Schriner
Name: Brenda Schriner
Title: Vice President

Signature Page to AvalonBay

Fourth Amended and Restated Revolving Loan Agreement

BANK OF AMERICA, N.A. (as Bank and Issuing Bank)

By:	/s/ Michael J. Kauffman
	Name:	Michael J. Kauffman
	Title:	Vice President

Signature Page to AvalonBay

Fourth Amended and Restated Revolving Loan Agreement

JPMORGAN CHASE BANK, N.A. (as Bank, Issuing Bank and Syndication Agent)

By:	/s/ Jaime Gitler
	Name:	Jaime Gitler
	Title:	Vice President

Signature Page to AvalonBay

Fourth Amended and Restated Revolving Loan Agreement

WELLS FARGO BANK, N.A. (as Bank, Issuing Bank and Syndication Agent)

By:	/s/ Brandon H. Barry
Name: Brandon H Barry
Title: Vice President

Signature Page to AvalonBay

Fourth Amended and Restated Revolving Loan Agreement

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Perry Forman
	Name:	Perry Forman
	Title:	Director

By:	/s/ Joanna Soliman
	Name:	Joanna Soliman
	Title:	Vice President

Signature Page to AvalonBay

Fourth Amended and Restated Revolving Loan Agreement

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

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Fourth Amended and Restated Revolving Loan Agreement

BARCLAYS BANK PLC

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Vice President

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Fourth Amended and Restated Revolving Loan Agreement

GOLDMAN SACHS BANK USA

By:	/s/ Ryan Durkin
	Name:	Ryan Durkin
	Title:	Authorized Signatory

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Fourth Amended and Restated Revolving Loan Agreement

SUNTRUST BANK

By:	/s/ Nancy B. Richards
	Name:	Nancy B. Richards
	Title:	Senior Vice President

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Fourth Amended and Restated Revolving Loan Agreement

UBS AG, STAMFORD BRANCH

By:	/s/ Darlene Arias
Name: Darlene Arias
Title: Director

By:	/s/ Houssem Daly
Name: Houssem Daly
Title: Associate Director

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Fourth Amended and Restated Revolving Loan Agreement

THE BANK OF NEW YORK MELLON

By:	/s/ Carol Murray
Name: Carol Murray
Title: Managing Director

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Fourth Amended and Restated Revolving Loan Agreement

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Katie Chowdhry
Name: Katie Chowdhry
Title: Assistant Vice President

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Fourth Amended and Restated Revolving Loan Agreement

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Glenn A. Page
Name: Glenn A. Page
Title: Senior Vice President

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Fourth Amended and Restated Revolving Loan Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ John Feeney
	Name:	John Feeney
	Title:	Director

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Fourth Amended and Restated Revolving Loan Agreement

TD BANK, N.A.

By:	/s/ William M. Brandt, Jr.
	Name:	William M. Brandt, Jr.
	Title:	Vice President

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Fourth Amended and Restated Revolving Loan Agreement

EXHIBIT A

AUTHORIZATION LETTER

January 14, 2016

Bank of America, N.A.
Agency Management
Port Orchard BC
1497 Olney Ave SE
Port Orchard, WA 98366-4035
Attention: Brenda Schriner, Vice President

Re:                             Fourth Amended and Restated Revolving Loan Agreement dated as of January 14, 2016 (the “Loan Agreement”; capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement) among us, as Borrower, the Banks named therein, and you, as Administrative Agent for said Banks

Ladies/Gentlemen:

In connection with the captioned Loan Agreement, we hereby designate any of the following persons to give to you instructions, including notices required pursuant to the Loan Agreement, orally, by telephone or teleprocess, or in writing:

[NAMES]

Instructions may be honored on the oral, telephonic, teleprocess or written instructions of anyone purporting to be any one of the above designated persons even if the instructions are for the benefit of the person delivering them.  We will furnish you with written confirmation of each such instruction signed by any person designated above (including any telecopy which appears to bear the signature of any person designated above) on the same day that the instruction is provided to you, but your responsibility with respect to any instruction shall not be affected by your failure to receive such confirmation or by its contents.

Without limiting the foregoing, we hereby unconditionally authorize any one of the above-designated persons to execute and submit requests for advances of proceeds of the Loans (including the Initial Advance) and notices of Elections, Conversions and Continuations to you under the Loan Agreement with the identical force and effect in all respects as if executed and submitted by us.

You and the Banks shall be fully protected in, and shall incur no liability to us for, acting upon any instructions which you in good faith believe to have been given by any person designated above, and in no event shall you or the Banks be liable for special, consequential or punitive damages.  In addition, we agree to hold you and the Banks and your and their respective agents harmless from any and all liability, loss and expense arising directly or indirectly out of instructions that we provide to you in connection with the Loan Agreement except for liability, loss or expense occasioned by your gross negligence or willful misconduct.

A-1

Upon notice to us, you may, at your option, refuse to execute any instruction, or part thereof, without incurring any responsibility for any loss, liability or expense arising out of such refusal if you in good faith believe that the person delivering the instruction is not one of the persons designated above or if the instruction is not accompanied by an authentication method that we have agreed to in writing.

We will promptly notify you in writing of any change in the persons designated above and, until you have actually received such written notice and have had a reasonable opportunity to act upon it, you are authorized to act upon instructions, even though the person delivering them may no longer be authorized.

Very truly yours,

AVALONBAY COMMUNITIES, INC.

By:
Name:
Title:

A-2

EXHIBIT B

RATABLE LOAN NOTE

$	New York, New York

January 14, 2016

For value received, AvalonBay Communities, Inc., a Maryland corporation (“Borrower”), hereby promises to pay to             or its successors or assigns (collectively, the “Bank”), at the principal office of Bank of America, N.A. (“Administrative Agent”) located at 1497 Olney Ave., SE, Port Orchard, WA 98366-4035 for the account of the Applicable Lending Office of the Bank, the principal sum of          Dollars ($            ), or if less, the amount loaned by the Bank under its Ratable Loan to Borrower pursuant to the Loan Agreement (as defined below) and actually outstanding, in lawful money of the United States and in immediately available funds, in accordance with the terms set forth in the Loan Agreement.  Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at said office for the account of said Applicable Lending Office, at the time and at a rate per annum as provided in the Loan Agreement.  Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at the rate set forth in the Loan Agreement.

The date and amount of each advance of the Ratable Loan made by the Bank to Borrower under the Loan Agreement referred to below, and each payment of said Ratable Loan, shall be recorded by the Bank on its books and, prior to any transfer of this Note (or, at the discretion of the Bank, at any other time), may be endorsed by the Bank on the schedule attached hereto and any continuation thereof.

This Note is one of the Ratable Loan Notes referred to in the Fourth Amended and Restated Revolving Loan Agreement dated as of January 14, 2016 (as the same may be amended from time to time, the “Loan Agreement”) among Borrower, the Banks named therein (including the Bank) and Administrative Agent, as administrative agent for the Banks.  All of the terms, conditions and provisions of the Loan Agreement are hereby incorporated by reference.  All capitalized terms used herein and not defined herein shall have the meanings given to them in the Loan Agreement.

The Loan Agreement contains, among other things, provisions for the prepayment of and acceleration of this Note upon the happening of certain stated events.

No recourse shall be had under this Note against Borrower’s Principals except as and to the extent set forth in Section 11.02 of the Loan Agreement.

All parties to this Note, whether principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, protest, notice of protest and notice of dishonor.  This Note shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, provided that, as to the maximum lawful rate of interest which may be charged or collected, if the Laws applicable to the Bank permit it to charge or collect a higher rate than the Laws of the State of New York, then such Law applicable to the Bank shall apply to the Bank under this Note.

AVALONBAY COMMUNITIES, INC.

By:
Name:
Title:

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

EXHIBIT B-1

BID RATE LOAN NOTE

$	New York, New York

January 14, 2016

For value received, AvalonBay Communities, Inc., a Maryland corporation (“Borrower”), hereby promises to pay to Bank of America, N.A. (“Administrative Agent”) or its successors or assigns for the account of the respective Banks making Bid Rate Loans or their respective successors or assigns (for the further account of their respective Applicable Lending Offices), at the principal office of Administrative Agent located at 1497 Olney Ave., SE, Port Orchard, WA 98366-4035, the principal sum of                                                      Dollars ($               ), or if less, the amount loaned by one or more of said Banks under their respective Bid Rate Loans to Borrower pursuant to the Loan Agreement (as defined below) and actually outstanding, in lawful money of the United States and in immediately available funds, in accordance with the terms set forth in the Loan Agreement.  Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at said office for the account of said Banks for the further account of their respective Applicable Lending Offices, at the times and at the rates per annum as provided in the Loan Agreement.  Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at the rate set forth in the Loan Agreement.

The date and amount of each Bid Rate Loan to Borrower under the Loan Agreement referred to below, the name of the Bank making the same, the interest rate applicable thereto and the maturity date thereof (i.e., the end of the Interest Period Applicable thereto) shall be recorded by Administrative Agent on its records and may be endorsed by Administrative Agent on the schedule attached hereto and any continuation thereof.

This Note is the Bid Rate Loan Note referred to in the Fourth Amended and Restated Revolving Loan Agreement dated as of January 14, 2016 (as the same may be amended from time to time, the “Loan Agreement”) among Borrower, the Banks named therein and Administrative Agent, as administrative agent for the Banks.  All of the terms, conditions and provisions of the Loan Agreement are hereby incorporated by reference.  All capitalized terms used herein and not defined herein shall have the meanings given to them in the Loan Agreement.

The Loan Agreement contains, among other things, provisions for the prepayment of and acceleration of this Note upon the happening of certain stated events.

No recourse shall be had under this Note against the Borrower’s Principals except as and to the extent set forth in Section 11.02 of the Loan Agreement.

All parties to this Note, whether principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, protest, notice of protest and notice of dishonor.

B-1-1

This Note shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, provided that, as to the maximum lawful rate of interest which may be charged or collected, if the Laws applicable to a particular Bank permit it to charge or collect a higher rate than the Laws of the State of New York, then such Law applicable to such Bank shall apply to such Bank under this Note.

AVALONBAY COMMUNITIES, INC.

By:
Name:
Title:

B-1-2

Bid Rate Loan Number	Date	Amount of Bid Rate Loan	Interest Rate	Expiration of Interest Period	Notation Made By:

B-1-3

EXHIBIT C

[Omitted]

C-1

EXHIBIT D

SOLVENCY CERTIFICATE

The person executing this certificate is the                    of AvalonBay Communities, Inc., a Maryland corporation (“Borrower”), and is familiar with its properties, assets and businesses, and is duly authorized to execute this certificate on behalf of Borrower pursuant to Section 4.01(7) of the Fourth Amended and Restated Revolving Loan Agreement dated the date hereof (the “Loan Agreement”) among Borrower, the banks party thereto (each a “Bank” and collectively, the “Banks”) and Bank of America, N.A., as administrative agent for the Banks (in such capacity, together with its successors in such capacity, “Administrative Agent”).  In executing this Certificate, such person is acting solely in his or her capacity as the                   of Borrower, and not in his or her individual capacity.  Unless otherwise defined herein, terms defined in the Loan Agreement are used herein as therein defined.

The undersigned further certifies that he or she has carefully reviewed the Loan Agreement and the other Loan Documents and the contents of this Certificate and, in connection herewith, has made such investigation and inquiries as he or she deems reasonably necessary and prudent therefor.  The undersigned further certifies that the financial information and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

The undersigned understands that Administrative Agent and the Banks are relying on the truth and accuracy of this Certificate in connection with the transactions contemplated by the Loan Agreement.

The undersigned certifies that Borrower is Solvent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on January 14, 2016.

Name:
Title:

D-1

EXHIBIT E

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between                          (the “Assignor”) and                           (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Bank under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of (1)]

3.	Borrower:	AvalonBay Communities, Inc.

4.	Administrative Agent:	Bank of America, N.A.,
as the Administrative Agent under the Loan Agreement

5.	Loan Agreement:	The Fourth Amended and Restated Revolving Loan Agreement dated as of January 14, 2016 among AvalonBay Communities, Inc., as borrower, the Banks parties thereto, and Bank of

(1)  Select Bank as applicable.

America N.A. or any successor thereto, individually and as Administrative Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Loan Commitment/Loans for all Lenders*	Amount of Loan Commitment/Loans Assigned*	Percentage Assigned of Loan Commitment/Loans(2)
Loan Commitment	$	$		%
Ratable Loans	$	$		%
Bid Rate Loans	$	$		%
Participations in Letters of Credit	$	$		%

[7.	Trade Date:	](3)

Effective Date:                    , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Remainder of Page Intentionally Left Blank]

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(2)  Set forth, to at least 9 decimals, as a percentage of the Loan Commitment/Loans of all Lenders thereunder.

(3)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and](4) Accepted:

BANK OF AMERICA, N.A.,
acting in its capacity as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A.,
acting in its capacity as Issuing Bank

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
acting in its capacity as Issuing Bank

By:
Name:
Title:

WELLS FARGO BANK, N.A.,
acting in its capacity as Issuing Bank

By:
Name:
Title:

[Consented to:

AVALONBAY COMMUNITIES, Inc.,
a Maryland corporation

By:
Name:
Title:](5)

(4)  Administrative Agent/Issuing Bank consent is not required for assignments to another Bank.  See Section 12.05 of Loan Agreement.

(5)  Borrower consent is required unless (a) assignment is to a Bank, or Affiliate of a Bank or an Approved Fund, or (b) an Event of Default has occurred and is continuing.  See Section 12.05 of the Loan Agreement.

ANNEX 1

Re: The Fourth Amended and Restated Revolving Loan Agreement dated as of January 14, 2016, among AvalonBay Communities, Inc., as borrower, the Banks parties thereto, Bank of America, N.A. and any successors thereto, individually and as Administrative Agent (the “Loan Agreement”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Assignment and Acceptance to which this annex is attached and if not defined therein, shall have the meanings given to them in the Loan Agreement.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.                          Representations and Warranties.

1.1                   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Bank under the Loan Agreement, (ii) it meets all requirements of an Assignee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement) and is not a Defaulting Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, and (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to §4.01(3) and §6.09 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a non-U.S. Bank, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2.              Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.              General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT F

DESIGNATION AGREEMENT

Reference is made to that certain Fourth Amended and Restated Revolving Loan Agreement dated as of January 14, 2016 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) among AvalonBay Communities, Inc., a Maryland corporation, the banks parties thereto, and Bank of America, N.A., as administrative agent for said banks.  Terms defined in the Loan Agreement not otherwise defined herein are used herein with the same meaning.

[BANK] (“Designor”) and                             , a                                          (“Designee”) agree as follows:

1.                                      Designor hereby designates Designee, and Designee hereby accepts such designation, to have a right to make Bid Rate Loans pursuant to Section 2.02 of the Loan Agreement.  Any assignment by Designor to Designee of its rights to make a Bid Rate Loan pursuant to such Section shall be effective at the time of the funding of such Bid Rate Loan and not before such time.

2.                                      Except as set forth in Section 6 below, Designor makes no representation or warranty and assumes no responsibility pursuant to this Designation Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto and (b) the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto.

3.                                      Designee (a) confirms that it has received a copy of each Loan Document, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (b) agrees that it will independently and without reliance upon Administrative Agent, Designor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Loan Document; (c) represents that it is a Designated Lender; (d) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Loan Document are required to be performed by it as a Bank.

4.                                      Designee hereby appoints Designor as Designee’s agent and attorney-in-fact, and grants to Designor an irrevocable power of attorney, to receive payments made for the benefit of Designee under the Loan Agreement, to deliver and receive all communications and notices under the Loan Agreement and other Loan Documents and to exercise on Designee’s behalf all rights to vote and to grant and make approvals, waivers, consents or amendments to or under the

Loan Agreement or other Loan Documents.  Any document executed by Designor on Designee’s behalf in connection with the Loan Agreement or other Loan Documents shall be binding on Designee.  Borrower, Administrative Agent and each of the Banks may rely on and are beneficiaries of this Designation Agreement.

5.                                      Following the execution of this Designation Agreement by Designor and Designee, it will be delivered to Administrative Agent for acceptance by Administrative Agent.  The effective date for this Designation Agreement (the “Effective Date”) shall be the date of acceptance hereof by Administrative Agent.

6.                                      Designor unconditionally agrees to pay or reimburse Designee and save Designee harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against Designee, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Designee hereunder or thereunder, provided that Designor shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from Designee’s gross negligence or willful misconduct.

7.                                      As of the Effective Date, Designee shall be a party to the Loan Agreement with a right to make Bid Rate Loans as a Bank pursuant to Section 2.02 of the Loan Agreement and the rights and obligations of a Bank related thereto; provided, however, that Designee shall not be required to make payments with respect to such obligations except to the extent of excess cash flow of such Designee which is not otherwise required to repay obligations of Designee which are then due and payable.  Notwithstanding the foregoing, Designor, as administrative agent for Designee, shall be and remain obligated to Borrower, Administrative Agent and the Banks for each and every of the obligations of Designee and its Designor with respect to the Loan Agreement, including, without limitation, any indemnification obligations under Section 10.05 of the Loan Agreement.

8.                                      This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

9.                                      This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Designor and Designee have executed and delivered this Designation Agreement as of the date first set forth above.

[DESIGNOR]

By
Name:
Title:

[DESIGNEE]

By
Name:
Title:

Applicable Lending Office and Address for Notices:

Attention:
Telephone: ( )
Telecopy: ( )

ACCEPTED AS OF THE DAY OF , 201 .

BANK OF AMERICA, N.A., as Administrative Agent

By
Name:
Title:

EXHIBIT G-1

BID RATE QUOTE REQUEST

[Date]

To:                             Bank of America, N.A., as Administrative Agent (the “Administrative Agent”)

From:               AvalonBay Communities, Inc.

Re:                             Fourth Amended and Restated Revolving Loan Agreement (the “Loan Agreement”) dated as of January 14, 2016 among AvalonBay Communities, Inc., the Banks parties thereto and the Administrative Agent

We hereby give notice pursuant to Section 2.02 of the Loan Agreement that we request Bid Rate Quotes for the following proposed Bid Rate Loans:

Date of Borrowing:

Principal Amount*	Interest Period**

$

Such Bid Rate Quotes should offer a(n) [LIBOR Bid Margin] [Absolute Bid Rate].

Terms used herein have the meanings assigned to them in the Loan Agreement.

AVALONBAY COMMUNITIES, INC.

By
Name:
Title:[6]

* Subject to the minimum amount and other requirements set forth in Section 2.02(a) of the Loan Agreement.

** Subject to the provisions regarding “Interest Period” in the Loan Agreement.

G-1-1

EXHIBIT G-2

INVITATION FOR BID RATE QUOTES

To:                             [Bank]

Re:                             Invitation for Bid Rate Quotes to AvalonBay Communities, Inc. (“Borrower”)

Pursuant to Section 2.02 of the Fourth Amended and Restated Revolving Loan Agreement dated as of January 14, 2016 among Borrower, the Banks parties thereto and the undersigned, as Administrative Agent, we are pleased on behalf of Borrower to invite you to submit Bid Rate Quotes to Borrower for the following proposed Bid Rate Loans:

Date of Borrowing:

Principal Amount	Interest Period

$

Such Bid Rate Quotes should offer a(n) [LIBOR Bid Margin] [Absolute Bid Rate].

Please respond to this invitation by no later than [2:00 P.M.][9:30 A.M.]  (New York time) on [date].(1)

Terms used herein have the meanings assigned to them in the Loan Agreement.

BANK OF AMERICA, N.A., as Administrative Agent

By
Name:
Title:

(1)  2:00 P.M. on the fourth Banking Day prior to proposed funding date in the case of a LIBOR Auction; 9:30 A.M. on the Banking Day immediately preceding the proposed funding date for Absolute Rate Auction.

G-2-1

EXHIBIT G-3

BID RATE QUOTE

To:                             Bank of America, N.A., as Administrative Agent

Re:                             Bid Rate Quote to AvalonBay Communities, Inc. (“Borrower”) pursuant to the Fourth Amended and Restated Revolving Loan Agreement dated January 14, 2016 among Borrower, the Banks party thereto and you, as Administrative Agent (the “Loan Agreement”)

In response to your invitation on behalf of Borrower dated                                  201  , we hereby make the following Bid Rate Quote on the following terms:

1.                                      Quoting Bank:

2.                                      Person to contact at quoting Bank:

3.                                      Date of borrowing:                                                                                                          *

4.                                      We hereby offer to make Bid Rate Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount**	Interest Period***	LIBOR Bid Margin****	Absolute Bid Rate
$
$

[Provided, that the aggregate principal amount of Bid Rate Loans for which the above offers may be accepted shall not exceed $                                            .]

5.                                      LIBOR Reserve Requirement, if any:

6.                                      Terms used herein have the meanings assigned to them in the Loan Agreement.

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Loan Agreement, irrevocably obligates us to make the Bid Rate Loan(s) for which any offer(s) are accepted, in whole or in part.

Very truly yours, [NAME OF BANK]

Date:	By
Authorized Officer

*As specified in the related Invitation for Bid Rate Quotes.

**Principal amount bid for each Interest Period may not exceed principal amount requested.  Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend.  Amounts of bids are subject to the requirements of Section 2.02(c) of the Loan Agreement.

***No more than three (3) bids are permitted for each Interest Period.

****Margin over or under the LIBOR Interest Rate determined for the applicable Interest Period.  Specify percentage (to the nearest 1/1,000 of 1%) and specify whether “PLUS” or “MINUS”.

G-3-1

EXHIBIT G-4

ACCEPTANCE OF BID RATE QUOTE

To:                             Bank of America, N.A., as Administrative Agent (the “Administrative Agent”)

From:               AvalonBay Communities, Inc.

Re:                             Fourth Amended and Restated Revolving Loan Agreement (the “Loan Agreement”) dated as of January 14, 2016 among AvalonBay Communities, Inc., the Banks parties thereto and Administrative Agent

We hereby accept the offers to make Bid Rate Loan(s) set forth in the Bid Rate Quote(s) identified below:

Bank	Date of Bid Rate Quote	Principal Amount	Interest Period	LIBOR Bid Margin	Absolute Bid Rate
$
$

Terms used herein have the meanings assigned to them in the Loan Agreement.

Very truly yours,

AVALONBAY COMMUNITIES, INC.

By
Name:
Title:

G-4-1

EXHIBIT H

ACCEPTANCE LETTER

Bank of America, N.A.

Agency Management

Port Orchard BC

1497 Olney Ave SE

Port Orchard, WA 98366-4035

AvalonBay Communities, Inc.

1499 Post Road, 22nd Floor

Fairfield, CT 06824

Gentlemen:

We refer to the Fourth Amended and Restated Revolving Loan Agreement, dated as of January 14, 2016, among AvalonBay Communities, Inc., as Borrower; Bank of America, N.A. and the other lenders who have become a party to said Fourth Amended and Restated Revolving Loan Agreement as original signatories thereto or through the execution of Acceptance Letters or Assignment and Assumption Agreements prior to the date hereof, as Banks; and Bank of America, N.A., as Administrative Agent.  Said Fourth Amended and Restated Revolving Loan Agreement, as amended from time to time, is hereinafter referred to as the “Loan Agreement”.  Capitalized terms not otherwise defined herein shall have the respective definitions given them in the Loan Agreement.

You and we hereby acknowledge and agree that, pursuant to Section 2.19 of the Loan Agreement, we are hereby made a party to the Loan Agreement, and for all purposes of the Loan Agreement shall be, and shall have all the rights and obligations of, a Bank, with a Loan Commitment in the amount of $                     .  We hereby acknowledge receipt of a Ratable Loan Note from Borrower in said principal amount.  Each of you acknowledges your consent to our becoming a Bank and to the amount of our Loan Commitment.

Immediately following the execution hereof by all parties, we shall, pursuant to paragraph (c) of Section 2.19 of the Loan Agreement, remit to Administrative Agent the sum of $                     , which shall be deemed the first advance under our Ratable Loan.  Attached hereto as Schedule A is an updated list setting forth the Total Loan Commitment, each Bank’s Loan Commitment and the principal balance that will be outstanding under each Bank’s Ratable Loan Note following our disbursement of funds as aforesaid and the application thereof as provided in said paragraph (c) of Section 2.19.

Set forth beneath our signature are the location of our Applicable Lending Office(s) and our address for notices under the Loan Agreement.

Kindly indicate your agreement with the foregoing by your execution below.

H-1

Very truly yours,

[NEW BANK]

By
Name:
Title:

Address for notices:

Applicable Lending Office:

Agreement acknowledged this day of , 201 .

AVALONBAY COMMUNITIES, INC.

By
Name:
Title:

Agreement acknowledged this day of , 201 .

BANK OF AMERICA, N.A., as Administrative Agent

By
Name:
Title:

H-2

EXHIBIT I

FORM OF SUBSIDIARY GUARANTY

Subsidiary Guaranty, dated as of        , 201   by and among the undersigned (the “Subsidiary Guarantor”), in favor of each of the Banks (as defined herein) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for itself and for the other financial institutions (collectively, the “Banks”) which are or may become parties to the Fourth Amended and Restated Revolving Loan Agreement dated as of January 14, 2016 among AvalonBay Communities, Inc. (the “Borrower”), the Administrative Agent, and the Banks (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”).  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

WHEREAS, the Borrower, the Administrative Agent, the Banks and the other parties thereto have entered into the Loan Agreement;

WHEREAS, the Borrower and the Subsidiary Guarantor are members of a group of related entities, the success of each of which is dependent in part on the success of the other members of such group;

WHEREAS, the Subsidiary Guarantor expects to receive substantial direct and indirect benefits from the Loans and other extensions of credit made by each Bank to the Borrower pursuant to the Loan Agreement (which benefits are hereby acknowledged);

WHEREAS, the Borrower has covenanted and agreed with the Banks, that pursuant to the definition of Unencumbered Assets set forth in Section 1.01 of the Loan Agreement, the undersigned Subsidiary Guarantor shall execute and deliver this Subsidiary Guaranty; and

WHEREAS, the Subsidiary Guarantor wishes to guaranty the Borrower’s obligations to the Banks and the Administrative Agent under and in respect of the Loan Agreement as herein provided;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Guaranty of Payment and Performance of Obligations.  In consideration of the Banks’ extending credit, or otherwise, in their discretion, giving time, financial or banking facilities or accommodations to the Borrower, the Subsidiary Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Administrative Agent and each Bank that the Borrower will duly and punctually pay or perform, at the place specified therefor, or if no place is specified, at the Administrative Agent’s head office, (i) all indebtedness, obligations and liabilities of the Borrower to any of the Banks and the Administrative Agent, individually or collectively, under the Loan Agreement or any of the other Loan Documents or in respect of any of the Loans or the Letters of Credit, or the Notes or other instruments at any time evidencing any obligations thereunder, whether existing on the date of the Loan Agreement or arising or incurred thereafter, direct or indirect, secured or unsecured, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law or otherwise, including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Federal Bankruptcy Code; and (ii) without limitation of the foregoing, all reasonable fees, costs and expenses incurred by the Administrative Agent or the Banks in attempting to collect or enforce any of the foregoing, accrued in each case to the date of payment thereof (collectively the “Obligations” and individually an “Obligation”).  This Subsidiary Guaranty is an absolute, unconditional, irrevocable and continuing guaranty of the full and punctual payment and performance by the Borrower of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that any Bank or the Administrative Agent first attempt to collect any of the Obligations from the Borrower or resort to any security or other means of obtaining payment of any of the Obligations which any Bank or the Administrative Agent now has or may acquire after the date hereof or upon any other contingency whatsoever.  Upon any Event of Default which is continuing by the Borrower in the full and punctual payment and performance of the Obligations, the liabilities and obligations of the Subsidiary Guarantor hereunder shall, at the option of the Administrative Agent, become forthwith due and payable to the Administrative Agent and to the Bank or Banks owed the same without demand or notice of any nature, all of which are expressly waived by the Subsidiary Guarantor, except for notices required to be given to the Borrower under the Loan Documents.  Payments by the Subsidiary Guarantor hereunder may be required by any Bank or the Administrative Agent on any number of occasions.

2.                                      Subsidiary Guarantor’s Further Agreements to Pay.  The Subsidiary Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to each Bank and the Administrative Agent forthwith upon demand, in funds immediately available to such Bank or the Administrative Agent, all costs and expenses (including court costs and legal fees and expenses) incurred or expended by the Administrative Agent or such Bank in connection with this Subsidiary Guaranty and the enforcement hereof, together with interest on amounts recoverable under this Subsidiary Guaranty from the time after such amounts become due at the default rate of interest set forth in the Loan Agreement; provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

3.                                      Payments.  The Subsidiary Guarantor covenants and agrees that the Obligations will be paid strictly in accordance with their respective terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Bank with respect thereto.  Without limiting the generality of the foregoing, the Subsidiary Guarantor’s obligations hereunder with respect to any Obligation shall not be discharged by a payment in a currency other than the currency in which such Obligation is denominated (the “Obligation Currency”) or at a place other than the place specified for the payment of such Obligation, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Obligation Currency and transferred to New York, New York, U.S.A., under normal banking procedures does not yield the amount of Obligation Currency due thereunder.

4.                                      Taxes.  All payments hereunder shall be made to the extent permitted by applicable Laws without reduction for any Taxes, which are now or may hereafter be imposed, levied or assessed by any Governmental Authority on payments hereunder, all of which will be for the account of and paid by the Subsidiary Guarantor.  If for any reason, any such reduction is made or any Taxes are paid by the Administrative Agent or any Bank (except for taxes on income or profits of the Administrative Agent or such Bank) and to the extent such reduction or payment is made on account of Indemnified Taxes, the Subsidiary Guarantor agrees to pay to the Administrative Agent or such Bank such additional amounts as may be necessary to ensure that the Administrative Agent or such Bank receives the same net amount which it would have received had no such reduction been made or Taxes paid.

5.                                      Consent to Jurisdiction.  The Subsidiary Guarantor agrees that any suit for the enforcement of this Subsidiary Guaranty or any of the other Loan Documents may be brought in the courts of the State of New York sitting in New York, New York or any federal court sitting in New York, New York and consents to the non-exclusive jurisdiction of such courts and the service of process in any such suit being made upon the Subsidiary Guarantor by mail at the address specified herein.  Except to the extent such waiver is expressly prohibited by law, the Subsidiary Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

6.                                      Liability of the Subsidiary Guarantor.  The Administrative Agent and the Bank have and shall have the absolute right to enforce the liability of the Subsidiary Guarantor hereunder without resort to any other right or remedy including any right or remedy under any other guaranty or against any other guarantor of any of the Obligations, and the release or discharge of any other guarantor of any Obligations shall not affect the continuing liability of the Subsidiary Guarantor hereunder that has not been released or discharged.

7.                                      Representations and Warranties; Covenants.  (a) The Subsidiary Guarantor hereby makes and confirms the representations and warranties made on its behalf by the Borrower pursuant to Article V of the Loan Agreement, as if such representations and warranties were set forth herein.  The Subsidiary Guarantor hereby agrees to perform the covenants set forth in Articles VI and VII of the Loan Agreement (to the extent such covenants expressly apply to the Subsidiary Guarantor) as if such covenants were set forth herein.  The Subsidiary Guarantor acknowledges that it is, on a collective basis with the Borrower and all other Subsidiary Guarantors, bound by the financial covenants and other covenants set forth in Article VIII of the Loan Agreement.  The Subsidiary Guarantor hereby confirms that it shall be bound by all acts or omissions of the Borrower pursuant to the Loan Agreement.

(b)                                 The Subsidiary Guarantor represents and warrants that it is a limited liability company, limited partnership, corporation, or other legal entity, as applicable, duly formed or organized, validly existing and in good standing under the laws of the state of its formation or organization; the Subsidiary Guarantor has all requisite limited liability company, limited partnership, corporate or other legal entity power, as applicable, to own its respective properties and conduct its respective business as now conducted and as presently contemplated; and the Subsidiary Guarantor is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where the properties and Unencumbered Assets owned by it are located and in each other jurisdiction where such qualification is necessary except where a failure to be so qualified in such other jurisdiction would not cause a Material Adverse Change.  The execution, delivery and performance of this Subsidiary Guaranty and the transactions contemplated hereby (i) are within the authority of the Subsidiary Guarantor, (ii) have been duly authorized by all necessary proceedings on the part of the Subsidiary Guarantor and any member, manager, or other controlling Person thereof, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Subsidiary Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to the Subsidiary Guarantor, (iv) do not conflict with any provision of the Certificate of Organization or Formation, the limited liability company agreement, articles of incorporation, bylaws, or other authority documents of the Subsidiary Guarantor or the authority documents of any controlling Person thereof, and (v) do not contravene any provisions of, or constitute a Default or Event of Default or a default under or a failure to comply with any term, condition or provision of, any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to the Subsidiary Guarantor or any of the Subsidiary Guarantor’s properties (except for any such failure to comply under any such other agreement, instrument, judgment, order, decree, permit, license, or undertaking as would not cause a Material Adverse Change) or result in the creation of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of the Subsidiary Guarantor.

(c)                                  This Subsidiary Guaranty has been duly executed and delivered by and constitutes the legal, valid and binding and enforceable obligations of the Subsidiary Guarantor, subject only to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and to the fact that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(d)                                 The execution, delivery and performance by the Subsidiary Guarantor of this Subsidiary Guaranty and the transactions contemplated hereby do not require (i) the approval or consent of any governmental agency or authority other than those already obtained, or (ii) filing with any governmental agency or authority, other than filings which will be made with the SEC when and as required by law.

8.                                      Effectiveness.  The obligations of the Subsidiary Guarantor under this Subsidiary Guaranty shall continue in full force and effect and shall remain in operation until all of the Obligations shall have been indefeasibly paid in full or otherwise fully satisfied, and shall continue to be effective or be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of the Borrower, or otherwise, as though such payment had not been made or other satisfaction occurred.  No invalidity, irregularity or unenforceability of the Obligations by reason of applicable bankruptcy laws or any other similar law, or by reason of any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect the Obligations, shall impair, affect, be a defense to or claim against the obligations of the Subsidiary Guarantor under this Subsidiary Guaranty.

9.                                      Freedom of Bank to Deal with Borrower and Other Parties.  The Administrative Agent and each Bank shall be at liberty, without giving notice to or obtaining the assent of the Subsidiary Guarantor and without relieving the Subsidiary Guarantor of any liability hereunder, to deal with the Borrower and with each other party who now is or after the date hereof becomes liable in any manner for any of the Obligations, in such manner as the Administrative Agent or such Bank in its sole discretion deems fit, and to this end the Subsidiary Guarantor gives to the

Administrative Agent and each Bank full authority in its sole discretion to do any or all of the following things: (a) extend credit, make loans and afford other financial accommodations to the Borrower at such times, in such amounts and on such terms as the Administrative Agent or such Bank may approve, (b) vary the terms and grant extensions of any of the Obligations, any of the Loan Documents or any other present or future indebtedness or obligation of the Borrower or of any other party to the Administrative Agent or such Bank, (c) grant time, waivers and other indulgences in respect thereof, (d) vary, exchange, release or discharge, wholly or partially, or delay in or abstain from perfecting and enforcing, or impair, any security or guaranty or other means of obtaining payment of any of the Obligations which the Administrative Agent or any Bank now has or may acquire after the date hereof, (e) accept partial payments from the Borrower or any such other party, (f) release or discharge, wholly or partially, any endorser or guarantor, and (g) compromise or make any settlement or other arrangement with the Borrower or any such other party.

10.                               Unenforceability of Obligations Against Borrower; Invalidity of Security or Other Guaranties.  If for any reason the Borrower has no legal existence or is under no legal obligation to discharge any of the Obligations undertaken or purported to be undertaken by it or on its behalf, or if any of the moneys included in the Obligations have become irrecoverable from the Borrower by operation of law or for any other reason, this Subsidiary Guaranty shall nevertheless be binding on the Subsidiary Guarantor to the same extent as if the Subsidiary Guarantor at all times had been the principal debtor on all such Obligations.  This Subsidiary Guaranty shall be in addition to any other guaranty or other security for the Obligations, and it shall not be prejudiced or rendered unenforceable by the invalidity of any such other guaranty or security.

11.                               Waivers by Subsidiary Guarantor.  The Subsidiary Guarantor waives notice of acceptance hereof, notice of any action taken or omitted by the Administrative Agent or any Bank in reliance hereon, and any requirement that the Administrative Agent or any Bank be diligent or prompt in making demands hereunder, giving notice of any default by the Borrower or asserting any other rights of the Administrative Agent or any Bank hereunder.  The Subsidiary Guarantor also irrevocably waives, to the fullest extent permitted by law, all defenses in the nature of suretyship that at any time may be available in respect of the Subsidiary Guarantor’s obligations hereunder by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect.

12.                               Restriction on Subrogation and Contribution Rights.  Notwithstanding any other provision to the contrary contained herein or provided by applicable law, unless and until all of the Obligations have been indefeasibly paid in full in cash and satisfied in full, the Subsidiary Guarantor hereby irrevocably defers and agrees not to enforce any and all rights it may have at any time (whether arising directly or indirectly, by operation of law or by contract) to assert any claim against the Borrower on account of payments made under this Subsidiary Guaranty, including, without limitation, any and all rights of or claim for subrogation, contribution, reimbursement, exoneration and indemnity, and further waives any benefit of and any right to participate in any collateral which may be held by the Administrative Agent or any Bank or any affiliate of the Administrative Agent or any Bank.  In addition, the Subsidiary Guarantor will not claim any set-off or counterclaim against the Borrower in respect of any liability it may have to the Borrower unless and until all of the Obligations have been indefeasibly paid in full in cash and satisfied in full.

Subject to the foregoing and the indefeasible performance and payment in full of the Obligations, the Subsidiary Guarantor acknowledges that all other guarantors of any of the Obligations shall have contribution rights against the Subsidiary Guarantor in accordance with applicable law and in accordance with each such Person’s benefits received under the Loan Agreement and in respect of the Loans and the Letters of Credit.

13.                               Demands.  Any demand on or notice made or required to be given pursuant to this Subsidiary Guaranty shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, return receipt requested, sent by overnight courier, or sent by telegraph, telecopy, telefax or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a)                                 if to the Subsidiary Guarantor, at

AvalonBay Communities, Inc.

1499 Post Road, 2nd Floor

Fairfield, CT 06824

or at such other address for notice as the Subsidiary Guarantor shall last have furnished in writing to the Administrative Agent;

(b)                                 if to the Administrative Agent, at

Bank of America, N.A.

Agency Management

Port Orchard BC

1497 Olney Ave SE

Port Orchard, WA 98366-4035

Attention:  Brenda Schriner, Vice President

or at such other address for notice as the Administrative Agent shall last have furnished in writing to the Subsidiary Guarantor; and

(c)                                  if to any Bank, at such Bank’s address as set forth in its Administrative Questionnaire.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to the party to which it is directed, at the time of the receipt thereof by such party or the confirmed transmission of such facsimile or (ii) if sent by registered or certified first-class mail, postage prepaid, return receipt requested, on the fifth Banking Day following the mailing thereof.

14.                               Amendments, Waivers, Etc.  No provision of this Subsidiary Guaranty can be changed, waived, discharged or terminated except by an instrument in writing signed by the Administrative Agent (acting with the requisite consent of the Banks as provided in the Loan Agreement) and the Subsidiary Guarantor expressly referring to the provision of this Subsidiary Guaranty to which such instrument relates; and no such waiver shall extend to, affect or impair any right with respect to any Obligation which is not expressly dealt with therein.  No course of dealing or delay or omission on the part of the Administrative Agent or the Banks or any of them in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.

15.                               Further Assurances.  The Subsidiary Guarantor at its sole cost and expense agrees to do all such things and execute, acknowledge and deliver all such documents and instruments as the Administrative Agent from time to time may reasonably request in order to give full effect to this Subsidiary Guaranty and to perfect and preserve the rights and powers of the Administrative Agent and the Banks hereunder.

16.                               Miscellaneous Provisions.  This Subsidiary Guaranty shall be governed by and construed in accordance with the laws of the State of New York and shall inure to the benefit of the Administrative Agent, each Bank and their respective successors in title and assigns permitted under the Loan Agreement, and shall be binding on the Subsidiary Guarantor and the Subsidiary Guarantor’s successors in title, assigns and legal representatives, provided that the Subsidiary Guarantor may not assign, transfer or delegate any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and all of the Banks (and any attempted such assignment without such consent shall be null and void).  The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement.  The invalidity or unenforceability of any one or more sections of this Subsidiary Guaranty shall not affect the validity or enforceability of its remaining provisions.  Captions are for ease of reference only and shall not affect the meaning of the relevant provisions.  The meanings of all defined terms used in this Subsidiary Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

17.                               WAIVER OF JURY TRIAL.  EXCEPT TO THE EXTENT SUCH WAIVER IS EXPRESSLY PROHIBITED BY LAW, THE SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY JURISDICTION AND IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS SUBSIDIARY GUARANTY, THE OBLIGATIONS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, AMONG THE SUBSIDIARY GUARANTOR, THE BORROWER, THE ADMINISTRATIVE AGENT AND/OR THE BANKS.  THIS WAIVER OF JURY TRIAL SHALL BE EFFECTIVE FOR EACH AND EVERY DOCUMENT EXECUTED BY THE SUBSIDIARY GUARANTOR, THE ADMINISTRATIVE AGENT OR THE BANKS AND DELIVERED TO THE ADMINISTRATIVE AGENT OR THE BANKS, AS THE CASE MAY BE, WHETHER OR NOT SUCH DOCUMENTS SHALL CONTAIN SUCH A WAIVER OF JURY TRIAL.  THE SUBSIDIARY GUARANTOR CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Subsidiary Guarantor has executed and delivered this Subsidiary Guaranty as of the date first above written.

[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

EXHIBIT J-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Revolving Loan Agreement dated as of January 14, 2016 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among AvalonBay Communities, Inc., a Maryland corporation (the “Borrower”), the banks party thereto (each a “Bank” and collectively, the “Banks”) and Bank of America, N.A., as administrative agent for the Banks (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 3.10(e) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date:            , 20[  ]

J-1-1

EXHIBIT J-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Revolving Loan Agreement dated as of January 14, 2016 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among AvalonBay Communities, Inc., a Maryland corporation (the “Borrower”), the banks party thereto (each a “Bank” and collectively, the “Banks”) and Bank of America, N.A., as administrative agent for the Banks (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 3.10(e) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:            , 20[  ]

J-2-1

EXHIBIT J-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Revolving Loan Agreement dated as of January 14, 2016 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among AvalonBay Communities, Inc., a Maryland corporation (the “Borrower”), the banks party thereto (each a “Bank” and collectively, the “Banks”) and Bank of America, N.A., as administrative agent for the Banks (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 3.10(e) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:            , 20[  ]

J-3-1

EXHIBIT J-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fourth Amended and Restated Revolving Loan Agreement dated as of January 14, 2016 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among AvalonBay Communities, Inc., a Maryland corporation (the “Borrower”), the banks party thereto (each a “Bank” and collectively, the “Banks”) and Bank of America, N.A., as administrative agent for the Banks (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 3.10(e) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

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Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date:            , 20[  ]

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EXHIBIT K

FORM OF RATABLE LOAN NOTICE

Date:             ,

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Fourth Amended and Restated Credit Agreement, dated as of January 14, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement;” the terms defined therein being used herein as therein defined), among AvalonBay Communities, a Maryland corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐  A borrowing of Ratable Loans                                                                                                          ☐  A Conversion or Continuation of Loans

1.                                                                                      On                                                                                                                                                                                                                                                                                (a Business Day).

2.                                                                                      In the amount of $                                                                                                                                                                           .

3.                                                                                      Comprised of                                                                                                                                                                                                        .

[type of Ratable Loan requested]

4.                                      For LIBOR Loans:  with an Interest Period of [       days][      months].

The borrowing of Ratable Loans, if any, requested herein complies with the requirements of the first sentence of Section 2.01(b) of the Loan Agreement.

AVALONBAY COMMUNITIES, INC.

By:

Name:

Title:

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